                                                       REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                           COMMERCE BANCSHARES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       MISSOURI                      6712                  43-0889454
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                                                        (I.R.S. EMPLOYER
    (STATE OR OTHER                                    IDENTIFICATION NO.)
    JURISDICTION OF
   INCORPORATION OR
     ORGANIZATION)

                                  1000 WALNUT
                          KANSAS CITY, MISSOURI 64106
                                (816) 234-2000
  (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           J. DANIEL STINNETT, ESQ.
                           VICE PRESIDENT, SECRETARY
                              AND GENERAL COUNSEL
                           COMMERCE BANCSHARES, INC.
                                  1000 WALNUT
                          KANSAS CITY, MISSOURI 64106
                                (816) 234-2350
                              FAX: (816) 234-2333
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
       DENNIS P. WILBERT, ESQ.                C. ROBERT MONROE, ESQ.
    BLACKWELL SANDERS MATHENY WEARY &      STINSON, MAG & FIZZELL, P.C.
              LOMBARDI L.C.                   1201 WALNUT, SUITE 2800
         TWO PERSHING SQUARE                KANSAS CITY, MISSOURI 64108
        2300 MAIN, SUITE 1100                     (816) 691-1351
     KANSAS CITY, MISSOURI 64108                FAX: (816) 691-3494
           (816) 274-6815
         FAX: (816) 274-6914

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement is declared effective and all other conditions to the Merger and Acquisition (as defined herein) have been satisfied or waived.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                PROPOSED       PROPOSED
       TITLE OF EACH                            MAXIMUM         MAXIMUM      AMOUNT OF
 CLASS OF SECURITIES TO BE    AMOUNT TO BE   OFFERING PRICE    AGGREGATE    REGISTRATION
        REGISTERED             REGISTERED      PER UNIT*    OFFERING PRICE*     FEE
----------------------------------------------------------------------------------------
 Common Stock, par value
  $5.00 per share.......    1,048,493 shares     $18.39       $19,282,000      $5,843

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* Pursuant to Rule 457(f)(2) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price represents the book value of the maximum amount of
  (i) common stock, $1.00 par value per share, and preferred stock, $55.00 par value per share, of Shawnee Bank Shares, Inc. and (ii) common stock, $10.00 par value per share, of The Shawnee State Bank estimated to be outstanding immediately prior to, and to be canceled in, the Merger and Acquisition as
  of       , 1997.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                           COMMERCE BANCSHARES, INC.

              CROSS REFERENCE SHEET FOR PROSPECTUS/PROXY STATEMENT

 FORM S-4 REGISTRATION STATEMENT ITEM   LOCATION IN PROSPECTUS/PROXY STATEMENT
 ------------------------------------   --------------------------------------
  1. Forepart of Registration
      Statement and Outside Front       Facing page, Cross Reference
      Cover Page of Prospectus.......    Sheet; Cover Page of
                                         Prospectus/Proxy Statement.
  2. Inside Front and Outside Back
      Cover Pages of Prospectus......   Available Information;
                                         Incorporation by Reference.
  3. Risk Factors, Ratio of Earnings
      to Fixed Charges and Other
      Information....................   Summary.
  4. Terms of the Transaction........   Summary; The Merger and
                                         Acquisition.
  5. Pro Forma Financial
      Information....................   Not Applicable.
  6. Material Contacts with the
      Company Being Acquired.........   The Merger and Acquisition.
  7. Additional Information Required
      for Reoffering by Persons and
      Parties Deemed to be
      Underwriters...................   Not Applicable.
  8. Interests of Named Experts and
      Counsel........................   Not Applicable.
  9. Disclosure of Commission
      Position on Indemnification for
      Securities Act Liabilities.....   Not Applicable.
 10. Information with Respect to S-3
      Registrants....................   Incorporation by Reference.
 11. Incorporation of Certain
      Information by Reference.......   Incorporation by Reference.
 12. Information with Respect to S-2
      or S-3 Registrants.............   Not Applicable.
 13. Incorporation of Certain
      Information by Reference.......   Not Applicable.
 14. Information with Respect to
      Registrants Other Than S-3 or
      S-2 Registrants................   Not Applicable.
 15. Information with Respect to S-3
      Companies......................   Not Applicable.
 16. Information with Respect to S-2
      or S-3 Companies...............   Not Applicable.
 17. Information with Respect to
      Companies Other than S-2 or S-3   Summary--The Companies;
      Companies......................    --Comparative Stock Prices;
                                         --Comparative Per Share Data;
                                         --Pro Forma and Selected
                                         Financial Data; Management's
                                         Discussion and Analysis of
                                         Consolidated Financial Condition
                                         and Results of Operations;
                                         Financial Statements of Shawnee
                                         Bank Shares, Inc. and
                                         Subsidiary.

             FORM S-
  4 REGISTRATION STATEMENT ITEM    LOCATION IN PROSPECTUS/PROXY STATEMENT
  -----------------------------    --------------------------------------
 18. Information if Proxies,
      Consents or Authorizations   General Information as to the
      Are to Be Solicited.......    Special Meeting--Solicitation
                                    and Revocation of Proxies;--
                                    Voting of Proxies, Persons
                                    Entitled to Vote, and Vote
                                    Required; Securities Ownership
                                    of Shawnee Common Stock and Bank
                                    Stock; The Merger and
                                    Acquisition--Interests of
                                    Certain Persons in the Merger
                                    and Acquisition; Rights of
                                    Dissenting Shareholders;
                                    Incorporation by Reference.
 19. Information if Proxies,
      Consents or Authorizations
      Are Not to Be Solicited or
      in an Exchange Offer......   Not Applicable.

                                                               February  , 1997

Dear Shawnee Bank Shares, Inc. Shareholder:

  You are cordially invited to attend the Special Meeting of Shareholders of
Shawnee Bank Shares, Inc. ("Shawnee") which will be held at          , on
    ,      , 1997, commencing at    p.m., local time. At this important
meeting, holders of common stock of Shawnee will be asked to consider and vote on a proposal relating to the merger of Shawnee with and into CBI-Kansas, Inc., a wholly-owned subsidiary of Commerce Bancshares, Inc. Holders of preferred stock of Shawnee do not have the right to vote on the proposal, but are encouraged to attend the meeting.

  This merger is subject to certain required regulatory approvals and other conditions. The merger will be consummated shortly after the necessary regulatory approvals are obtained and other conditions to the merger are satisfied or waived. Under Kansas law, holders of common stock and preferred stock of Shawnee have dissenters' rights of appraisal with respect to the merger.

  The enclosed Prospectus/Joint Proxy Statement describes the terms of the acquisition in more detail. You should review the Prospectus/Joint Proxy Statement carefully. Your board of directors has carefully reviewed and considered the terms and conditions of the acquisition and believes that it is fair and in the best interests of Shawnee and its shareholders and unanimously recommends that shareholders vote "for" the proposal.

  A majority vote of all outstanding shares of Shawnee common stock is required to approve the acquisition. To ensure your shares will be represented at the meeting, whether or not you plan to attend, I urge you to promptly sign, date and mail your proxy in the enclosed self-addressed envelope, which requires no postage. You may cancel your proxy by attending the meeting and voting in person.

                                          Sincerely,

                                          Ronald H. Pflumm
                                          President and Chief Executive
                                           Officer

                           SHAWNEE BANK SHARES, INC.

To the Shareholders of Shawnee Bank Shares, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of the shareholders of Shawnee
Bank Shares, Inc. ("Shawnee") will be held at          , on       , 1997,
commencing at    p.m., local time (the "Special Meeting"). At the Special
Meeting, shareholders will be asked to consider and vote upon the following matter, which is more fully described in the accompanying Prospectus/Joint Proxy Statement:

    A proposal to approve the Agreement and Plan of Reorganization, dated as of January 16, 1997 (the "Acquisition Agreement"), by and among Commerce Bancshares, Inc., CBI-Kansas, Inc., Shawnee Bank Shares, Inc. and The Shawnee State Bank, a copy of which is attached as Annex A to the accompanying Prospectus/Joint Proxy Statement. Pursuant to the Acquisition Agreement, Shawnee will be merged with and into CBI-Kansas, Inc.

  Holders of Shawnee common stock of record at the close of business on
      , 1997, will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the Acquisition Agreement, which is a condition to the consummation of the transactions contemplated by the Acquisition Agreement, requires the affirmative vote of the holders of a majority of the outstanding shares of Shawnee common stock. Pursuant to K.S.A. (S) 17-6712, Kansas law provides that Shawnee shareholders are entitled to dissenters' rights.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE ACQUISITION AGREEMENT.

                                          By Order of the Board of Directors

                                          Corporate Secretary

Shawnee, Kansas
     , 1997

                                                               February  , 1997

Dear The Shawnee State Bank Shareholder:

  You are cordially invited to attend the Special Meeting of Shareholders of
The Shawnee State Bank (the "Bank") which will be held at          , on     ,
     , 1997, commencing at    p.m., local time. At this important meeting,
holders of common stock of the Bank will be asked to consider and vote on a proposal relating to the acquisition of the Bank's assets and liabilities by CBI-Kansas, Inc., a wholly-owned subsidiary of Commerce Bancshares, Inc., and the subsequent liquidation of the Bank.

  This acquisition is subject to certain required regulatory approvals and other conditions. The acquisition will be consummated shortly after the necessary regulatory approvals are obtained and other conditions to the acquisition are satisfied or waived. Under Kansas law, you do not have dissenters' rights of appraisal with respect to the acquisition.

  The enclosed Prospectus/Joint Proxy Statement describes the terms of the acquisition in more detail. You should review the Prospectus/Joint Proxy Statement carefully. Your board of directors has carefully reviewed and considered the terms and conditions of the acquisition and believes that it is fair and in the best interests of the Bank and its shareholders and unanimously recommends that shareholders vote "for" the proposal.

  A two-thirds majority vote of all outstanding shares of Bank common stock is required to approve the acquisition. To ensure your shares will be represented at the meeting, whether or not you plan to attend, I urge you to promptly sign, date and mail your proxy in the enclosed self-addressed envelope, which requires no postage. You may cancel your proxy by attending the meeting and voting in person.

                                          Sincerely,

                                          R. Nicholas Pflumm
                                          President and Chief Executive
                                           Officer

                            THE SHAWNEE STATE BANK

To the Shareholders of The Shawnee State Bank:

  NOTICE IS HEREBY GIVEN that a Special Meeting of the shareholders of The
Shawnee State Bank (the "Bank") will be held at          , on      , 1997,
commencing at    p.m., local time (the "Special Meeting"). At the Special
Meeting, shareholders will be asked to consider and vote upon the following matter, which is more fully described in the accompanying Prospectus/Joint Proxy Statement:

    A proposal to approve the Agreement and Plan of Reorganization, dated as of January 16, 1997 (the "Acquisition Agreement"), by and among Commerce Bancshares, Inc., CBI-Kansas, Inc., Shawnee Bank Shares, Inc. and The Shawnee State Bank, a copy of which is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus. Pursuant to the Acquisition Agreement, CBI-Kansas, Inc. will acquire the assets and assume the liabilities of the Bank in exchange for shares of common stock of Commerce Bancshares, Inc. The Bank will then be liquidated and the shares of Commerce Common Stock owned by the Bank will be distributed to the Bank shareholders.

  Shareholders of record at the close of business on      , 1997, will be
entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the Acquisition Agreement, which is a condition to the consummation of the transactions contemplated by the Acquisition Agreement, requires the affirmative vote of the holders of a two-thirds majority of the outstanding shares of Bank common stock. Pursuant to K.S.A. (S) 17-6712, Kansas law provides that Bank shareholders are not entitled to dissenters' rights.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE ACQUISITION AGREEMENT.

                                          By Order of the Board of Directors

                                          Corporate Secretary

Shawnee, Kansas
     , 1997

                                 PROSPECTUS OF
                           COMMERCE BANCSHARES, INC.
                          1,048,493 COMMON SHARES OF
                                $5.00 PAR VALUE

                               ----------------

                           JOINT PROXY STATEMENT OF
             SHAWNEE BANK SHARES, INC. AND THE SHAWNEE STATE BANK

                               ----------------

  This Prospectus/Joint Proxy Statement relates to the issuance of up to 1,048,493 shares of $5.00 par value common stock (the "Commerce Common Stock") of Commerce Bancshares, Inc. ("Commerce"), in exchange for (i) shares of $1.00 par value common stock and $55.00 par value preferred stock (together, the "Shawnee Stock") of Shawnee Bank Shares, Inc. ("Shawnee") in the merger described herein, pursuant to which Shawnee will be merged into CBI-Kansas, Inc. ("CBI") a wholly-owned subsidiary of Commerce (the "Merger") and (ii) shares of $10.00 par value common stock of The Shawnee State Bank ("Bank") pursuant to which the assets and liabilities of Bank will be acquired by CBI and Bank will be liquidated (the "Acquisition").

  This Prospectus/Joint Proxy Statement is also a proxy statement furnished at the direction of the Boards of Directors of Shawnee and Bank in connection with the solicitation of proxies from their shareholders to be voted at
special meetings of shareholders of Shawnee and Bank to be held on      ,
1997, and at any adjournment thereof, for the purpose of considering and voting upon approval of the acquisition agreement described herein.

                               ----------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  COMMISSION OR ANY STATE SECURITIES  COMMISSION PASSED UPON THE ACCURACY OR
   ADEQUACY  OF THIS PROSPECTUS/JOINT  PROXY STATEMENT. ANY  REPRESENTATION
    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  The date of this Prospectus/Joint Proxy Statement is      , 1997, and it is
first being mailed on or about      , 1997.

                             AVAILABLE INFORMATION

  Commerce is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the offices of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Room 1400, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov.

  Commerce has filed a Registration Statement on Form S-4 with the SEC with respect to the Commerce Common Stock to be issued in connection with the Acquisition. This Prospectus/Joint Proxy Statement (the "Prospectus") does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available at the SEC for inspection and copying as set forth above.

                               ----------------

                          INCORPORATION BY REFERENCE

  This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of such documents relating to Commerce, and the exhibits to such documents, are available without charge to each person to whom a copy of this Prospectus has been delivered upon written or oral request of any such person, from Commerce Bancshares, Inc., 1000 Walnut, P.O. Box 13686, Kansas City, Missouri 64106, Attention: J. Daniel Stinnett, Telephone Number: (816) 234-2350. In Order to ensure timely delivery of the
documents, any request should be made by      , 1997.

  The following documents filed by Commerce with the SEC are hereby incorporated by reference herein:

    (a) Commerce's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

    (b) Commerce's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996.

    (c) The description of the Commerce Common Stock set forth in the Form 8-A Registration Statement as filed with the Commission on February 26, 1968, as supplemented by the Form 8-A Registration Statement as filed with the Commission on August 31, 1988 and as amended by Form 8-A12G/A as filed with the Commission on June 10, 1996.

  All documents subsequently filed by Commerce pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this Prospectus from the date of filing such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified, to constitute a part of this Prospectus.

                               ----------------

  No person is authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or solicitation of an offer to purchase, the securities offered by this prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of the securities pursuant to this Prospectus shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Prospectus.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
AVAILABLE INFORMATION....................................................   2
INCORPORATION BY REFERENCE...............................................   2
SUMMARY..................................................................   6
  The Companies..........................................................   6
  Shawnee Special Meeting................................................   6
  The Bank Special Meeting...............................................   7
  The Merger and Acquisition.............................................   7
  Stock Certificates; Dividend Withholding...............................   8
  Conditions to the Merger and Acquisition...............................   8
  Recommendation of the Boards of Directors; Interests of Certain Per-
   sons..................................................................   8
  Voting Agreements......................................................   8
  Dissenters' Rights of Appraisal........................................   8
  Accounting Treatment...................................................   9
  Federal Income Tax Consequences........................................   9
  Comparative Stock Prices...............................................   9
  Comparative Per Share Data.............................................  10
  Pro Forma and Selected Financial Data..................................  11
THE COMPANIES............................................................  12
SHAWNEE SPECIAL MEETING..................................................  12
  Purpose of the Special Meeting.........................................  12
  Solicitation and Revocation of Proxies.................................  12
  Voting of Proxies, Persons Entitled to Vote, and Vote Required.........  13
BANK SPECIAL MEETING.....................................................  13
  Purpose of the Special Meeting.........................................  13
  Solicitation and Revocation of Proxies.................................  13
  Voting of Proxies, Persons Entitled to Vote, and Vote Required.........  13
THE MERGER AND ACQUISITION...............................................  14
  General................................................................  14
  Conversion of Shawnee Stock............................................  14
  Conversion of Bank Stock...............................................  15
  Exchange of Stock Certificates.........................................  15
  Fractional Shares......................................................  15
  Background of Negotiations.............................................  15
  Reasons for the Merger and Acquisition.................................  16
  Operations and Management After the Merger.............................  17
  Conditions to the Merger and Acquisition...............................  18
  Conduct of Business Pending the Merger and Acquisition.................  18
  No Solicitation........................................................  18
  Waiver and Amendment...................................................  18
  Possible Termination of the Merger.....................................  18
  Effective Time.........................................................  19
  Interests of Certain Persons in the Merger and Acquisition.............  19
  Voting Agreements......................................................  19
  Federal Securities Laws Consequences...................................  19
  Rights of Dissenting Shareholders......................................  19
  Transactions Between Commerce and Shawnee or the Bank..................  20
  Accounting Treatment...................................................  20


                                                                          PAGE
                                                                          ----
FEDERAL INCOME TAX CONSEQUENCES.........................................   21
SECURITY OWNERSHIP OF SHAWNEE COMMON STOCK AND BANK STOCK...............   22
  Shawnee Common Stock Ownership of Management and Certain Beneficial
   Owners...............................................................   22
  The Bank Stock Ownership of Management and Certain Beneficial Owners..   24
DIFFERENCES IN RIGHTS OF SHAREHOLDERS...................................   25
  General...............................................................   25
  Number of Directors and Term..........................................   25
  Removal of Directors..................................................   26
  Voting................................................................   26
  Dividends and Liquidation Preference..................................   26
  Preemptive Rights.....................................................   26
  Special Meetings......................................................   26
  Indemnification; Limitation of Liability..............................   27
  Shareholder Inspection................................................   27
  Amendment of Articles of Incorporations...............................   27
  Amendment of Bylaws...................................................   28
  Notice of Shareholder Proposals; Nominations of Directors.............   28
  Shareholders' Vote for Mergers........................................   28
  Appraisal Rights......................................................   29
  Anti-takeover Statutes................................................   29
  Preferred Share Purchase Rights Plan..................................   30
MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS .............................................   31
LEGAL OPINION...........................................................   38
EXPERTS.................................................................   38
  Independent Public Accountants for Commerce Bancshares, Inc...........   38
  Independent Public Accountants for Shawnee Bank Shares, Inc...........   38
SHAREHOLDER PROPOSALS...................................................   38
INDEX TO FINANCIAL STATEMENTS OF SHAWNEE BANK SHARES, INC...............  F-1
EXHIBITS
Annex A--Copy of Acquisition Agreement
Annex B--Rights of Shareholders Dissenting from the Proposed Merger

                                    SUMMARY

  The following is a brief summary of certain information in this Prospectus/Joint Proxy Statement (the "Prospectus"). This summary is not intended to be complete and it is qualified in all respects by the information appearing elsewhere in or incorporated by reference in this Prospectus, the Annexes hereto and the documents referred to herein.

THE COMPANIES

  Commerce Bancshares, Inc., ("Commerce") is a registered multi-bank holding company which owns substantially all of the outstanding capital stock of two national banking associations located in Missouri, one national banking association located in Illinois, two national banking associations located in Kansas, a credit card bank in Omaha, Nebraska, a mortgage banking company, a credit life insurance company, a small business investment company, a property and casualty insurance agency and a company primarily engaged in holding bank-related real property. The principal assets of Commerce are represented by its banking subsidiaries. The business of Commerce consists primarily of ownership, supervision and control of its subsidiaries, including providing advice, counsel and specialized services in various fields of financial and banking policy and operations. The total assets of Commerce, on a consolidated basis as of September 30, 1996, were approximately $9.4 billion and net income for the nine months ended September 30, 1996, was approximately $87.1 million. (See "SUMMARY--Pro Forma and Selected Financial Data"). The principal executive offices of Commerce are at the Commerce Bank Building, 1000 Walnut, Kansas City, Missouri 64106 (telephone number (816) 234-2000).

  Shawnee Bank Shares, Inc. ("Shawnee") is a registered bank holding company headquartered in Shawnee, Kansas. Shawnee owns approximately eighty-four percent (84%) of the issued and outstanding common stock of The Shawnee State Bank (the "Bank"), a Kansas state bank, located in Shawnee, Kansas. The total assets of Shawnee and the Bank on a consolidated basis, as of September 30, 1996, were approximately $200.2 million and net income for the nine months ended September 30, 1996, was approximately $1.7 million. (See "SUMMARY--Pro Forma and Selected Financial Data"). The principal executive offices of Shawnee and the Bank are at 11101 Johnson Drive, Shawnee, Kansas 66203 (telephone number (913) 631-6300).

  CBI-Kansas, Inc. ("CBI") is a wholly-owned subsidiary of Commerce. Pursuant to the Agreement and Plan of Reorganization among Commerce, Shawnee, the Bank and CBI dated January 16, 1997 (the "Acquisition Agreement"), Shawnee will be merged into CBI and CBI will acquire the assets and assume the liabilities of the Bank.

SHAWNEE SPECIAL MEETING

  A special meeting of the shareholders of Shawnee will be held at in Shawnee, Kansas on , , 1997, at a.m., local time (the "Shawnee Special Meeting"), for the purpose of approving the Acquisition Agreement.

  Only holders of record of Shawnee common stock, par value $1.00 per share
("Shawnee Common Stock") at the close of business on      , 1997, will be
entitled to notice of and to vote at the Shawnee Special Meeting. Holders of Shawnee preferred stock, par value $55 per share ("Shawnee Preferred Stock") are not entitled to vote at the Shawnee Special Meeting. At the Shawnee Special Meeting, each holder of Shawnee Common Stock will be entitled to one vote for each share held, and the affirmative vote of a majority of the outstanding shares of Shawnee Common Stock is required to approve the Acquisition Agreement. Abstentions and failures to vote will have the same
effect as votes cast against approval of the Acquisition Agreement. On      ,
1997, directors and executive officers of Shawnee beneficially owned approximately 82% of the outstanding shares of Shawnee Common Stock. All directors of Shawnee owning Shawnee Stock have indicated they intend to vote in favor of the Acquisition Agreement.

THE BANK SPECIAL MEETING

  A special meeting of the shareholders of the Bank will be held at      in
Shawnee, Kansas on     ,      , 1997, at   a.m., local time (the "Bank Special
Meeting"), for the purpose of approving the Acquisition Agreement. Only holders of record of the Bank common stock, par value $10 per share ("Bank Stock"), at
the close of business on      , 1997, will be entitled to notice of and to vote
at the Bank Special Meeting. At the Bank Special Meeting, each holder will be entitled to one vote for each share held, and the affirmative vote of a two-thirds majority of the outstanding shares of Bank Stock is required to approve the Acquisition Agreement. Abstentions and failures to vote will have the same
effect as votes cast against approval of the Acquisition Agreement. On      ,
1997, directors and executive officers of the Bank beneficially owned less than 1% of the outstanding shares of Bank Stock. All directors of the Bank owning Bank Stock have indicated they intend to vote in favor of the Acquisition Agreement.

THE MERGER AND ACQUISITION

  Commerce, CBI, Shawnee and the Bank have entered into the Acquisition Agreement, a copy of which is attached hereto as Annex A, pursuant to which (i) Shawnee will be merged with and into CBI, which will be the surviving corporation, and (ii) CBI will acquire the assets and liabilities of the Bank.

  As more fully set forth below, the Acquisition Agreement provides, generally, that each of the shares of Shawnee Stock outstanding immediately prior to the Effective Time (as defined in the Acquisition Agreement) of the Merger will be converted into the right to receive shares of Commerce common stock, par value $5.00 per share ("Commerce Common Stock") in the Merger.

  As more fully set forth below, the Acquisition Agreement also provides that CBI will acquire the assets and assume the liabilities of the Bank at the Effective Time. In exchange, the Bank will receive shares of Commerce Common Stock which will be distributed to the shareholders of the Bank (other than Commerce, CBI and Shawnee) in a liquidation of the Bank.

  The Acquisition Agreement provisions are intended, within certain limits, to maintain the value of the stock consideration in the Merger and Acquisition from fluctuations in the Commerce Common Stock price (the "Commerce Stock Price"). The conversion ratio (the number of shares of Commerce Common Stock issuable for a share of Shawnee Stock or Bank Stock) varies, to the extent the Commerce Stock is within a range (a so-called "collar"), so that the value of the Commerce Common Stock issuable in the Merger and Acquisition is maintained at approximately $725 per share of Shawnee Common Stock, $55 per share of Shawnee Preferred Stock and $388.50 per share of Bank Stock if the Commerce Stock Price is between the collar prices of $38.15 and $42.50. If the Commerce Stock Price moves above or below the collar, then the conversion ratio becomes fixed and the market value of the Commerce Common Stock issuable in the Merger and Acquisition will total more or less than the amounts set forth above. See "THE MERGER AND ACQUISITION--Conversion of Shawnee Stock; Conversion of Bank Stock."

  Fractional shares of Commerce Common Stock will not be issued in connection with the Merger and Acquisition. Holders of Shawnee Stock or Bank Stock otherwise entitled to a fractional share will be paid the value of the fractional share in cash.

STOCK CERTIFICATES; DIVIDEND WITHHOLDING

  Shareholders of Shawnee and the Bank, other than those Shawnee shareholders who perfect their dissenters' rights of appraisal, must surrender the certificates for their shares of Shawnee Stock or Bank Stock to Commerce, and inform Commerce of their federal taxpayer identification number, before receiving a certificate for the number of shares of Commerce Common Stock to which such shareholders are entitled. Until a Shawnee shareholder or Bank shareholder surrenders the certificates for his Shawnee Stock or Bank Stock, as the case may be, and informs Commerce of his or her federal taxpayer identification number, Commerce may withhold the payment of any or all dividends which would otherwise be payable to such shareholder as a shareholder of Commerce. (See "THE MERGER AND ACQUISITION--Exchange of Stock Certificates.")

CONDITIONS TO THE MERGER AND ACQUISITION

  The Merger and Acquisition are subject to certain conditions, including approval of the Acquisition Agreement by the shareholders of Shawnee and the Bank and by appropriate state and federal banking authorities. Applications have been filed with appropriate federal banking authorities seeking their approval of the Merger and Acquisition. See "THE MERGER AND ACQUISITION-- Conditions to the Merger and Acquisition."

RECOMMENDATION OF THE BOARDS OF DIRECTORS; INTERESTS OF CERTAIN PERSONS

  The Boards of Directors of Shawnee and the Bank believe that the Merger and Acquisition are in the best interests of Shawnee and the Bank and their shareholders and unanimously recommend that their respective shareholders vote FOR the approval of the Acquisition Agreement. Certain members of the management and Boards of Directors of Shawnee and the Bank have interests in the Merger and Acquisition that are in addition to the interests of shareholders of Shawnee and the Bank generally. See "THE MERGER AND ACQUISITION--Reasons for the Merger and Acquisition;--Interests of Certain Persons in the Merger and Acquisition."

VOTING AGREEMENTS

  In addition to and contemporaneously with the Acquisition Agreement, Commerce executed separate voting agreements (the "Voting Agreements") with certain of the controlling shareholders of Shawnee, pursuant to which such controlling shareholders agreed that they will vote or cause to be voted all of the shares of Shawnee Common Stock then beneficially owned by them for approval of the Acquisition Agreement at the Shawnee Special Meeting. As of the Shawnee record date, such controlling shareholders owned beneficially an aggregate of 36,686 shares of Shawnee Common Stock, or approximately 81.66% of the issued and outstanding shares. In addition, the Board of Directors of Shawnee has indicated that it will vote all if its shares of Bank Stock held by Shawnee for approval of the Acquisition Agreement at the Bank Special Meeting. As of the Bank record date, Shawnee owned 83,445 shares of Bank Stock or approximately 84% of the issued and outstanding shares. See "THE MERGER AND ACQUISITION-- Voting Agreements."

DISSENTERS' RIGHTS OF APPRAISAL

  Holders of Shawnee Stock who are opposed to the Merger have the right to dissent from the Merger in accordance with Section 17-6712 of the Kansas General Corporation Code ("KGCC") which provides that a shareholder shall be entitled to receive the fair value of his shares as of the day prior to the day on which the Merger is approved by the other shareholders if such shareholder:
(1) delivers a written demand for appraisal of such shares to Shawnee prior to the vote on the Acquisition Agreement at the Shawnee Special Meeting; (2) does not vote in favor of the Merger; and (3) makes written demand for payment of the fair value of his shares within twenty (20) days after receiving notice that the Merger became effective. (See "THE MERGER AND ACQUISITION--Rights of Dissenting Shareholders.")

  The Bank shareholders do not have dissenters' rights.

ACCOUNTING TREATMENT

  The Merger and Acquisition will be treated by Commerce as a pooling of interests for accounting purposes.

FEDERAL INCOME TAX CONSEQUENCES

  The Merger and acquisition are intended to qualify as reorganizations under
Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). Blackwell Sanders Matheny Weary & Lombardi L.C. will deliver as a condition of closing of the Merger and Acquisition an opinion, based upon certain customary assumptions and representations, to the effect that, for Federal income tax purposes, no gain or loss will be recognized by either the Shawnee or Bank shareholders as a result of the Merger and Acquisition to the extent they receive Commerce stock solely in exchange for their Shawnee Stock or Bank Stock, as the case may be. With respect to Shawnee Stock exchanged for cash as the result of the exercise of dissenters' rights, the exchange will treated as a sale, and normal recognition and gain and loss treatment will apply. For a more complete description of the federal income tax consequences, see "FEDERAL INCOME TAX CONSEQUENCES."

COMPARATIVE STOCK PRICES

  Shares of Commerce Common Stock are traded in the over-the-counter market and are listed on the NASDAQ Stock Market, Inc. ("NASDAQ"), National Market System. The last sale price of Commerce Common Stock as reported on NASDAQ on January 15, 1997 (the last trading day preceding the execution of the Acquisition Agreement, which was also the date preceding the announcement of the execution of the Acquisition Agreement), was $46.50. The last sale price for Commerce
Common Stock as reported by NASDAQ on       , 1997 (the most recent date for
which it was practicable to obtain market price data prior to the printing of
this Prospectus), was $   .

  As of       , 1997, there were     and     holders of record of Shawnee
Common Stock and Shawnee Preferred, respectively. There is no established trading market for the shares of Shawnee Stock and there has been limited trading of Shawnee Stock. Management has reviewed available records of purchases and sales of Shawnee Stock and since January 1994 there have been sixteen sales of Shawnee Common Stock at prices ranging from $300 to $350 per share, and one sale of Shawnee Preferred Stock for $55 per share.

  As of       , 1997, there were     holders of record of Bank Stock. There is
no established trading market for the shares of Bank Stock and there has been limited trading of Bank Stock. Management has reviewed available records of purchases and sales of Bank Stock and since January 1994 there have been two sales of Bank Stock at prices of $106 and $200 per share.

                           COMPARATIVE PER SHARE DATA

  The following table sets forth per share data of Commerce, Shawnee and the Bank on both an historical basis and on a pro forma basis for Shawnee and the Bank. This table should be read in conjunction with the historical consolidated financial statements and notes thereto for Commerce incorporated herein by reference, and for Shawnee and the Bank contained herein. Pro forma combined and equivalent pro forma per share data reflect the combined results of Commerce, Shawnee and the Bank presented as though they were one company for all periods shown. Pro forma and equivalent pro forma cash dividends paid per share reflect Commerce's cash dividends paid in the periods indicated. The pro forma amounts do not include any adjustments for estimated operating efficiencies or revenue enhancements resulting from the Merger and Acquisition.

  The following pro forma and equivalent pro forma information is based on the estimated exchange ratios of 17.0513, 1.197 and 9.136 shares of Commerce Common Stock for each share of Shawnee Common Stock, Shawnee Preferred Stock and Bank Stock, respectively, which are the exchange ratios that would have applied had the Effective Time been February 7, 1997. The actual exchange ratio depends in part on the Commerce Common Stock price at closing. See "THE MERGER AND ACQUISITION--Conversion of Shawnee Stock;--Conversion of Bank Stock."

                                        HISTORICAL                             EQUIVALENT PRO FORMA
                          --------------------------------------           ----------------------------
                                                                                SHAWNEE
                                   SHAWNEE BANK SHARES                        BANK SHARES
                          --------------------------------------           -----------------
                                                       SHAWNEE   PRO FORMA                    SHAWNEE
                          COMMERCE* COMMON  PREFERRED STATE BANK COMMERCE  COMMON  PREFERRED STATE BANK
                          --------- ------- --------- ---------- --------- ------- --------- ----------
Net income per common equivalent
 share:
 Twelve months ended:
 December 31, 1995......   $ 2.71   $ 41.28     --     $ 23.19    $ 2.71   $ 46.15  $ 3.24    $ 24.72
 December 31, 1994......     2.59     42.12     --       23.42      2.58     44.06    3.09      23.61
 December 31, 1993......     2.37     38.07     --       21.36      2.37     40.39    2.84      21.64
 Nine months ended:
 September 30, 1996.....     2.26     36.90     --       20.68      2.26     38.56    2.71      20.66
 September 30, 1995.....     2.00     30.84     --       17.32      2.00     34.08    2.39      18.26
Cash Dividends paid per
 share:
 Twelve months ended:
 December 31, 1995......   $ 0.65   $ 10.00  $ 3.85    $  6.50    $ 0.65   $ 11.13  $ 0.78    $  5.97
 December 31, 1994......     0.57     10.00    3.85       6.00      0.57      9.72    0.68       5.21
 December 31, 1993......     0.50     10.00    3.85       5.50      0.50      8.59    0.60       4.60
 Nine months ended:
 September 30, 1996.....     0.54       --     2.89        --       0.54      9.26    0.65       4.96
 September 30, 1995.....     0.49       --     2.89        --       0.49      8.36    0.59       4.48
Book value per common share at:
 December 31, 1995......   $22.93   $364.57  $55.00    $207.91    $22.92   $390.75  $27.43    $209.36
 December 31, 1994......    19.68    333.29   55.00     191.22     19.70    335.83   23.58     179.94
 December 31, 1993......    19.37    301.18   55.00     173.80     19.35    329.93   23.16     176.78
 September 30, 1996.....    23.68    402.82   55.00     228.57     23.70    404.05   28.36     216.49
 September 30, 1995.....    22.40    365.44   55.00     208.54     22.40    381.94   26.81     204.64

-------
*Commerce information has been restated for a 5% stock dividend declared and paid in December 1996.

                     PRO FORMA AND SELECTED FINANCIAL DATA
                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE)
                                  (UNAUDITED)

  The following table presents for Commerce, Shawnee and the Bank, on an historical basis, selected consolidated financial data and unaudited pro forma combined amounts reflecting the Merger and Acquisition. The pro forma amounts assume the Merger and Acquisition had been effective during the periods presented. Pro forma per share amounts assume an exchange ratio of 17.0513,
1.197 and 9.136 shares of Commerce Common Stock for each share of Shawnee Common Stock, Shawnee Preferred Stock and Bank Stock, respectively, which are the exchange ratios that would have applied had the Effective Time been February 7, 1997. The actual exchange ratio depends in part on the Commerce Common Stock price at closing. See "THE MERGER AND ACQUISITION--Conversion of Shawnee Stock;--Conversion of Bank Stock."

                            NINE MONTHS ENDED              FOR THE YEAR ENDED DECEMBER 31,
                          --------------------- ------------------------------------------------------
                           09/30/96   09/30/95     1995       1994       1993       1992       1991
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
Net interest income and
 other income:
 Commerce*..............  $  388,863 $  361,357 $  488,895 $  435,645 $  405,947 $  356,316 $  307,750
 Shawnee Bank Shares,
  Inc...................       8,215      8,277     10,914     10,753      9,801      9,562      9,064
 The Shawnee State
  Bank..................       8,210      8,265     10,897     10,714      9,738      9,602      8,947
 Pro Forma..............  $  395,078 $  369,634 $  499,809 $  446,398 $  415,748 $  365,878 $  316,814
Net income:
 Commerce*..............  $   87,056 $   79,392 $  107,640 $   96,111 $   86,894 $   71,655 $   59,776
 Shawnee Bank Shares,
  Inc...................       1,718      1,446      1,935      1,973      1,791      1,585      1,386
 The Shawnee State
  Bank..................       2,068      1,732      2,319      2,342      2,136      1,876      1,639
 Pro Forma..............  $   89,112 $   81,120 $  109,995 $   98,464 $   89,041 $   73,552 $   61,440
Net income per common
 and common equivalent
 share:
 Commerce*..............  $     2.26 $     2.00 $     2.71 $     2.59 $     2.37 $     2.11 $     1.83
 Shawnee Bank Shares,
  Inc...................       36.90      30.84      41.28      42.12      38.07      33.45      29.06
 The Shawnee State
  Bank..................       20.68      17.32      23.19      23.42      21.36      18.76      16.39
 Pro Forma..............  $     2.26 $     2.00 $     2.71 $     2.58 $     2.36 $     2.10 $     1.83
Historical dividends
 paid per common share:
 Commerce*..............  $     0.54 $     0.49 $     0.65 $     0.57 $     0.50 $     0.46 $     0.43
 Shawnee Bank Shares,
  Inc...................        0.00       0.00      10.00      10.00      10.00      10.00      10.00
 The Shawnee State
  Bank..................        0.00       0.00       6.50       6.00       5.50       5.00       5.00
 Pro Forma..............  $     0.54 $     0.49 $     0.65 $     0.57 $     0.50 $     0.46 $     0.43
Total assets (end of
 period)
 Commerce*..............  $9,414,109 $9,155,289 $9,573,951 $8,035,574 $8,047,413 $7,541,613 $6,765,413
 Shawnee Bank Shares,
  Inc...................     200,159    189,429    194,680    195,240    195,164    182,976    175,028
 The Shawnee State
  Bank..................     200,159    189,423    194,274    195,140    194,769    182,826    174,988
 Pro Forma..............  $9,614,268 $9,344,718 $9,768,631 $8,230,814 $8,242,577 $7,724,589 $6,940,441
Long-term borrowings
 (end of period):
 Commerce*..............  $   14,233 $   15,663 $   14,562 $    6,487 $    6,894 $    7,267 $   38,106
 Shawnee Bank Shares,
  Inc...................         --         --         --         --         --         --         --
 The Shawnee State
  Bank..................         --         --         --         --         --         --         --
 Pro Forma..............  $   14,233 $   15,663 $   14,562 $    6,487 $    6,894 $    7,267 $   38,106
Total stockholders'
 equity (end of period):
 Commerce*..............  $  888,936 $  888,100 $  883,783 $  728,198 $  712,620 $  603,718 $  507,264
 Shawnee Bank Shares,
  Inc...................      19,248     17,570     17,530     16,125     14,682     13,427     12,374
 The Shawnee State
  Bank..................      22,857     20,854     20,791     19,122     17,380     15.794     14,418
 Pro Forma..............  $  911,877 $  909,039 $  904,672 $  747,412 $  730,110 $  619,697 $  521,967
Book value per common
 share (end of period):
 Commerce*..............  $    23.68 $    22.40 $    22.93 $    19.68 $    19.37 $    17.55 $    15.59
 Shawnee Bank Shares,
  Inc...................      402.82     365.44     364.57     333.29     301.18     273.09     249.64
 The Shawnee State
  Bank..................      228.57     208.54     207.91     191.22     173.80     157.94     144.18
 Pro Forma..............  $    23.70 $    22.40 $    22.92 $    19.70 $    19.35 $    17.53 $    15.61

-------
*Commerce information has been restated for a 5% stock dividend declared and paid in December 1996.

                                 THE COMPANIES

  Commerce Bancshares, Inc., ("Commerce") is a registered multi-bank holding company which owns all of the outstanding capital stock (except directors' qualifying shares) of two national banking associations located in Missouri, one national banking association located in Illinois, two national banking associations located in Kansas, a credit card bank in Omaha, Nebraska, a mortgage banking company, a credit life insurance company, a small business investment company, a property and casualty insurance agency and a company primarily engaged in holding bank-related real property. The principal assets of Commerce are represented by its banking subsidiaries. The business of Commerce consists primarily of ownership, supervision and control of its subsidiaries, including providing advice, counsel and specialized services in various fields of financial and banking policy and operations. The total assets of Commerce, on a consolidated basis as of September 30, 1996, were approximately $9.4 billion and net income for the nine months ended September 30, 1996, was approximately $87.1 million. (See "SUMMARY--Pro Forma and Selected Financial Data"). The principal executive offices of Commerce are at the Commerce Bank Building, 1000 Walnut, Kansas City, Missouri 64106 (telephone number (816) 234-2000).

  Shawnee Bank Shares, Inc. ("Shawnee") is a registered bank holding company headquartered in Shawnee, Kansas. Shawnee owns approximately eighty-four percent (84%) of the issued and outstanding common stock of The Shawnee State Bank (the "Bank"), a Kansas state bank, located in Shawnee, Kansas. The total assets of Shawnee and the Bank on a consolidated basis, as of September 30, 1996, were approximately $200.2 million and net income for the nine months ended September 30, 1996, was approximately $1.7 million. (See "SUMMARY--Pro Forma and Selected Financial Data"). The principal executive offices of Shawnee and the Bank are at 11101 John Drive, Shawnee, Kansas (telephone number (913) 631-6300).

  CBI-Kansas, Inc. ("CBI") is a wholly-owned subsidiary of Commerce. Pursuant to the Agreement and Plan of Reorganization among Commerce Shawnee, the Bank and CBI dated January 16, 1997 (the "Acquisition Agreement"), Shawnee will be merged into CBI and CBI will acquire the assets and assume the liabilities of the Bank.

                            SHAWNEE SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

  The purpose of the Shawnee Special Meeting is to consider and vote upon a proposal to approve the Acquisition Agreement which provides, among other things, for the merger of Shawnee with and into CBI and in which CBI will be the surviving corporation (the "Merger"). Shareholders of Shawnee will receive shares of Commerce Common Stock in the Merger.

SOLICITATION AND REVOCATION OF PROXIES

  This Prospectus is being furnished to the shareholders of Shawnee in connection with the solicitation of proxies by the Board of Directors of
Shawnee for use at the Shawnee Special Meeting to be held at    a.m., local
time, on      , 1997, at             and at any adjournment or adjournments
thereof. Any proxy given does not affect the right to vote in person at the Shawnee Special Meeting and may be revoked at any time before it is exercised; there is no formal method required for revocation.

  The cost of solicitation of proxies for the Shawnee Special Meeting will be borne by Shawnee. In addition to solicitation by mail, Shawnee may cause proxies to be solicited personally or by telephone or telegram by Shawnee's regular employees.

VOTING OF PROXIES, PERSONS ENTITLED TO VOTE, AND VOTE REQUIRED

  All shares represented by a proxy given pursuant to this solicitation will be voted as specified thereon at the Shawnee Special Meeting. If no specification is given, such shares will be voted in favor of the proposal to approve the Acquisition Agreement. The Board of Directors of Shawnee is not aware of any other business to be presented at the Shawnee Special Meeting. Should any such other business be presented at the Shawnee Special Meeting, the person or persons named in the proxy will vote the same in accordance with their judgment.

  The affirmative vote of the holders of at least a majority of the outstanding shares of Shawnee Common Stock is required to approve the Acquisition Agreement. Only holders of Shawnee Common Stock of record as of
the close of business on      , 1997, are entitled to vote at the Shawnee
Special Meeting. At the close of business on that date,     shares of Shawnee
Common Stock were outstanding. Holders of shares of Shawnee Common Stock are entitled to one vote for each share held on the record date. Holders of shares of Shawnee Preferred Stock are not entitled to vote at the Shawnee Special Meeting.

                             BANK SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

  The purpose of the Bank Special Meeting is to consider and vote upon a proposal to adopt the Acquisition Agreement which provides, among other things, for the acquisition of the assets and assumption of the liabilities of the Bank by CBI in exchange for shares of Commerce Common Stock and the subsequent liquidation of the Bank pursuant to which such shares of Commerce Common Stock will be distributed to the Bank shareholders (the "Acquisition").

SOLICITATION AND REVOCATION OF PROXIES

  This Prospectus is being furnished to the shareholders of the Bank in connection with the solicitation of proxies by the Board of Directors of the
Bank for use at the Bank Special Meeting to be held at    a.m., local time, on
     , 1997, at            , and at any adjournment or adjournments thereof.
Any proxy given does not affect the right to vote in person at the Bank Special Meeting and may be revoked at any time before it is exercised; there is no formal method required for revocation.

  The cost of solicitation of proxies for the Bank Special Meeting will be borne by the Bank. In addition to solicitation by mail, the Bank may cause proxies to be solicited personally or by telephone or telegram by the Bank's regular employees.

VOTING OF PROXIES, PERSONS ENTITLED TO VOTE, AND VOTE REQUIRED

  All shares represented by a proxy given pursuant to this solicitation will be voted as specified thereon at the Bank Special Meeting. If no specification is given, such shares will be voted in favor of the proposal to adopt the Acquisition Agreement. The Board of Directors of the Bank is not aware of any other business to be presented at the Bank Special Meeting. Should any such other business be presented at the Bank Special Meeting, the person or persons named in the proxy will vote the same in accordance with their judgment.

  The affirmative vote of the holders of a two-thirds majority of the outstanding shares of Bank Stock is required to approve the Acquisition Agreement. Only holders of Bank Stock of record as of the close of business on
     , 1997, are entitled to vote at the Bank Special Meeting. At the close of
business on that date,     shares of Bank Stock were outstanding. Holders of
shares of Bank Stock are entitled to one vote for each share held on the record date.

                          THE MERGER AND ACQUISITION

GENERAL

  The Acquisition Agreement and certain related matters are summarized below. This summary does not purport to be a complete statement of the terms and conditions of the Merger and Acquisition and is qualified in its entirety by reference to the Acquisition Agreement which is attached as Annex A to this Prospectus and is incorporated herein by reference.

  At the Effective Time, Shawnee will merge with and into CBI, the separate corporate existence of Shawnee will cease and CBI will survive and continue to exist as a wholly-owned subsidiary of Commerce. Concurrently at the Effective Time, all of the assets of the Bank will be transferred to, and all of the liabilities of the Bank will be assumed by, CBI.

  The Acquisition Agreement has been structured so that if the Average Commerce Price (defined below) is within the range of $38.15 to 42.50, then the aggregate value of Commerce Common Stock to be issued to Shawnee and Bank shareholders in the Merger and Acquisition will equal $40 million. If the Average Commerce Price is less than $38.15, the total price will be less than $40 million; if the Average Commerce Price is more than $42.50, the total price will be greater than $40 million.

  Assuming the Average Commerce Price is within the collars, the per-share value paid in Commerce Common Stock to the shareholders of Shawnee will be approximately $725 per share of Shawnee Common Stock and $55 per share of Shawnee Preferred Stock. If the Commerce Stock Price falls outside the collars, the per-share value paid to holders of Shawnee Stock will be more or less than those amounts.

  Assuming the Average Commerce Price is within the collars, the per-share value in Commerce Common Stock to be distributed to the shareholders of the Bank (excluding shares owned by Commerce and CBI) will be approximately $388.50 per share of Bank Stock. If the Commerce Stock Price falls outside the collars, the per-share value paid to the Bank will be more or less than this amount.

CONVERSION OF SHAWNEE STOCK

  At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or shareholder, each share of Shawnee Common Stock (excluding (i) shares held by Shawnee or the Bank or by Commerce or any of its subsidiaries, in each case other than in a fiduciary capacity and (ii) any shares with respect to which dissenters' rights are being exercised issued and outstanding immediately prior to the Effective Time) will be converted into that number of shares of Commerce Common Stock equal to the Common Per Share amount divided by the Average Commerce Price (as defined below). The "Common Per Share Amount" shall equal (i) $40 million, (ii) less the Preferred Per Share Amount (as defined below) multiplied by 20,941, with the result of
(i) less (ii) then (iii) multiplied by .83845, with the result then (iv) divided by 44,924. Had the Effective Time occurred on February , 1997, the most recent date for which it was practicable to obtain market price data to the printing this Prospectus, each share of Shawnee Common Stock would have
been converted into     shares of Commerce Common Stock.

  Each remaining issued and outstanding share of Shawnee Preferred Stock shall be converted into the number of shares of Commerce Common Stock equal to $55 plus unpaid accumulated dividends, if any, divided by the average of the closing sales prices of Commerce Common Stock as reported by the NASDAQ National Market System ("NASDAQ") on each of the fifteen (15) consecutive trading days preceding the third trading day prior to the Effective Time, (the "Average Commerce Price"); provided, the Average Commerce Price shall not be less than $38.15 nor more than $42.50. The value of the Commerce Common Stock received for each share of Shawnee Preferred Stock is referred to as the "Preferred Per Share Amount". Had the Effective
Time occurred on February   , 1997, the most recent date for which it was
practicable to obtain market price data prior to the printing this Prospectus, each share of Shawnee Preferred Stock would have been converted into shares of Commerce Common Stock.


CONVERSION OF BANK STOCK

  In consideration for the transfer of the assets and liabilities of the Bank, CBI will transfer to the Bank for each share of Bank Stock outstanding (other than shares owned by Commerce, CBI and Shawnee) the number of shares of Commerce Common Stock equal to the Bank Per Share Amount divided by the Average Commerce Price. The "Bank Per Share Amount" shall equal (i) $40 million, (ii) less the Preferred Per Share Amount multiplied by 20,941, with the result of (i) less (ii) then (iii) multiplied by .16155, with the result then (iv) divided by 16,155. Had the Effective Time occurred on February , 1997, the most recent date for which it was practicable to obtain market price data prior to the printing this Prospectus, each share of Bank Stock would
(indirectly) have been converted into     shares of Commerce Common Stock. The
Bank will then be liquidated and the shares of Commerce Common Stock will be distributed to the shareholders of the Bank (other than Commerce, CBI and Shawnee).

EXCHANGE OF STOCK CERTIFICATES

  At the Effective Time certificates evidencing shares of Shawnee Stock or Bank Stock which are to be exchanged directly (in the case of Shawnee) or indirectly (in the case of the Bank) for shares of Commerce Common Stock will be deemed for all corporate purposes, other than the payment of dividends and other distributions on such stock, to evidence ownership of such shares of Commerce Common Stock. As soon as practicable after the Effective Time, Commerce or its agent, as the Exchange Agent, will send a notice and transmittal form to each record holder of certificates for Shawnee Stock or Bank Stock advising such holder of the procedures for surrendering Shawnee or Bank certificates to Commerce or its agent in exchange for a certificate for the number of whole shares of Commerce Common Stock and a check for the cash amount (if any) to which such holder is entitled. The shares of Commerce Common Stock will be deemed to have been issued at the Effective Time. Promptly following the surrender of the Shawnee and Bank certificates, Commerce or its agent will deliver to the surrendering Shawnee shareholders certificates evidencing whole shares of Commerce Common Stock and a check for the cash amount of any fractional interest, (See "--Fractional Shares") all in accordance with the notice and transmittal form. Holders of Shawnee Stock and Bank Stock will be entitled to dividends, without interest, which may be declared and payable to holders of record of Commerce Common Stock after the Effective Time; provided, however, that any such dividends will be remitted to each Shawnee or Bank shareholder entitled thereto, without interest, at the time that such certificates representing shares of Shawnee Stock or Bank Stock are surrendered for exchange, subject to any applicable abandoned property, escheat or similar law.

FRACTIONAL SHARES

  Neither certificates nor scrip representing fractional shares of Commerce Common Stock will be issued, but in lieu thereof, each holder of shares of Shawnee Stock or Bank Stock who would otherwise have been entitled to a fraction of a share of Commerce Common Stock will be paid the cash value of such fraction determined by multiplying such fraction by the Commerce Stock Price.

BACKGROUND OF NEGOTIATIONS

  Shawnee, which is controlled by members of the Pflumm family, has owned over eighty percent of the Bank since 1977. Prior to that time, members of the Pflumm family owned controlling interest directly in the Bank. Members of the Pflumm family have held top management positions of the Bank since 1955 and of Shawnee since its inception.

  Members of the Pflumm family have had a long-standing presence in the City of Shawnee, Johnson County, Kansas and surrounding community. Consequently, the Bank has developed a substantial presence in the Johnson County residential construction lending market. Since the relaxation of interstate banking rules, Commerce has sought to increase its coverage of the Johnson County area and in recent years representatives of Commerce have periodically called upon members of the Pflumm family with respect to a possible acquisition of the Bank. During that period, members of the Pflumm family expressed no interest in selling the Bank.

  Late in the summer of 1996, certain members of the Pflumm family expressed an interest in increasing the liquidity of their investments in Shawnee and the Bank. The subject of selling the Bank was discussed by Ron Pflumm, President of Shawnee, and Mary Jo Pflumm, a Bank director, who together beneficially own approximately two-thirds of the total voting stock of Shawnee. Shortly thereafter, a meeting was held between Ron Pflumm and Mary Jo Pflumm. A representative of the Bank's accounting firm, KPMG Peat Marwick LLP participated in that meeting to address tax issues related to Shawnee and selling shareholders. At this meeting, it was decided that merger opportunities would be explored.

  Discussions were held with three financial institutions (including Commerce) to determine the extent of their interest in acquiring the Bank. Each institution provided a letter to Shawnee outlining the terms and conditions, including price, on which they would be interested in pursuing a business combination (the "Letters of Intent"). Members of the Pflumm family advised the Shawnee and the Bank Boards of Directors of their interest in selling the Bank pursuant to the terms outlined in the Commerce Letter of Intent and asked that the Boards consider such a sale. The Boards named a special committee to study the Letters of Intent. The special committee met on November 15, 1996 to discuss sale matters. KPMG Peat Marwick LLP participated in that meeting to address tax issues related to Shawnee and selling shareholders. On December 2, 1996, the special committee recommended a sale of the Bank in accordance with the terms outlined in the Commerce Letter of Intent. On December 4, 1996, Ron Pflumm countersigned the Letter of Intent delivered by Commerce.

  Due diligence on the part of Commerce at the Bank started on December 10, 1996 and continued through December 13, 1996. During that time and in the ensuing period the Acquisition Agreement was drafted and reviewed by representatives of both Shawnee and the Bank. Related negotiations were participated in by top management officials of both institutions and outside counsel. At that meeting, representatives of KPMG Peat Marwick LLP were present to discuss accounting and tax implications of the proposed transaction.

  Following the completion of the due diligence and resolution of details of the proposed transaction, the Shawnee and the Bank Boards unanimously approved and authorized the execution of the Acquisition Agreement and related documents.

REASONS FOR THE MERGER AND ACQUISITION

  Shawnee and the Bank. The Shawnee and the Bank Boards believe that the terms of the Acquisition Agreement are fair to, and in the best interests of, Shawnee, the Bank and their shareholders. In considering the terms and conditions of the Acquisition Agreement, the Shawnee and the Bank Boards considered a number of factors. They did not assign any relative or specific weights to the factors considered. The material factors considered were:

    The Financial Terms and Structure of the Merger and Acquisition. The Shawnee and the Bank Boards are of the view that, based on historical and anticipated trading ranges for Commerce Common Stock, the value of the consideration to be received by Shawnee and the

  Bank shareholders represents a fair multiple of Shawnee's and the Bank's per share book value and earnings. The Boards also considered that, based on their belief that Commerce would continue to pay cash and stock dividends at its current rate, the Merger and Acquisition would result in a substantial increase in dividend income and stock price appreciation to their respective shareholders, although there can be no assurance that current dividends are indicative of future dividends or that current stock price appreciation is indicative of future performance. See "SUMMARY-- Comparative Per Share Data." Additionally, the Boards recognized that the shares of Commerce Common Stock were listed for trading on the NASDAQ National Market System and provided a liquid investment as compared to shares of Shawnee Stock and Bank Stock. The Shawnee and the Bank Boards also considered that the Merger and Acquisition would each qualify as tax-free reorganizations under the Internal Revenue Code of 1986, as amended (the "Code"). See "FEDERAL INCOME TAX CONSEQUENCES."

    The Non-Financial Terms of the Merger and Acquisition. The Shawnee and the Bank Boards considered the social and economic effect on the employees, depositors and customers of, and others dealing with, the Bank and on the communities in which the Bank is located or operates. They concluded that because of its favorable position among its peer group of national and regional financial institutions in terms of profitability, capital adequacy and asset quality, its large menu of banking and banking related products, strong management, acquisition experience and history of operating acquired banking locations as community banks, Commerce would be an excellent successor to the existing the Bank owners.

  Commerce. In approving the Acquisition Agreement, management of Commerce considered the price, financial condition of the Bank, projected synergies which Commerce anticipates will result from the Merger and Acquisition and the compatibility of the businesses of the two banking organizations. The management of Commerce concluded that the Merger and Acquisition presents a unique opportunity for Commerce to increase its presence in Johnson County, Kansas through the acquisition of an established banking organization having significant operations in the targeted area.

  THE SHAWNEE AND THE BANK BOARDS OF DIRECTORS UNANIMOUSLY RECOMMEND THAT SHAWNEE AND THE BANK SHAREHOLDERS VOTE FOR APPROVAL OF THE ACQUISITION AGREEMENT.

OPERATIONS AND MANAGEMENT AFTER THE MERGER

  At the Effective Time, the separate corporate existence of Shawnee and the Bank will terminate and all of the assets and liabilities of Shawnee will become assets and liabilities of CBI. At the direction of CBI, the Acquisition Agreement provides that the assets and liabilities of the Bank shall, at the Effective Time, be transferred to Commerce Bank, N.A., a wholly-owned subsidiary of CBI. It is expected that existing Bank management will be supplemented with personnel from Commerce who will assist in bringing new methods and systems to the Bank. Commerce also expects to enhance the net interest margin and non-interest income of the Bank by expanding the products and services offered.

  Commerce operates in a somewhat centralized manner and, as a result, will analyze the Bank's operations for potential efficiencies. Commerce anticipates achieving operating cost savings through the proposed consolidation and the elimination of redundant costs. While there can be no assurances that operating cost savings will be realized or in what fiscal period the savings will actually be recorded, plans are currently being developed to realize operating cost savings. It is expected that the annualized level of operating cost savings achieved will be realized unevenly throughout the period of consolidation, with the majority of any savings realized in the latter part of the period. The extent to which the operating cost savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and operating costs.

CONDITIONS TO THE MERGER AND ACQUISITION

  Consummation of the Merger and Acquisition is subject to the fulfillment of certain conditions set forth in the Acquisition Agreement, including the following:

    (a) Approval of the Acquisition Agreement by the holders of a majority of all the outstanding shares of Shawnee Common Stock;

    (b) Approval of the Acquisition Agreement by a two-thirds majority of all the outstanding shares of Bank Stock;

    (c) The accuracy of representations of Commerce, CBI and Shawnee made in the Acquisition Agreement and the performance of their respective obligations thereunder;

    (d) The absence of a material adverse event since January 16, 1997, affecting the financial condition, properties, assets, liabilities, rights, business or prospects of either Commerce or Shawnee;

    (e) The receipt by Commerce, Shawnee and the Bank of an opinion from Blackwell Sanders Matheny Weary & Lombardi L.C. relating to certain tax matters;

    (f) The receipt by Commerce of an opinion from Stinson, Mag & Fizzell, P.C. as to certain corporate matters regarding Shawnee and the Bank;

    (g) The receipt of necessary regulatory approvals;

    (h) A minimum tangible net worth and minimum loan loss reserve of the Bank.

CONDUCT OF BUSINESS PENDING THE MERGER AND ACQUISITION

  Pursuant to the Acquisition Agreement, Shawnee and the Bank have agreed to carry on their business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Acquisition Agreement.

NO SOLICITATION

  The Acquisition Agreement provides that, unless and until the Merger and Acquisition have been terminated, neither Shawnee or the Bank will solicit or encourage or, subject to the fiduciary duties of their directors as advised by counsel, hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the acquisition of all or a substantial portion of the business, assets or stock of Shawnee or the Bank. Shawnee and the Bank are required to promptly advise Commerce of their receipt of, and the substance of, any such proposal or inquiry.

WAIVER AND AMENDMENT

  Prior to or at the Effective Time, any provision of the Acquisition Agreement, including, without limitation, the conditions to consummation of the Merger and Acquisition, may be (i) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or
(ii) amended at any time by written agreement of the parties, whether before or after approval of the Acquisition Agreement by the shareholders of Shawnee and the Bank; provided, however, that after any such approval, no such amendment or modification shall alter the amount or change the form of the consideration or alter or change any of the terms of the Acquisition Agreement if such alteration or change would adversely affect the holders of Shawnee Stock or Bank Stock. It is anticipated that a condition to consummate the Merger and Acquisition would be waived only in those circumstances where the Board of Directors of Commerce, CBI, Shawnee or the Bank, as the case may be, deems such waiver to be in the best interests of such company and its shareholders.

POSSIBLE TERMINATION OF THE MERGER

  The Acquisition Agreement may be terminated by either party if the consummation of the Merger and Acquisition has not occurred by July 31, 1997.

EFFECTIVE TIME

  It is presently anticipated that the effective time of the Merger will occur in the second quarter of 1997, but no assurance can be given to that effect.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND ACQUISITION

  R. Nicholas Pflumm, President and Chief Executive Officer of the Bank has been offered, and has accepted, a position as Executive Vice President of Commerce Bank, N.A., if the Merger and Acquisition are consummated. Mr. R.N. Pflumm will be the market manager of Commerce Bank, N.A.'s banking presence in Johnson County, Kansas. Mr. R. N. Pflumm will be compensated commensurate with comparable Commerce Bank, N.A.'s executive officers.

  Ronald H. Pflumm, President and Chief Executive Officer of Shawnee, has been offered a consulting contract with Commerce Bank, N.A., but such contract has not been entered into by the parties. Mr. R. H. Pflumm will be offered a directorship of Commerce Bank, N.A., if the Merger and Acquisition are consummated.

VOTING AGREEMENTS

  In addition to and contemporaneously with the Acquisition Agreement, Commerce executed separate voting agreements (the "Voting Agreements") with certain of the controlling shareholders of Shawnee, pursuant to which such controlling shareholders agreed that they will vote or cause to be voted all of the shares of Shawnee Common Stock then beneficially owned by them for approval of the Acquisition Agreement at the Shawnee Special Meeting. As of the Shawnee record date, such controlling shareholders owned beneficially an aggregate of 36,886 shares of Shawnee Common Stock, or approximately 81.66% of the issued and outstanding shares. In addition, the Board of Directors of Shawnee has indicated that it will vote all of the shares of Bank Stock held by Shawnee for approval of the Acquisition Agreement at the Bank Special Meeting.

FEDERAL SECURITIES LAWS CONSEQUENCES

  The shares of Commerce to be issued pursuant to the Merger and Acquisition have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The provisions of Rule 145 under the Securities Act allow such shares to be sold without restriction by shareholders of Shawnee and the Bank who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of Shawnee or the Bank and who do not become affiliates of Commerce. The shares of Commerce to be issued to affiliates of Shawnee or the Bank may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act, or in transactions otherwise exempt from registration under the Securities Act. Commerce will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates.

RIGHTS OF DISSENTING SHAREHOLDERS

  In order to have dissenters' rights, a holder of Shawnee Stock must not vote his shares in favor of the Acquisition Agreement or deliver an unmarked, but signed proxy. If the Merger is approved holders of shares of Shawnee Stock will possess the right to seek appraisal of their shares pursuant to Section 17-6712 of the KGCC ("Section 17-6712").

THE FOLLOWING IS A SUMMARY OF THE PROVISIONS OF SECTION 17-6712 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH SECTION, A COPY OF WHICH IS ATTACHED TO THIS PROSPECTUS AS ANNEX B. THE FAILURE TO COMPLY WITH THE PROVISIONS OF SECTION 17-6712 MAY RESULT IN A TERMINATION OR LOSS OF APPRAISAL RIGHTS THEREUNDER.

  A holder of record of shares of Shawnee Stock who elects to exercise appraisal rights under Section 17-6712 must deliver a written objection to the Acquisition Agreement to Shawnee prior to the vote on the Acquisition Agreement by the holders of Shawnee Common Stock at
the Shawnee Special Meeting to be held on      , 1997. Any such objection
should be sent to Shawnee at 11101 Johnson Drive, Shawnee, Kansas 66203,
Attention: Ronald H. Pflumm.

  Within 10 days after the Effective Date, CBI, as the surviving corporation in the Merger, will give written notice to each former holder of shares of Shawnee Stock who has complied with the written notice requirement that the Merger has become effective and that dissenters' rights are available for any or all of such holder's shares in connection therewith. Within 20 days after the date of the mailing of the notice, such holder must demand in writing to CBI the payment of the fair value of such holder's shares of Shawnee Stock. Any such demand should be sent to CBI at 1000 Walnut, Kansas City, Missouri 64106, Attention: J. Daniel Stinnett. Within 30 days after the expiration of the 20 day period, CBI shall pay to such holder the value of such holder's shares, exclusive of any element of value arising from the expectation or accomplishment of the Merger and Acquisition.

  If CBI and a dissenting shareholder fail to agree upon the fair value of the Shawnee Shares, within four months after the Effective Time of the Merger, but not thereafter, either CBI or any shareholder entitled to dissenters' rights under Section 17-6712 may file a petition in the District Court of Kansas demanding a determination of the value of the stock of all shareholders entitled to appraisal. Inasmuch as CBI has no obligation to file such a petition, the failure of a shareholder to do so within the period specified could nullify such shareholder's previous written demand for appraisal.

  If a petition for appraisal described above is timely filed by a shareholder, CBI is obligated to provide the shareholder with a verified list of all shareholders who have demanded appraisal. After notice to such shareholders, the court is empowered to conduct a hearing upon the petition, to determine those shareholders entitled to appraisal and to determine the "fair value" of the shares held by them as of the date on which the Merger is consummated, which under the KGCC would be determined exclusive of any element of value arising from accomplishment or expectation of the Merger and Acquisition.

  When the "fair value" is so determined, the court will direct the payment by CBI of such value, with interest thereon if the court so determines, to the shareholders entitled to receive the same, upon surrender to CBI by such shareholders of the certificates representing their shares of Shawnee Stock to CBI at the address specified above. Upon application of CBI or any shareholder entitled to participate in the appraisal proceeding, the court may in its discretion permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of those other shareholders entitled to an appraisal who have complied with the above conditions.

TRANSACTIONS BETWEEN COMMERCE AND SHAWNEE OR THE BANK

  No shares of Shawnee Stock or Bank Stock are presently owned by Commerce or by any of its subsidiaries or principals, or by trustees for the benefit of Commerce or any of its subsidiaries, shareholders or employees as a class or by an escrow arrangement instituted by Commerce.

ACCOUNTING TREATMENT

  It is intended that the Merger and Acquisition will qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the consolidated assets and liabilities of Shawnee and the Bank will be carried forward to the consolidated financial statements of Commerce at their recorded amounts and the consolidated net income of Shawnee and the Bank, if material, will be included in the net income of Commerce. A Representative of KPMG Peat Marwick LLP is expected to be present at the Shawnee and Bank Special Meetings and will have an opportunity to make a statement and answer questions.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is based upon the provisions of the Code, the applicable regulations thereunder, judicial authority, current administrative rulings and practice as of the date hereof and the opinion to be provided by Blackwell Sanders Matheny Weary & Lombardi L.C. ("BSMWL"). The opinion of BSMWL will be based upon certain assumptions and representations by the management of each of Shawnee, the Bank and Commerce and by certain holders of the outstanding Shawnee Stock. A ruling from the Internal Revenue Service concerning the tax consequences of the Merger and Acquisition will not be requested. The following discussion does not address the federal income tax consequences to special classes of taxpayers including, without limitation, foreign corporations, tax exempt entities and persons who acquired their Shawnee Stock or Bank Stock pursuant to the exercise of an employee option or otherwise as compensation.

  The acquisition of the Shawnee Stock and the acquisition of the assets of the Bank each will constitute reorganizations within the meaning of Section 368(a)(1)(A) (as amplified by Section 368(a)(2)(D)) and Section 368(a)(1)(C), respectively, of the Code. Consequently:

    1. Shareholders of Shawnee and shareholders of the Bank will not recognize gain or loss upon the receipt of Commerce Common Stock in exchange for their shares of Shawnee Stock and Bank Stock.

    2. Neither Shawnee nor the Bank will recognize gain or loss as a result of their transfers of assets or stock to CBI.
    3. The basis of Commerce Common Stock received by shareholders of Shawnee and the Bank in the Merger and Acquisition will equal the basis of their stock exchanged.

    4. The holding period of Commerce Common Stock received by shareholders of Shawnee and the Bank in the Merger and Acquisition will include the holding period of their stock exchanged.

    5. Cash paid to holders of shares of Shawnee who dissent from the Merger and cash paid to holders of shares of Shawnee or the Bank in lieu of fractional shares will be treated as proceeds of sales on which gain or loss will be recognized.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAWNEE AND BANK SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND ACQUISITION TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE AND LOCAL AND OTHER TAX LAWS.

           SECURITY OWNERSHIP OF SHAWNEE COMMON STOCK AND BANK STOCK

SHAWNEE COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following information pertains to Shawnee Common Stock beneficially owned, directly or indirectly, by each director and executive officer, by all directors and executive officers of Shawnee as a group and by each person known to Shawnee to own beneficially more than 5% of Shawnee Common Stock as of February 10, 1997. Except as noted below, beneficial owners have sole voting and investment power.

                                              NUMBER OF
                                              SHARES OF
             NAME AND ADDRESS              COMMON STOCK(1) PERCENT OF CLASS(1)
             ----------------              --------------- -------------------
Mary Jo Pflumm (2)........................     30,837             68.64%
Ronald H. Pflumm (3)......................     30,837             68.64%
The Shawnee State Bank (4)................      9,740             21.68%
Clarence H. Pflumm, Sr. (5)...............      3,284              7.31%
Julius Van Keirsbilck (6).................      3,180              7.08%
Leona Van Keirsbilck (7)..................      3,180              7.08%
Patricia M. Trueworthy (8)................      2,350              5.23%
Robert C. Trueworthy (8)..................      2,350              5.23%
Albert Van Lerberg (9)....................        880              1.96%
Frederick A. Pflumm (10)..................        500              1.11%
William F. Daniels (11)...................        450              1.00%
Roy S. Bennett, Jr. (12)..................        300                 *
R. Nicholas Pflumm(13)....................        254                 *
Helen Zishka(14)..........................        228                 *
All directors and officers as a group
 (nine persons)(15).......................     36,629             81.54%

--------
  *Less than one percent
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations are based on 44,924 outstanding shares of Shawnee Common Stock.
 (2) Director of Shawnee. All 30,837 shares are held by Ms. Pflumm jointly with Ronald H. Pflumm, as co-trustees under the Agreement Creating Voting Trust, dated July 9, 1975 (the "Voting Trust"). The shares held in the Voting Trust include 3,284 shares beneficially held by the Bank, as trustee of the Clarence H. Pflumm, Sr. Intervivos Revocable Trust, 3,284 shares beneficially held by the Bank, as trustee of the Catherine T. Pflumm Intervivos Revocable Trust, 6,456 shares beneficially held by the Bank, as the trustee of the Clarence H. Pflumm, Jr. Trust Under Will, 5,813 shares beneficially held by Ms. Pflumm, and 12,000 shares beneficially held by Ronald H. Pflumm. The Voting Trust had an initial term of ten years, but has since been extended, and is currently set to expire on July 9, 2005. Ms. Pflumm shares voting power with respect to the shares held in the Voting Trust with Ronald H. Pflumm. Ms. Pflumm and Ronald H. Pflumm must vote the shares held in the Voting Trust as determined by a majority vote of the beneficial holders of the shares held in the Voting Trust. Ms. Pflumm's address is 11518 West 60th Place, Shawnee, Kansas 66203.
 (3) Director, Chairman of the Board, President and Chief Executive Officer of Shawnee. All 30,837 shares are held by Mr. Pflumm jointly with Mary Jo Pflumm, as co-trustees under the Voting Trust. The shares held in the Voting Trust include 3,284 shares beneficially held by the Bank, as trustee of the Clarence H. Pflumm, Sr. Intervivos Revocable Trust, 3,284 shares beneficially held by the Bank, as trustee of the Catherine T. Pflumm Intervivos Revocable Trust, 6,456 shares beneficially held by the Bank, as the trustee of the Clarence H. Pflumm, Jr. Trust Under Will, 5,813 shares beneficially held by Mary Jo Pflumm, and 12,000 shares beneficially held by Mr. Pflumm. The Voting Trust had an initial term of ten years, but has since been extended, and is currently set to expire on July 9, 2005. Mr. Pflumm shares voting power with respect to the shares held in the Voting Trust with Mary Jo Pflumm. Mr. Pflumm and Mary Jo Pflumm must vote the shares held in the Voting Trust as determined by a majority vote of the beneficial holders of the shares held in the Voting Trust. Mr. Pflumm's business address is 11101 Johnson Drive, P.O. Box 3039, Shawnee, Kansas 66203.
 (4) Includes 9,740 shares held by the Bank as trustee of the Clarence H. Pflumm, Jr. Trust Under Will. The Bank has investment power with respect to such shares. However, the shares are held subject to the Voting Trust. Also, includes 3,284 shares held by the Bank, as trustee of the Catherine
     T. Pflumm Trust. The Bank has investment power with respect to the 3,284 shares. However, the 3,284 shares are held subject to the Voting Trust. The Bank's address is 11101 Johnson Drive, P.O. Box 3039, Shawnee, Kansas 66203.
 (5) Includes 3,284 shares held by the Bank, as trustee of the Clarence H. Pflumm, Sr. Intervivos Revocable Trust. The Bank has investment power with respect to the 3,284 shares. However, the 3,284 shares are held subject to the Voting Trust. The Bank's address is 11101 Johnson Drive, P.O. Box 3039, Shawnee, Kansas 66203.
 (6) Director of Shawnee. All 3,180 shares are held by Mr. Van Keirsbilck jointly with his wife. Mr. Van Keirsbilck has shared voting and investment power with respect to such shares. Mr. Van Keirsbilck's address is 5702 Halsey, Shawnee, Kansas 66216.
 (7) All 3,180 shares are held by Mrs. Van Keirsbilck jointly with her husband. Mrs. Van Keirsbilck has shared voting and investment power with respect to such shares. Mrs. Van Keirsbilck's address is 5702 Halsey, Shawnee, Kansas 66216.
 (8) Includes 2,350 shares held by Patricia M. and Robert C. Trueworthy, as co-trustees of the Patricia M. and Robert C. Trueworthy Revocable Trust. Patricia and Robert Trueworthy share voting and investment power with respect to such shares. Mr. and Mrs. Trueworthy's address is 13859 West 58th Place, Shawnee, Kansas 66126.
 (9) Director of Shawnee. Mr. Van Lerberg's address is 5147 Mansfield, Shawnee, Kansas 66203.
(10) Director and Executive Vice President of Shawnee. Mr. Pflumm's business address is 11101 Johnson Drive, P.O. Box 3039, Shawnee, Kansas 66203.
(11) Director of Shawnee. Includes 440 shares held by Mr. Daniels jointly with his wife, and 10 shares held by Mr. Daniels jointly with his wife and son. Mr. Daniels has shared voting and investment power with respect to all 450 such shares. Mr. Daniels' business address is 11101 Johnson Drive, P.O. Box 3039, Shawnee, Kansas 66203.
(12) Director of Shawnee. All 300 shares are held by Mr. Bennett and his wife, Karon A. Bennett, as co-trustees of the Roy S., Jr. and Karon A. Bennett Revocable Trust. Mr. Bennett shares voting and investment power with respect to such shares with his wife. Mr. Bennett's address is 217 Apache Trail West, Kansas City, Kansas 66106.
(13) Director of Shawnee. Includes 250 shares held by Mr. Pflumm, as the surviving trustee of the Norma J. Pflumm Intervivos Trust and as to which Mr. Pflumm has sole investment and voting power. Also includes 250 shares held by Mr. Pflumm, as the surviving trustee of the Frederick A. Pflumm Intervivos Trust and as to which Mr. Pflumm has sole investment and voting power. Mr. Pflumm's address is 7504 Hauser, Shawnee, Kansas 66216.
(14) Director of Shawnee. Ms. Zishka's business address is 11101 Johnson Drive, P.O. Box 3039, Shawnee, Kansas 66203.
(15) Includes 30,837 shares held jointly by Ronald H. Pflumm and Mary Jo Pflumm, as co-trustees under the Voting Trust.

THE BANK STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following information pertains to Bank Stock beneficially owned, directly or indirectly, by each director and executive officer, by all directors and executive officers of the Bank as a group and by each person known to the Bank to own beneficially more than 5% of Bank Stock as of February 10, 1997. Except as noted below, beneficial owners have sole voting and investment power.

           NAME AND ADDRESS            NUMBER OF SHARES(1) PERCENT OF CLASS(1)
           ----------------            ------------------- -------------------
Shawnee Bank Shares, Inc..............       83,445               83.45%
Margaret M. Nieman....................        8,400                8.40%
Ronald H. Pflumm (2)..................           80                   *
Roy S. Bennett, Jr. (3)...............           60                   *
William F. Daniels (4)................           55                   *
Mary Jo Pflumm (5)....................           50                   *
Julius Van Keirsbilck (6).............           50                   *
Albert Van Lerberg (7)................           50                   *
Frederick A. Pflumm (8)...............           50                   *
R. Nicholas Pflumm (9)................           50                   *
Helen Zishka (10).....................           50                   *
All directors and officers as a group
 (nine persons).......................          495                   *

--------
 *  Less than one percent
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations are based on 100,000 shares of Bank Common Stock outstanding.
 (2) Director and Chairman of the Board of Bank. Includes 25 shares held by Mr. Pflumm individually, 5 shares held by Mr. Pflumm jointly with his son and as to which he has shared voting and investment power, and 60 shares held pursuant to a Director's Qualifying Share Agreement, under which Shawnee has the right to repurchase such shares upon Mr. Pflumm's resignation from or failure to be reelected to the Board of Directors of the Bank. Mr. Pflumm's business address is 11101 Johnson Drive, P.O. Box 3039, Shawnee, Kansas 66203.
 (3) Director of Bank. All 50 shares are held by Mr. Bennett and his wife, Karon A. Bennett, as co-trustees of the Roy S., Jr. and Karon A. Bennett Revocable Trust. Mr. Bennett shares voting and investment power with respect to such shares with his wife. Mr. Bennett's address is 217
      Apache Trail West, Kansas City, Kansas 66106.
 (4) Director and Executive Vice President of Bank. Includes 5 shares held by Mr. Daniels jointly with his wife and as to which he has shared voting and investment power, and 50 shares held pursuant to a Director's Qualifying Share Agreement, under which Shawnee has the right to repurchase such shares upon Mr. Daniels' resignation from or failure to be reelected to the Board of Directors of the Bank. Mr. Daniels' business address is 11101 Johnson Drive, P.O. Box 3039, Shawnee, Kansas 66203.
 (5) Director of Bank. All 50 shares are held pursuant to a Director's Qualifying Share Agreement, under which Shawnee has the right to repurchase such shares upon Ms. Pflumm's resignation from or failure to be reelected to the Board of Directors of the Bank. Ms. Pflumm's address is 11518 West 60th Place, Shawnee, Kansas 66203.
 (6) Director of Bank. All 50 shares are held pursuant to a Director's Qualifying Share Agreement, under which Shawnee has the right to repurchase such shares upon Mr. Van Keirsbilck's resignation from or failure to be reelected to the Board of Directors of the Bank. Mr. Van Keirsbilck's address is 5702 Halsey, Shawnee, Kansas 66216.
 (7) Director of Bank. All 50 shares are held pursuant to a Director's Qualifying Share Agreement, under which Shawnee has the right to repurchase such shares upon Mr. Van Lerberg's resignation from or failure to be reelected to the Board of Directors of the Bank. Mr. Van Lerberg's address is 5147 Mansfield, Shawnee, Kansas 66203.
 (8) Director of Bank. All 50 shares are held pursuant to a Director's Qualifying Share Agreement, under which Shawnee has the right to repurchase such shares upon Mr. Pflumm's resignation from or failure to be reelected to the Board of Directors of the Bank. Mr. Pflumm's address is 7504 Hauser, Shawnee, Kansas 66216.
 (9) Director, President and Chief Executive Officer of Bank. All 50 shares are held pursuant to a Director's Qualifying Share Agreement, under which Shawnee has the right to repurchase such shares upon Mr. Pflumm's resignation from or failure to be reelected to the Board of Directors of the Bank. Mr. Pflumm's business address is 11101 Johnson Drive, P.O. Box 3039, Shawnee, Kansas 66203.
(10) Director and Executive Vice President of Bank. All 50 shares are held pursuant to a Director's Qualifying Share Agreement, under which Shawnee has the right to repurchase such shares upon Ms. Zishka's resignation from or failure to be reelected to the Board of Directors of the Bank. Ms. Zishka's business address is 11101 Johnson Drive, P.O. Box 3039, Shawnee, Kansas 66203.
(11) Includes 400 shares held pursuant to Director's Qualifying Share Agreements, under which Shawnee has the right to repurchase such shares upon a director's resignation from or failure to be reelected to the Board of Directors of the Bank.

                     DIFFERENCES IN RIGHTS OF SHAREHOLDERS

GENERAL

  Shawnee and the Bank are incorporated in the State of Kansas, and Commerce is incorporated in the State of Missouri. Shawnee shareholders, whose rights are currently governed by Kansas law (including the KGCC), the Shawnee Articles of Incorporation and Shawnee Bylaws, and the Bank shareholders, whose rights are currently governed by Kansas law, the Bank Charter and the Bank Bylaws, will, upon consummation of the Merger and Acquisition, become shareholders of Commerce. After such time, their rights will then be governed by Missouri law, including the Missouri General and Business Corporation Law (the "MGBCL"), the Commerce Articles of Incorporation and the Commerce Bylaws.

  Material differences that may affect the rights and interests of shareholders of Shawnee and the Bank and Commerce are set forth below. This summary is not intended to be an exhaustive description of the provisions discussed. It is qualified in its entirety by reference to the KGCC, MGBCL, the Shawnee Articles of Incorporation, the Bank Charter, the Shawnee Bylaws, the Bank Bylaws, Commerce Articles of Incorporation and the Commerce Bylaws.

NUMBER OF DIRECTORS AND TERM

  Under the Shawnee Bylaws, the Shawnee Board consists of seven directors each of whom serve a term of one year. The Bank Bylaws provide that the number of the Bank directors shall be between five and twenty-five, each of whom shall be a Bank shareholder and each of whom shall serve a term of one year. Under the Commerce Bylaws, the Commerce Board consists of twelve directors; however the Commerce Board has the authority to increase or decrease (but not below 3) the exact number of directors. Currently, the Commerce Board consists of fifteen directors.

  The Commerce Bylaws provide that directors are elected to a three year term. The Commerce Articles of Incorporation and the Commerce Bylaws provide for a staggered Board of Directors comprised of three classes as nearly equal in size as practicable. Each class holds office until the third annual meeting for election of directors following the election of such class.

REMOVAL OF DIRECTORS

  The Shawnee Bylaws provide directors may be removed, with or without cause, at a meeting of the shareholders by a vote of the holders of a fifty-one percent majority of the shares then entitled to vote. Under the KGCC directors may be removed by shareholders with or without cause; provided, however, if less than the entire Shawnee and Bank Board is to be removed, no one of the directors may be removed if the votes cast against removal would be sufficient to elect the director if then cumulatively voted at an election of the entire Shawnee or Bank Board. Under the MGBCL, individual directors may be removed with or without cause by a majority vote of the shareholders. The Commerce Articles of Incorporation provide that the entire Board of Directors may only be removed by an eighty percent majority of the shares then entitled to vote for the election of directors.

VOTING

  The Shawnee Articles of Incorporation and the Bank Bylaws provide for cumulative voting in the election of directors. Each share of Shawnee Common Stock and each share of Bank Stock is entitled to one vote on each matter submitted to a shareholder vote. Shares of Shawnee Preferred Stock do not have voting rights, except where required by law.

  The Commerce shareholders do not have cumulative voting rights in connection with the election of directors and each outstanding share of Commerce Common Stock is entitled to one vote on each matter submitted to shareholder vote.

  The Shawnee and Bank Bylaws state that unless required otherwise by law, issues brought before a meeting Shareholders will be decided by a vote of the holders of a majority of the shares represented and entitled to vote. The Commerce Bylaws (except with respect to the election of directors who are elected by a plurality) contain a similar provision. Special voting provisions apply in the case of a merger or change in control. See "--Shareholders' Vote for Mergers; Anti-takeover Statutes."

DIVIDENDS AND LIQUIDATION PREFERENCE

  Holders of Shawnee Preferred Stock are entitled to an annual dividend of $3.85 per share, prior to the payment of dividends on Shawnee Common Stock; Shawnee Preferred Stock has a liquidation value of $55 per share, plus accrued but unpaid dividends. Holders of shares of Commerce Common Stock, Shawnee Common Stock and Bank Stock are entitled to dividends when and if declared by the Boards of Directors of their respective corporations; upon liquidation, such holders are entitled to share pro rata in the assets of their respective corporations remaining after payments to creditors and preferred shareholders.

PREEMPTIVE RIGHTS

  Holders of Shawnee Stock have preemptive rights to new issues of Shawnee Stock within the class of stock owned by them. Holders of Bank Stock and Commerce Common Stock do not have preemptive rights.

SPECIAL MEETINGS

  The Shawnee Bylaws provide that shareholders may call special meetings by delivering to the board of directors a written request of the holders of not less than fifty-one percent of the Shawnee

Common Stock. Special shareholder meetings of the Bank may only be called by the President or Board of Directors of the Bank. The Commerce Bylaws provide that special meetings of the Commerce shareholders may only be called by its Chairman of the Board, its President or a majority of the Commerce Board.

INDEMNIFICATION; LIMITATION OF LIABILITY

  The MGBCL and the KGCC permit indemnification of officers, directors and others on substantially similar terms. A corporation may indemnify any person made or threatened to be made a party to any legal proceeding, including any suit by or in the name of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any capacity respect to another enterprise, against expenses and other amounts reasonably incurred by him in connection with such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The foregoing notwithstanding, no indemnification may be made in respect to any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. These indemnification rights are not exclusive of any other rights to which the person seeking indemnification is entitled and do not limit a corporation's right to provide further indemnification.

  The Bank Bylaws provide rights of indemnification generally as set forth in the KGCC described above. The Commerce Bylaws provide rights of indemnification generally as set forth in the MGBCL described above, except that the right of indemnification is limited to directors and officers. The Shawnee Articles of Incorporation and Shawnee Bylaws do not provide for indemnification rights.

SHAREHOLDER INSPECTION

  Under the KGCC, any shareholder may inspect the corporation's stock ledger, shareholder list and other books and records for any proper purpose. A "proper purpose" is defined as a purpose reasonably related to such person's interest as a shareholder. The KGCC specifically provides that a shareholder may appoint an agent for the purpose of examining the stock ledger, list of shareholders or other books and records of the corporation. A shareholder may apply to the Kansas district court to compel inspection in the event the shareholder's request to examine the books and records is refused. In general, the corporation has the burden of proving an improper purpose where that shareholder requests to examine only the shareholder ledger or the shareholder list, and in all other circumstances, the shareholder has the burden of proving a proper purpose. The right of shareholders to inspect under the KGCC is generally similar to that of shareholders under the MGBCL. Neither the MGBCL nor Missouri case law, however, provides specific guidance as to whether a shareholder may appoint an agent for the purpose of examining books and records or the extent to which a shareholder must have a "proper purpose." Accordingly, in comparison with the KGCC, in a given situation, a Missouri shareholder may be provided with less guidance as to the scope of its ability to inspect the books and records of the corporation.

AMENDMENT OF ARTICLES OF INCORPORATIONS

  The Shawnee Articles of Incorporation provide that the amendment of their provisions shall be in conformity with the KGCC. Under the KGCC the Shawnee Articles of Incorporation and the Bank Charter may be amended upon a resolution of the Shawnee or the Bank Board, as the case may be, proposing the amendment and its submission to their respective shareholders for their approval by the majority of the shares of Shawnee Common Stock or Bank Stock entitled to vote. Pursuant to KGCC, any amendment that would adversely affect the rights of holders of Shawnee Common Stock, Shawnee Preferred Stock or Bank Stock requires the approval of a majority of the holders of such class of stock.

  The Commerce Articles of Incorporation provide that provisions of the Commerce Articles of Incorporation dealing with the number, term, and removal of directors, and certain business combinations may not be repealed or amended without the affirmative vote of holders of at least three- fourths of the outstanding shares of voting stock. The Commerce shareholders may otherwise amend, alter, change or repeal any provision of the Commerce Articles of Incorporation as the MGBCL, which is identical to the KGCC in this respect, provides.

AMENDMENT OF BYLAWS

  The Shawnee Articles of Incorporation and the Bank Bylaws provide that the shareholders may make, alter, amend or repeal their respective bylaws by a majority vote of the Shawnee or the Bank shares, as the case may be. The Shawnee Board of Directors may also amend its Bylaws by unanimous vote, except as to any provision which the shareholders provide may not be amended by the Board of Directors. The Bank Board of Directors does not have the authority to amend the Bank Bylaws. The Commerce Articles of Incorporation authorize the Commerce Board to make, alter and repeal bylaws, subject to the rights of shareholders at any regular or special meeting to alter or repeal bylaws made by the Commerce Board.

NOTICE OF SHAREHOLDER PROPOSALS; NOMINATIONS OF DIRECTORS

  The Shawnee and the Bank Bylaws do not contain special requirements for providing advance notice of the introduction by shareholders of business to be transacted at shareholder meetings.

  The Commerce Bylaws provide that any shareholder who intends to bring a matter before the annual meeting of shareholders must deliver written notice of such shareholder's intent to the Secretary of Commerce. Such notice must be received by the Secretary not later than the later sixty days nor more than ninety days in advance of such meeting.

  Such written notice must set forth (i) a brief description of the proposal and the reasons for it (ii) the name and address of the shareholder, (iii) the class and number of shares of capital stock of Commerce which are beneficially owned by the shareholder, (iv) any arrangement between such shareholder and any other person in connection with the proposal and any material interest of the shareholder in the proposed business described in the notice, (v) a representation that such shareholder will appear in person or proxy at the annual meeting and (vi) if such business is a nomination for director, each nomination sought to be made, together with a description of the qualifications and business or professional experience of each proposed nominee and disclosing the information about him or her that is required by the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, to be disclosed in the proxy materials for the meeting involved as if he or she were a nominee of the corporation for election as one of its directors.

SHAREHOLDERS' VOTE FOR MERGERS

  In the area of mergers and/or other corporate reorganizations, the KGCC differs from the MGBCL in a number of respects. A corporation incorporated under the KGCC must obtain the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon to approve a merger with another corporation, the sale of substantially all of the corporation's assets or the voluntary dissolution of the corporation. In the same situations, the MGBCL requires the approval of persons holding at least two-thirds of the outstanding shares entitled to vote thereon.

  The KGCC does not require a shareholder vote of the surviving corporation in a merger if (i) the merger agreement does not amend the existing articles of incorporation, (ii) each outstanding share of the surviving corporation before the merger is unchanged, and (iii) the number of shares to be issued in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance. The MGBCL has no such exception.

  Neither the MGBCL nor the KGCC requires a vote of a corporation's shareholders if such corporation is merged with and into a parent corporation that owns 90% or more of such corporation's stock.

APPRAISAL RIGHTS

  Both the KGCC and the MGBCL provide appraisal rights to shareholders entitled to vote in merger transactions (except as indicated below). The MGBCL also provides such rights in a sale of assets, unless pursuant to a voluntary dissolution of the corporation, whereas the KGCC does not. The KGCC does not recognize dissenters' rights of appraisal in a merger or consolidation if the dissenting shares of the corporation are listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders, or if the corporation is the surviving corporation and no vote of its shareholders is required, subject to certain exceptions.

ANTI-TAKEOVER STATUTES

  The MGBCL and KGCC contain certain provisions which may be deemed to have an anti-takeover effect.

  The KGCC contains a "Control Share Acquisition Statute" which provides that an "Acquiring Person" who, after any acquisition of shares of a publicly traded corporation, has the voting power, when added to all shares of the same corporation previously owned or controlled by the Acquiring Person, to exercise or direct the exercise of (i) 20% but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority, or (iii) a majority of the voting power of outstanding stock of such corporation, must obtain shareholder approval for the purchase of the "Control Shares." If approval is not given, the Acquiring Person's shares lose the right to vote. The statute prohibits an Acquiring Person from voting its shares unless certain disclosure requirements are met and the retention or restoration of voting rights is approved by both (i) a majority of the outstanding voting stock, and (ii) a majority of the outstanding voting stock after exclusion of Interested Shares. "Interested Shares" are defined as shares owned by the Acquiring Person, by directors who are also employees, and by officers of the corporation. Shareholders are given dissenters' rights with respect to the vote on Control Share Acquisitions and may demand payment of the fair value of their shares.

  A number of acquisitions of shares are deemed not to constitute Control Share Acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, merges involving the corporation which satisfy the other requirements of the KGCC, transactions with a person who owned a majority of the voting power of the corporation within the prior year, or purchases from a person who has previously satisfied the provisions of the Control Share Acquisition Statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range (such ranges are as set forth in the immediately preceding paragraph) beyond the range for which the selling party previously satisfied the provisions of the statute. Additionally, a corporation may exempt itself from application of the statute by inserting a provision in its articles of incorporation or bylaws expressly electing not to be covered by the statute. The Shawnee Articles of Incorporation and the Bank Charter and the Shawnee Bylaws and the Bank Bylaws do not "opt out" of the Control Share Acquisition Statute; however, because neither entity has more than one hundred shareholders, the provisions of the Control Share Acquisition are presently inapplicable to them.

  The MGBCL contains a control share acquisition statute similar to that contained in the KGCC; however, the Commerce Bylaws "opt out" of its provisions.

  The MGBCL also contains a business combination statute that protects domestic corporations from unsolicited take-overs by prohibiting certain transactions. The statute restricts certain "Business Combinations" between a corporation and an "Interested Shareholder" and its "Affiliates" and "Associates" (as defined therein). A "Business Combination" includes a merger or consolidation, certain sales, leases, exchanges, mortgages, transfers, pledges and similar dispositions of corporate assets or stock and any reclassifications, recapitalization and reorganizations that increase the proportionate voting power of the Interested Shareholder. An "Interested Shareholder" includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation. Pursuant to the Missouri business combination statute, a Missouri corporation may at no time engage in a Business Combination with an Interested Shareholder other than (i) a Business Combination approved by the board of directors prior to the date on which the Interested Shareholder acquired such status; (ii) a Business Combination approved by the holders of a majority of the outstanding voting stock beneficially owned by the Interested Shareholder or its Affiliates or Associates at a meeting called no earlier than five years after the date on which the Interested Shareholder acquired such status; or (iii) a Business Combination that satisfies certain detailed fairness and procedural requirements. Notwithstanding the foregoing, unless the board of directors of the corporation approved such Business Combination prior to the date on which the Interested Shareholder acquired such status, no such Business Combination may be engaged in for a period of five years after such date.

  The MGBCL exempts from its business combination provisions: (i) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (ii) corporations which adopt provisions in their original articles of incorporation or, under certain circumstances, adopt amendments to their bylaws expressly electing not to be covered by the statute; and (iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder. The Commerce Articles and Commerce Bylaws do not "opt out" of the Missouri business combination statute.

  The KGCC contains a business combination statute similar to that contained in the MGBCL. Like the Missouri business combination statute, the Kansas business combination statute generally prohibits a domestic corporation from engaging in mergers or other business combinations with any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation (an "Interested Shareholder"). The prohibition can be avoided if, prior to the date on which the shareholder becomes an Interested Shareholder, the Board of Directors of the Kansas corporation approves either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder. The MGBCL imposes a longer prohibition period on transactions with Interested Shareholders than the three-year prohibition provided for under the KGCC, thereby potentially increasing the period during which an unsolicited takeover may be frustrated. In addition, the KGCC, unlike its Missouri counterpart, does not apply if the Interested Shareholder obtains at least 85% of the corporation's voting stock upon consummation of the transaction which resulted in the shareholder's becoming an Interested Shareholder. Thus, a person acquiring at least 85% of the corporation's voting stock could circumvent the defensive provisions of the KGCC. The Bank Charter and the Shawnee and the Bank Bylaws do not "opt out" of the Kansas business combination statute; however, because there is no public market for the securities of either Shawnee or the Bank, the provisions of the business combination statute are presently inapplicable to them.

PREFERRED SHARE PURCHASE RIGHTS PLAN

  As described in the Form 8-A12G/A Registration Statement filed by Commerce with the SEC on June 10, 1996 and incorporated herein by reference, Commerce Common Stock has attached rights to acquire shares of preferred stock in response to certain takeover proposals. Neither Shawnee nor the Bank have a rights plan.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                   SHAWNEE BANK SHARES, INC. AND SUBSIDIARY

  The following discussion of financial condition and results of operations should be read in conjunction with the consolidated financial statements of Shawnee Bank Shares, Inc. and subsidiary (the "Company") and the notes thereto, which are included elsewhere in this prospectus.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

GENERAL

  The Company's consolidated net earnings totaled $1,718,000 for the first nine months of 1996 compared with $1,446,000 for the same period of 1995. The primary reason for this increase of $272,000, or 19%, is attributed to a $600,000 decrease in the provision for loan losses, offset by a decrease in net interest margin of $61,000, an increase in other expenses of $69,000, and additional taxes of $197,000.

NET INTEREST MARGIN

  Total interest income increased by $160,000 or 1% for the first nine months of 1996 compared to the same period of 1995. Such increase is primarily attributed to an increase in earning assets in 1996 which were invested in investment securities and federal funds.

  Total interest expense increased by $221,000 or 5% as a result of an increase in interest bearing deposits in 1996.

  As a result of the changes described above, the net interest margin declined by $61,000 or 1% for the first nine months of 1996.

PROVISION FOR LOAN LOSSES

  The provision for loan losses was $363,000 for the first nine months of 1996 compared to $963,000 for the same period in 1995, representing a decrease of $600,000 or 62%. Such decrease is attributed to the Company meeting its targeted allowance to loan loss ratio of approximately 2.5%. At September 30, 1996, the ratio of the allowance for loan losses to total loans outstanding was 3.13%. Such ratio is above the Company's target ratio as a result of a problem credit outstanding for which they had specific reserves established of approximately $250,000. In the fourth quarter of 1996, $250,000 was charged-off against this credit lowering the reserve closer to the Company's targeted level.

OTHER INCOME

  Other income decreased by $1,000 or less than 1%, for the first nine months of 1996 compared with the same period of 1995.

OTHER EXPENSE

  Other expense increased by $69,000, or 1%, for the first nine months of 1996 compared with the same period of 1995 primarily due to an increase in salaries and benefits expense of $113,000, an increase in credit card expenses of $81,000 and other expense increases of $106,000. Such increases were offset by a decrease in deposit insurance premiums of $180,000 and a decrease in data processing fees of $83,000.

INCOME TAX EXPENSE

  The Company recognized income tax expense of $1,156,000 during the first nine months of 1996 compared to $959,000 for the first nine months of 1995. For both periods, the effective tax rate was 40%

                 COMPARISON OF OPERATING RESULTS FOR THE YEARS
                       ENDED DECEMBER 31, 1995 AND 1994

GENERAL

  The Company's consolidated net income totaled $1,935,000 in 1995 compared to $1,973,000 in 1994 representing a decrease of $38,000. Such decrease is attributable to a $220,000 increase in the provision for loan losses, a $212,000 decrease in other income, and a $55,000 increase in other expenses. Such items were offset by an increase in the net interest margin by $372,000 and a decrease in tax expense of $77,000.

NET INTEREST MARGIN

  Total interest income increased by $1,313,000, or 9%, in 1995 compared to 1994. Such increase is primarily attributable to a $1,052,000 increase in interest income on securities of United States government agencies. During 1995 the Company invested approximately $10,000,000 in higher yielding government agency securities. Additionally, an increase of approximately $419,000 in interest and fees on loans occurred in 1996 due to favorable interest rate movements.

  Total interest expense increased by $941,000, or 20%, in 1995 compared to 1994. This increase is a net result of an increase in rates paid on interest bearing deposits of slightly less than 1%, offset by a decrease in total interest bearing deposits of $1,649,000.

  As a result of the changes described above, the net interest margin increased by $372,000 or 4% in 1995.

PROVISION FOR LOAN LOSSES

  The provision for loan losses was $1,184,000 in 1995 compared to $964,000 in 1994. In 1995, the Company began making a conscious effort to build their loan loss reserves to a ratio of 2.5% to 3.0% of total loans outstanding. Net charge-offs in 1995 were $216,000 compared to $1,350,000 in 1994. Charge-offs in 1994 were higher as a result of two significant credits for which the Company incurred substantial losses. At December 31, 1995 the allowance for loan losses was $2,782,000, or 2.6% of gross loans outstanding.

OTHER INCOME

  Other income decreased $212,000, or 13%, in 1995 compared to 1994. This decrease is primarily attributed to non-recurring gains on sale of other real estate owned of $180,000 in 1994.

OTHER EXPENSE

  Other expense increased $55,000, or 1%, in 1995 compared to 1994. This increase is primarily attributable to increases in salaries and benefits of $164,000, an increase in occupancy expense of $62,000, an increase in furniture and equipment expense of $22,000 and an increase in other expenses of $56,000. These increases were partially offset by decreases in deposit insurance premiums of $187,000 and data processing expense of $67,000.

INCOME TAX EXPENSE

  The Company recognized income tax expense of $1,311,000 in 1995 versus $1,387,000 in 1994. The effective tax rate was 40% and 41% for 1995 and 1994, respectively.

                 COMPARISON OF OPERATING RESULTS FOR THE YEARS
                       ENDED DECEMBER 31, 1994 AND 1993

GENERAL

  The Company's consolidated net income totaled $1,973,000 in 1994 compared to $1,791,000 in 1993 representing an increase of $182,000, or 10%. The increase is attributable to a $757,000 increase in the net interest margin and a $217,000 increase in other income. Such increases were partially offset by a $439,000 increase in the provision for loan losses, a $294,000 increase in other expenses and an increase in tax expense of $59,000.

NET INTEREST MARGIN

  Total interest income increased by $765,000, or 6%, in 1994 compared to 1993. Such increase is primarily due to an increase in interest income on loans of $799,000. Interest income from loans increased as a result of both loan portfolio growth and favorable interest rate movements.

  Total interest expense increased $7,000 or less than 1%, in 1994 compared to 1993.

  As a result of the changes described above, the net interest margin increased $757,000 or 9% in 1994.

PROVISION FOR LOAN LOSSES

  The provision for loan losses was $964,000 in 1994 compared to 525,000 in 1993. Provision expense increased in 1995 as a result of two significant charge-offs incurred during the year. Net charge-offs in 1994 were $1,350,000 compared to $77,000 in 1993. At December 31, 1994 the balance in the allowance for loan losses was $1,814,000, or 1.6% of gross loans outstanding.

OTHER INCOME

  Other income increased $217,000 in 1994 compared to 1993. This increase is primarily attributed to an increase in gains on the sale of other real estate owned of $164,000 in 1994.

OTHER EXPENSE

  Other expense increased $294,000, or 5%, in 1994 compared to 1993. Such increase is primarily attributable to an increase in salaries and benefits of $120,000 and an increase in other operating expenses of $113,000.

INCOME TAX EXPENSE

  The Company recognized income tax expense of $1,387,000 and $1,328,000 in 1994 and 1993, respectively. The effective tax rate was 41% and 43% for 1994 and 1993, respectively.

                              FINANCIAL CONDITION

  The Company continues to strengthen its financial position reflected in an increasing ratio of stockholders' equity to total assets. The Company paid out less than 30% of its earnings in dividends in both 1995 and 1994 and has not paid any dividends in the nine months ended September 30, 1996 resulting in an increase in stockholders' equity as a percentage of total assets from 9.0% at December 31, 1995 to 9.6% at September 30, 1996. The Company's deposit base has increased from $172,511,000 at December 31, 1995 to $186,870,000 at
September 30, 1996.

  Net loans were $102,509,000 at December 31, 1995 resulting in a 59% loan to deposit ratio. At September 30, 1996, net loans were $97,022,000 resulting in a 52% loan to deposit ratio. Such decrease is a result of the Company shifting these funds into more liquid investments, specifically, securities of United States government agencies. Such decrease in loan balances is the result of the Company's strategy in 1996 to decrease the amount of real estate construction and land development loans held.

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity risk is managed by the Company through the composition of its assets and liabilities in an effort to efficiently meet the borrowing needs and withdrawal requirements of its customers.

  Cash and cash equivalents include cash, due from banks and federal funds sold. The primary sources of the Company's liquidity are cash and cash equivalents and investment securities with short term maturities. The Company believes its process of asset/liability management allows adequate reaction time for trends in the marketplace as they occur, minimizing the negative impact of such trends on the net interest margin.

  As of September 30, 1996, the Company had cash and cash equivalents of $15,487,000 and investment securities maturing in less than one year of $25,485,000. These amounts represent approximately 20% of the Company's total assets at September 30, 1996 and provide the Company with sufficient resources to handle unforeseen deposit outflows and loan requirements.

  The Company's cash and cash equivalents increased $819,000 during the nine month period ended September 30, 1996. Net cash provided by operating activities aggregated $2,382,000. Net cash used in investing activities for this period approximated $5,922,000 primarily as a result of net investment purchases of approximately $11,217,000 offset by a decrease in net loans of $5,125,000. Net cash provided by financing activities approximated $4,359,000 for this time period as a result of an increase in deposits of $4,359,000.

  Stockholders' equity represented 9.6% of total assets at September 30, 1996. Risk-based capital and leverage ratios of the subsidiary bank exceeded minimum requirements of regulatory banking authorities.

EFFECTS OF ECONOMIC CONDITIONS

  The Company's financial statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation.

  The assets and liabilities of the Company are primarily monetary and interest rates have a greater impact on the Company's performance than do the effects of inflation.

  The local economy of the Greater Kansas City metropolitan area has experienced growth over the last several years. The area has a good mix of retail, agricultural related and industrial business.

LOAN PORTFOLIO--TYPES OF LOANS

  The following table presents the amount of loans outstanding at the dates indicated, according to loan category (in thousands):

                         9/30/96   9/30/95  12/31/95  12/31/94  12/31/93  12/31/92 12/31/91
                         --------  -------  --------  --------  --------  -------- --------
Real Estate:
 Construction and land
  development........... $ 28,780   36,414   33,922    40,386    35,176    30,711   30,227
 Secured by farmland....    1,264    1,452    1,470     1,301     1,090       770      589
 Secured by 1-4 family..   19,380   19,983   20,315    19,642    19,553    20,054   19,130
 Secured by multi-fami-
  ly....................      903    2,484    2,438     2,396     2,570     1,928    1,640
 Secured by non-farm,
  non-residential.......   23,004   20,414   21,071    21,208    19,495    19,367   21,261
                         --------  -------  -------   -------   -------    ------  -------
  Total Real Estate
   Loans................   73,331   80,747   79,216    84,933    77,884    72,830   72,847
Commercial & Industri-
 al.....................   14,897   11,877   14,333    11,016    14,236    11,566   13,896
Consumer................   12,136   11,406   11,874    14,283    14,449    14,168   15,647
Other...................       11       96       53       314       303       318      319
Unearned Income.........     (218)    (173)    (184)     (218)     (278)     (231)    (187)
                         --------  -------  -------   -------   -------    ------  -------
  Total loans, net of
   unearned income......  100,157  103,953  105,292   110,328   106,594    98,651  102,522
 Less allowance for loan
  losses................    3,135    2,713    2,782     1,814     2,200     1,752    1,284
                         --------  -------  -------   -------   -------    ------  -------
Net Loans............... $ 97,022  101,240  102,510   108,514   104,394    96,899  101,238
                         ========  =======  =======   =======   =======    ======  =======

REAL ESTATE-CONSTRUCTION AND LAND DEVELOPMENT

  This category consists primarily of residential and commercial construction loans for properties located in Shawnee Mission, Kansas and surrounding communities. These loans aggregated approximately $28,780,000 and $36,414,000 at September 30, 1996 and 1995, respectively. The decrease in this category of loans in 1996 is the result of the Company's strategy to lower the amount of loans in this category in order to manage concentration risk. The Company has experienced relatively few charge-offs related to this category of loans over the past couple of years.

REAL ESTATE-RESIDENTIAL PROPERTIES

  The mortgage loans in this category, including 1-4 family and multifamily loans, are collateralized by residential properties that are principally located in Shawnee Mission, Kansas and surrounding communities. These loans aggregated approximately $20,283,000 and $22,467,000 at September 30, 1996 and 1995, respectively. The Company has experienced relatively few charge-offs related to this category of loans over the past couple of years.

REAL ESTATE-NON-FARM, NON-RESIDENTIAL

  This category of loans is secured by commercial properties principally located in Shawnee Mission, Kansas and surrounding communities. These loans aggregated approximately $23,004,000 and $20,414,000 at September 30, 1996 and 1995, respectively. The Company has experienced relatively few charge-offs related to this category of loans over the past couple of years.

COMMERCIAL AND INDUSTRIAL

  Commercial and industrial loans are comprised primarily of loans to customers in the Shawnee Mission, Kansas trade area and are diversified from an industry and customer standpoint, which helps to minimize risk. Consistent with management's emphasis on relationship banking, most borrowing customers also maintain deposit accounts and utilize other banking services. Management believes the inherent risks of commercial and industrial loans to be relatively low, given the diversity of the portfolio, conservative underwriting standards and collateral margins.

CONSUMER

  The consumer loan portfolio consists of both secured and unsecured loans to individuals for various personal reasons such as automobile financing, home improvements, educational and recreational purposes. Net charge-offs of consumer loans have been relatively low for the past several years. Management believes the inherent risks associated with these loans to be relatively low and that net charge-offs on these loans will continue to be below industry averages, due to conservative underwriting standards, sufficient collateral margins and the diversity of the portfolio.

ALLOWANCE FOR LOAN LOSSES

  Management has established an allowance for loan losses which reduces the total loans outstanding by an estimate of potential loan losses, plus an excess margin for potential future uncertainties. Loans deemed uncollectible are charged against and reduce the allowance. Provisions for loan losses are expensed against current income. The provision replenishes the allowance for loan losses and maintains the allowance at acceptable levels based upon the judgment of management. The allowance for loan losses is based upon current economic conditions, risks in the loan portfolio, historical loan loss experience and other factors which, in management's opinion, deserve current recognition. The following table presents a rollforward of the allowance for loan losses at the dates indicated (in thousands):

                          9/30/96 9/30/95 12/31/95 12/31/94 12/31/93 12/31/92 12/31/91
                          ------- ------- -------- -------- -------- -------- --------
Balance at beginning of
 the period.............  $ 2,782  1,814   1,814    2,200    1,752    1,284    1,163
 Loans charged-off:
  Real estate...........      --      36     170      588      --       170      406
  Commercial & industri-
   al...................       62    --      --       770       25       82        9
  Consumer & other......       56     64      78       99       86      143      150
                          -------  -----   -----    -----    -----    -----    -----
  Total charge-offs.....      118    100     248    1,457      111      395      565
                          -------  -----   -----    -----    -----    -----    -----
 Recoveries:
  Real estate...........       96     22      23       13      --        57       22
  Commercial & industri-
   al...................        3      6       6       77       20       14       10
  Consumer & other......        9      8       3       17       14       17       27
                          -------  -----   -----    -----    -----    -----    -----
  Total recoveries......      108     36      32      107       34       88       59
                          -------  -----   -----    -----    -----    -----    -----
Net charge-offs.........       10     64     216    1,350       77      307      506
Provision for loan loss-
 es.....................      363    963   1,184      964      525      775      627
                          -------  -----   -----    -----    -----    -----    -----
   Balance at end of pe-
    riod................  $ 3,135  2,713   2,782    1,814    2,200    1,752    1,284
                          =======  =====   =====    =====    =====    =====    =====

NON-PERFORMING LOANS

  The following table presents the amount of non-performing loans outstanding at the dates indicated, by category (in thousands):

                         9/30/96 9/30/95 12/31/95 12/31/94 12/31/93 12/31/92 12/31/91
                         ------- ------- -------- -------- -------- -------- --------
Non-accrual loans.......  $ 453    179     117       63       27       38     1,345
 Loans 90 days past due
  and still accruing....     87    375      85      126       71      150       922
Restructured loans......    --     --      --       --       --       --        --
                          -----    ---     ---      ---      ---      ---     -----
  Total non-performing
   loans................  $ 540    554     202      189       98      188     2,267
                          =====    ===     ===      ===      ===      ===     =====

  Management reviews the Company's loan portfolio continuously for problem loans. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet contractual requirements of loan agreements. Such loans are placed under close supervision, with consideration given to placing the loan on a non-accrual status. Management then determines the need for additions to the allowance for loan loss or, if appropriate, partial or full charge-off. Depending upon the circumstances, certain of these loans are from time to time renegotiated. Those loans on which management does not expect to collect interest in the normal course of business, or which are 90 days or more past due as to principal or interest, are placed on nonaccrual status. After a loan is placed on nonaccrual status, any interest previously accrued but not yet collected is reversed against current income. Interest is included in income subsequent to the date the loan is placed on nonaccrual status on a cash basis so long as management is satisfied there is no impairment of the book value of the loan. The loan is returned to accrual status only when the borrower has brought all past due principal and interest payments current, and in the opinion of management, the borrower has demonstrated the ability to make future payments or principal and interest as scheduled.

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES AS OF SEPTEMBER 30, 1996

  The following table sets forth maturities and rate sensitivity of the loan portfolio as of September 30, 1996 (in thousands):

                                      ONE YEAR OR ONE TO FIVE OVER FIVE
                                         LESS        YEARS      YEARS    TOTAL
                                      ----------- ----------- --------- -------
Maturities of loans with fixed
 rates..............................   $ 23,970     33,308      2,861    60,139
Repricing schedule of loans with ad-
 justable rates.....................     40,018        --         --     40,018
                                       --------     ------      -----   -------
                                       $ 63,988     33,308      2,861   100,157
                                       ========     ======      =====   =======

INTEREST RATE RISK

  Asset and liability management encompasses both interest rate risk and liquidity management. The Company's net interest margin can be vulnerable to wide fluctuations arising from a change in the general level of interest rates which may affect the yield on interest earning assets differently than the cost of the interest bearing liabilities. The Company monitors its asset and liability mix in an effort to maintain a consistent earnings performance through control of interest rate risk.

  Below is the "static gap" schedule for the Company as of September 30, 1996 (in thousands). This is just one of several tools which may be used to measure and manage interest rate sensitivity. Earning assets and interest bearing liabilities are presented below within selected time intervals based on their repricing and maturity characteristics. In this view, the sensitivity position is perfectly matched when an equal amount of assets and liabilities reprice during any given period. Excess assets or liabilities repricing in a given time period result in the "Interest Sensitivity Gap" shown at the bottom of the schedule. A positive gap indicates more assets than liabilities will reprice in that time period, while a negative gap indicates more liabilities than assets will reprice.

  The schedule indicates the Company is liability sensitive in the 0-3 month period and is asset sensitive in all other periods. This means that during the 0-3 month period, interest bearing liabilities are repricing faster than earning assets, thereby improving net interest income when rates are declining and reducing net interest income when rates are rising. While the "static gap" is a widely used measure of interest sensitivity, it is not, in management's opinion, the only indicator of the Company's sensitivity position.

                 REPRICING AND INTEREST RATE SENSITIVITY AS OF
                              SEPTEMBER 30, 1996

                                            0-3      4-12   1-5   OVER 5
                                           MONTHS   MONTHS YEARS  YEARS   TOTAL
                                          --------  ------ ------ ------ -------
Interest Earning Assets:
  Loans.................................. $ 49,692  14,296 33,308 2,861  100,157
  Investment securities & ffs............   11,220  21,059 57,705   250   90,234
                                          --------  ------ ------ -----  -------
    Total interest earning assets........   60,912  35,355 91,013 3,111  190,391
Interest Bearing Liabilities:
  Interest bearing demand and savings....   81,979     --     --    --    81,979
  Time & C.D.'s < $100,000...............   12,997  26,493 14,568   --    54,058
  Time & C.D.'s > $100,000...............    1,918   5,508    221   --     7,647
                                          --------  ------ ------ -----  -------
    Total interest bearing liabilities...   96,894  32,001 14,789   --   143,684
                                          --------  ------ ------ -----  -------
Interest Sensitivity GAP................. $(35,982)  3,354 76,224 3,111   46,707
                                          ========  ====== ====== =====  =======

                                 LEGAL OPINION

  The legality of the Commerce Common Stock offered hereby will be passed upon by Blackwell Sanders Matheny Weary & Lombardi L.C.

                                    EXPERTS

INDEPENDENT PUBLIC ACCOUNTANTS FOR COMMERCE BANCSHARES, INC.

  The consolidated financial statements of Commerce and subsidiaries as of and for the years ended December 31, 1995, 1994 and 1993 incorporated by reference in the Annual Report on Form 10-K, which are incorporated by reference in this Registration Statement, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

INDEPENDENT PUBLIC ACCOUNTANTS FOR SHAWNEE BANK SHARES, INC.

  The consolidated financial statements of Shawnee and the Bank as of and for the years ended December 31, 1995 and 1994, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

                             SHAREHOLDER PROPOSALS

  If the Merger and Acquisition are consummated, shareholders of Shawnee and the Bank will become shareholders of Commerce at the Effective Time. Commerce shareholders may submit to Commerce proposals for formal consideration at the 1997 and 1998 annual meetings of Commerce's shareholders and inclusion in Commerce's proxy statements for such meetings. The deadline for all such proposals to be considered for inclusion in Commerce's Proxy Statement and proxy for the 1997 annual meeting was November 20, 1996. All such proposals to be considered for inclusion in Commerce's Proxy Statement and proxy for the 1998 annual meeting must be received in writing by the Corporate Secretary at Commerce Bancshares, Inc. by November , 1997.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                           COMMERCE BANCSHARES, INC.

                           SHAWNEE BANK SHARES, INC.

                                CBI-KANSAS, INC.

                                      AND

                             THE SHAWNEE STATE BANK

                             DATED JANUARY 16, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
 ARTICLE I
  THE COMPANY MERGER.................................................... A-1
     1.1  The Company Merger...........................................  A-1
     1.2  Effective Time of the Company Merger.........................  A-1
     1.3  The Articles of Incorporation................................  A-1
     1.4  Effect of Company Merger.....................................  A-1
     1.5  Further Assurances...........................................  A-2
 ARTICLE II
  COMPANY MERGER........................................................ A-2
     2.1  Effect of Merger on Sub Stock................................  A-2
     2.2  Conversion of the Company Shares in the Company Merger.......  A-2
     2.3  Exchange of Certificates.....................................  A-3
     2.4  Closing of the Company Transfer Books........................  A-3
     2.5  Dividends....................................................  A-3
     2.6  Shareholders' Approval.......................................  A-3
     2.7  Dissenting Shares............................................  A-3
 ARTICLE IIA
  ACQUISITION OF ASSETS AND LIABILITIES OF BANK BY SUB.................. A-4
    2A.1  Agreement to Purchase and Sell...............................  A-4
    2A.2  Closing of Purchase and Sale.................................  A-4
    2A.3  Consideration................................................  A-4
    2A.4  Assets and Liabilities Bank to be Transferred to Commerce
           Bank, N.A. .................................................  A-4
    2A.5  [Omitted]....................................................  A-5
    2A.6  [Omitted]....................................................  A-5
    2A.7  Exchange of Certificates.....................................  A-5
    2A.8  Closing of the Bank Transfer Books...........................  A-5
    2A.9  Dividends....................................................  A-5
    2A.10 Shareholders' Approval.......................................  A-5
    2A.11 Retained Assets..............................................  A-5
    2A.12 Liquidation of Bank..........................................  A-6
 ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF COMMERCE AND SUB.................... A-6
     3.1  Organization and Authority...................................  A-6
     3.2  Authority....................................................  A-6
     3.3  Shareholder Approval.........................................  A-6
     3.4  No Violations................................................  A-6
     3.5  Consents.....................................................  A-7
     3.6  Capital Stock of Commerce....................................  A-7
     3.7  Government Regulation........................................  A-7
     3.8  Financial Statements.........................................  A-7
     3.9  SEC Reports..................................................  A-7
     3.10 Status of Commerce Common Stock to be Issued.................  A-8
     3.11 Legal Proceedings............................................  A-8
     3.12 Taxes........................................................  A-8
     3.13 Defaults.....................................................  A-9
     3.14 Information Supplied.........................................  A-9
     3.15 Absence of Adverse Agreements................................  A-9
     3.16 Broker's Fees................................................  A-9

                                                                           PAGE
                                                                           ----
 ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF COMPANY...............................  A-9
    4.1  Organization and Good Standing..................................   A-9
    4.2  Authority.......................................................  A-10
    4.3  Shareholder Approval............................................  A-10
    4.4  No Violations...................................................  A-10
    4.5  Consents........................................................  A-10
    4.6  Capitalization..................................................  A-10
    4.7  Government Regulation...........................................  A-11
    4.8  Financial Statements............................................  A-11
    4.9  Legal Proceedings...............................................  A-11
    4.10 Title to Assets.................................................  A-11
    4.11 Undisclosed Liabilities.........................................  A-12
    4.12 Taxes...........................................................  A-12
    4.13 Contracts.......................................................  A-12
    4.14 Regulatory Reports; Examinations................................  A-13
    4.15 Conduct.........................................................  A-13
    4.16 Compliance with ERISA...........................................  A-13
    4.17 Information Supplied............................................  A-14
    4.18 Defaults........................................................  A-14
    4.19 Insurance.......................................................  A-14
    4.20 Absence of Adverse Agreements...................................  A-14
    4.21 Internal Controls and Records...................................  A-15
    4.22 Loans...........................................................  A-15
    4.23 Environmental Laws..............................................  A-15
    4.24 Broker's Fees...................................................  A-16
    4.25 Labor Matters...................................................  A-17
    4.26 Full Disclosure.................................................  A-17
 ARTICLE V
  COVENANTS OF COMPANY                                                     A-17
    5.1  Affirmative Covenants of the Company............................  A-17
    5.2  Negative Covenants of the Company...............................  A-17
    5.3  Inspection......................................................  A-19
    5.4  Financial Statements and Call Reports...........................  A-19
    5.5  Right to Attend Meetings........................................  A-19
    5.6  Data Processing.................................................  A-19
    5.7  No Solicitation.................................................  A-19
    5.8  Regulatory Approvals............................................  A-20
    5.9  Information.....................................................  A-20
    5.10 Tax-Free Reorganization Treatment...............................  A-20
 ARTICLE VI
  COVENANTS OF COMMERCE AND SUB                                            A-20
    6.1  Regulatory Approvals............................................  A-20
    6.2  Information.....................................................  A-20
    6.3  Tax-Free Reorganization Treatment...............................  A-20
    6.4  Employee Benefits...............................................  A-20

 ARTICLE VII
  CONDITIONS PRECEDENT TO COMMERCE'S OBLIGATIONS........................... A-20
     7.1  Representations, Warranties and Covenants.......................  A-20
     7.2  Material Actions, Debts or Defaults.............................  A-21
     7.3  Adverse Changes.................................................  A-21
     7.4  Regulatory Authority Approval...................................  A-21
     7.5  Litigation......................................................  A-21
     7.6  Financial Measures..............................................  A-21
     7.7  Approval by Shareholders........................................  A-21
     7.8  Tax Representations.............................................  A-21
     7.9  Affiliate Agreements............................................  A-21
     7.10 [Omitted].......................................................  A-22
     7.11 Federal Tax Opinion.............................................  A-22
     7.12 Opinion of Counsel..............................................  A-22
     7.13 Voting Agreement................................................  A-22
 ARTICLE VIII
  CONDITIONS PRECEDENT TO OBLIGATION OF COMPANY AND BANK................... A-22
     8.1  Representations, Warranties and Covenants.......................  A-22
     8.2  Regulatory Authority Approval...................................  A-22
     8.3  Litigation......................................................  A-22
     8.4  Approval by Shareholders........................................  A-22
     8.5  Federal Tax Opinion.............................................  A-22
     8.6  Adverse Changes.................................................  A-23
     8.7  Opinion of Counsel..............................................  A-23
 ARTICLE IX
  TERMINATION OF AGREEMENT................................................. A-23
     9.1  Basis for Termination...........................................  A-23
     9.2  Effect of Termination...........................................  A-23
     9.3  Amendment.......................................................  A-23
     9.4  Extension; Waiver...............................................  A-23
 ARTICLE X
  SECURITIES LAWS MATTERS.................................................. A-24
    10.1  Registration Statement and Proxy Statement......................  A-24
    10.2  State Securities Laws...........................................  A-24
    10.3  Publication of Combined Financial Results.......................  A-24
 ARTICLE XI
  MISCELLANEOUS............................................................ A-24
    11.1  [Omitted].......................................................  A-24
    11.2  Parties in Interest.............................................  A-24
    11.3  Entire Agreement, Amendments, Waiver............................  A-25
    11.4  Notices.........................................................  A-25
    11.5  Law Governing...................................................  A-26
    11.6  Further Acts....................................................  A-26

                              INDEX OF DEFINITIONS

TERM                                                                     SECTION
----                                                                     -------
Agreement................................................ Introductory Paragraph

ASTM.................................................................... 4.24(c)

Average Commerce Price.................................................. 2.2(c)

Bank..................................................................... 4.1(b)

Bank Business.............................................................. 2A.1

Bank Liquidation.......................................................... 2A.12

Bank Per Share Amount...................................................... 2A.3

Bank Stock.................................................................. 4.6

Bank Transfer........................................................... Recital

Closing Date................................................................ 1.2

Code....................................................................... 4.16

Commerce................................................. Introductory Paragraph

Commerce Common Stock....................................................... 3.6

Commerce's Counsel......................................................... 7.11

Company.................................................. Introductory Paragraph

Company Common Stock..................................................... 2.2(a)

Company Dissenting Shares................................................... 2.7

Company Financial Statements................................................ 4.8

Company Merger......................................................... Recitals

Effective Time.............................................................. 1.2

Environmental Audit..................................................... 4.23(c)

Environmental Laws...................................................... 4.23(b)

Environmental Liability................................................. 4.23(c)

ERISA...................................................................... 4.16

Exchange Agent........................................................... 2.3(a)

GAAP..................................................................... 5.2(k)

Governmental Entity........................................................ 4.14

Hazardous Materials..................................................... 4.23(b)

IRS........................................................................ 3.12

KGCC........................................................................ 1.2

Material Adverse Effect.................................................... 3.12

Merger................................................................. Recitals

NASDAQ................................................................... 2.2(c)

Preferred Per Share Amount............................................... 2.2(b)

Preferred Stock.......................................................... 2.2(a)

Plans...................................................................... 4.16

Properties.............................................................. 4.23(c)

PRP..................................................................... 4.23(a)

Proxy Statement............................................................ 10.1

Registration Statement.................................................... 10.1

Retained Assets........................................................... 2A.11

Securities Act............................................................. 3.10

SEC........................................................................ 3.14

Sub...................................................... Introductory Paragraph

Sub Common Stock............................................................ 2.1

Tax........................................................................ 3.12

Taxes...................................................................... 3.12

Tax Returns................................................................ 3.12

                     AGREEMENT AND PLAN OF REORGANIZATION

  This Agreement and Plan of Reorganization (the "Agreement") dated as of the 16th day of January, 1997, is made by and between COMMERCE BANCSHARES, INC., a Missouri corporation ("Commerce"), CBI-KANSAS, INC., a Kansas corporation ("Sub") SHAWNEE BANK SHARES, INC, a Kansas corporation ("Company") and THE SHAWNEE STATE BANK, a Kansas Banking Corporation ("Bank").

                                  WITNESSETH:

  Whereas, the Boards of Directors of Commerce, Sub, Company and Bank have approved and deem it advisable and in the best interests of their respective companies and shareholders that Commerce, Company and Bank become affiliated through the merger of Company with and into Sub in the manner hereinafter set forth (the "Merger" or the "Company Merger") and the acquisition of all of the assets and liabilities of Bank by Commerce Bank, N.A. (the "Bank Transfer"); and

  Whereas, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger and the Bank Transfer.

  Now, Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                              The Company Merger

  1.1 The Company Merger. Upon the terms and subject to the conditions of this Agreement at the Effective Time (as hereinafter defined), Company shall be merged with and into Sub and the separate existence and corporate organization of Company shall thereupon cease and Sub and Company shall thereupon be a single corporation. Sub shall be the surviving corporation in the Merger and the separate corporate existence of Sub shall continue unaffected and unimpaired by the Merger.

  1.2 Effective Time of the Company Merger. On the Closing Date (as hereinafter defined), the proper officers of Company and Sub shall execute and acknowledge appropriate certificates of merger that shall be filed with the Kansas Secretary of State on the first business day following the Closing Date, all in accordance with the Kansas General Corporation Code (the "KGCC"). The Merger shall become effective on the first day of the first calendar month following the Closing Date (the "Effective Time"). The closing shall be on a day (the "Closing Date") within forty-five (45) days following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Articles VII and VIII of this Agreement at 10:00 a.m. at Commerce Bank, N.A., 1000 Walnut Street, Kansas City, Missouri, which day shall be specified by notice from Commerce to Company (such notice to be at least five (5) days in advance of such Closing
Date).

  1.3 The Articles of Incorporation. The Articles of Incorporation and By-Laws of Sub as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation and By-Laws of the surviving corporation from and after the Effective Time until amended as provided by law and the officers and directors of Sub shall continue as the officers and directors of the surviving corporation from and after the Effective Time.

  1.4 Effect of Company Merger. Subject to Kansas law, at the Effective Time
(a) Sub shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of Company and all obligations belonging to or due each of Company and Sub shall be vested in Sub without further act or deed; (b) title to any real estate or any interest therein vested in Company shall not revert or in any way be impaired by reason of the Company Merger; (c) all rights of creditors and all liens on any property of the Company shall be preserved unimpaired; and (d) Sub shall be liable for all the obligations of Company, and any claim existing, or action or proceeding pending, by or against either of Company or Sub, may be prosecuted to judgment with the right of appeal, as if the Company Merger had not taken place. Notwithstanding the foregoing, cash to pay Company Dissenting Shares will come from Bank prior to its dissolution pursuant to
Article IIA, below.

  1.5 Further Assurances. If at any time after the Effective Time, Sub shall consider it advisable that any further conveyances, agreements, documents, instruments or assurances of law or any other actions or things are necessary or desirable to vest, perfect, confirm, or record in Sub the title to any property, rights, privileges, powers, or franchises of the Company, the Board of Directors and officers of Sub shall, and will be authorized to, execute and deliver in the name and on behalf of Sub or otherwise, any and all proper conveyances, agreements, documents, instruments, and assurances of law and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers and franchises in Sub, and otherwise to carry out the provisions of this Agreement.

                                  ARTICLE II

                                Company Merger

  2.1 Effect of Merger on Sub Stock. Each share of common stock, $1.00 par value per share, of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding at the Effective Time, and shall be unaffected by the Company Merger.

  2.2 Conversion of the Company Shares in the Company Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

  (a) Each outstanding share of (i) common stock, $1.00 par value per share of the Company ("Company Common Stock") and (ii) preferred stock, $55 par value per share of the Company (the "Preferred Stock") which are held in the treasury of the Company or owned by Commerce, Sub or any subsidiary of the Company or Commerce (other than as a trustee, fiduciary, nominee or in a similar capacity), shall be canceled and retired and shall cease to exist from and after the Effective Time, and no cash or other consideration shall be delivered in exchange therefore;

  (b) Each remaining issued and outstanding share of Preferred Stock (other than Company Dissenting Shares, as defined in Section 2.7) shall be converted into that fraction of a share (rounded to the nearest 1/1000th of a share) of Commerce Common Stock equal to the quotient by dividing $55 plus unpaid accumulated dividends, if any, to the Effective Time, without interest thereon ("Preferred Per Share Amount") by the Average Commerce Price.

  (c) Each outstanding share of Company Common Stock, shall be converted into that fraction of a share (rounded to the nearest 1/1000th of a share) of Commerce Common Stock, as defined in Section 3.6, below, equal to the quotient by dividing Common Per Share Amount by the average of the closing sales prices of Commerce Common Stock as reported by the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ") on each of the fifteen (15) consecutive trading days preceding the third trading day prior to the Effective Time, (the "Average Commerce Price"), provided, that notwithstanding the actual Average Commerce Price the Average Commerce Price shall be deemed to be not less than $38.15 nor more than $42.50 (the "Common Stock Conversion Ratio") for purposes of this calculation.

  (d) The "Common Per Share Amount" shall equal (i) $40 million, (ii) less the Preferred Per Share Amount multiplied by 20,941, with the result of (i) less
(ii) then (iii) multiplied by .83845, with the result then (iv) divided by 44,924.

  2.3 Exchange of Certificates.

  (a) Commerce, on behalf of Sub, shall make available to Commerce Bank, N.A., which is hereby designated as exchange agent (the "Exchange Agent"), at and after the Effective Time, such number of shares of Commerce Common Stock as shall be issuable to the holders of Company Common Stock in accordance with
Section 2.2 hereof. As soon as practicable after the Closing Date, Commerce on behalf of the Exchange Agent shall mail to each holder of record of a certificate that immediately prior to the Closing Date represented outstanding shares of Company Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of certificates of Company Common Stock for exchange into certificates of Commerce Common Stock.

  (b) Notwithstanding any other provision herein, no fractional shares of Commerce Common Stock and no certificates or script therefor or other evidence of ownership thereof will be issued. All fractional shares of Commerce Common Stock to which a holder of Company Common Stock would otherwise be entitled to under Section 2.2 hereof shall be aggregated. If a fractional share results from such aggregation, such shareholder shall be entitled, after the Effective Time and upon the surrender of such shareholder's certificate or certificates representing shares of Company Common Stock, to receive from the Exchange Agent an amount in cash in lieu of such fractional share equal to the product of such fraction and the Average Commerce Price. Commerce, on behalf of Sub, shall make available to the Exchange Agent, as required from time to time, any cash necessary for this purpose.

  2.4 Closing of the Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made.

  2.5 Dividends. No dividends or other distributions that are declared after the Effective Time with respect to Commerce Common Stock payable to holders of record thereof after the Effective Time shall be paid to the Company shareholders entitled to receive certificates representing Commerce Common Stock until such shareholders surrender their certificates. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such Commerce Common Stock shall be issued any dividends which shall have become payable with respect to such Commerce Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender there shall also be paid to the shareholder in whose name the certificates representing such Commerce Common Stock shall be issued any dividend on such Commerce Common Stock that shall have (a) a record date subsequent to the Effective Time and prior to such surrender and (b) a payment date after such surrender, and such payment shall be made on such payment date. In no event shall the shareholders entitled to receive such dividends be entitled to receive interest on such dividends.

  2.6 Shareholders' Approval. Company agrees to submit this Agreement and the transactions contemplated hereby to its shareholders for approval to the extent required and as provided by law and the Articles of Incorporation and By-Laws of Company and in accordance with Section 10.1 hereof. A shareholders' meeting of Company shall be held and Company shall use its reasonable best efforts to take all steps as shall be required for said meeting to be held as soon as reasonably practicable after the effective date of the Registration Statement (as defined in Section 10.1 hereof). Company and its Board of Directors shall recommend that the shareholders of Company approve this Agreement and the transactions contemplated hereby and shall use their reasonable best efforts to secure such approval.

  2.7 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to the Company's shareholders pursuant to the KGCC, any shares held by a person who objects to the Merger, whose shares were not entitled to vote or were not voted in favor of the Merger and who complies with all of the provisions of the KGCC concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares and who has not withdrawn such objection or waived such rights prior to the Closing Date ("Company

Dissenting Shares") shall not be converted pursuant to Section 2.2 but shall become the right to receive such consideration as may be determined to be due to the holder of such Company Dissenting Shares pursuant to the KGCC, including, if applicable, any costs determined to be payable by Bank to the holders of the Company Dissenting Shares pursuant to an order of the district court in accordance with the KGCC. Notwithstanding the foregoing, cash to pay Company Dissenting Shares will come from Bank prior to its dissolution pursuant to Article IIA, below.

                                  ARTICLE IIA

             Acquisition of Assets and Liabilities of Bank by Sub

  2A.1 Agreement to Purchase and Sell. Bank hereby agrees to sell, transfer, convey and assign, and Sub hereby agrees to purchase and assume, all of the assets and liabilities of Bank (the "Bank Business"). The Bank Business does not include Retained Assets as defined hereinafter.

  2A.2 Closing of Purchase and Sale. The closing of the purchase and sale of the Bank Business (the "Bank Transfer") shall occur on the Closing Date and Bank agrees to cause its officers to execute such instruments of conveyance and transfer as shall be reasonably necessary to accomplish the transfer of the Bank Business. The transfer of the Bank Business shall occur simultaneously with the Effective Time of the Company Merger.

  2A.3 Consideration. In consideration for the transfer of the Bank Business, Sub agrees to transfer to Bank for each share of Bank Stock, other than shares of Bank Stock owned by Sub, or by Company, shares of Commerce Common Stock, as defined in Section 3.6, below, equal to the quotient by dividing the Bank Per Share Amount by the average of the closing sales prices of Commerce Common Stock as reported by the NASDAQ on each of the fifteen (15) consecutive trading days preceding the third trading day prior to the Effective Time, (the "Average Commerce Price"), provided, that notwithstanding the actual Average Commerce Price the Average Commerce Price shall be deemed to be not less than $38.15 nor more than $42.50 for purposes of this calculation. The "Bank Per Share Amount" shall equal (i) $40 million, (ii) less the Preferred Per Share Amount multiplied by 20,941, with the result of (i) less (ii) then (iii) multiplied by .16155, with the result then (iv) divided by 16,155.

  2A.4 Assets and Liabilities Bank to be Transferred to Commerce Bank,
N.A. Sub having obtained dominion and control over the Bank Business, as provided in 2A.1 and 2A.2, above, directs that such Bank Business at the Effective Time be transferred directly to Commerce Bank, N.A. by Bank, which transfer shall be effected by a purchase and assumption by Commerce Bank, N.A. of the Bank Business in a cause to be directed transaction to the extent that such purchase and assumption may be consummated in a tax free transaction. In the event Commerce delays such purchase and assumption based on the preceding sentence, at such time as the purchase and assumption may be consummated so as not to adversely affect the tax free status of the Company Merger, Commerce agrees to purchase or cause to be purchased the Bank Business and the consideration for such purchase and assumption shall be a cash amount per share of Bank Stock equal to the market value at the Effective Time of the Commerce Common Stock which would have been issued at the Effective Time under
Section 2A.3 had the Bank Transfer occurred at the Effective Time, plus interest on such amount equal to the "Fed Funds Rate" as reported by The Wall Street Journal from the Effective Time to the date of payment. For purposes hereof, the "Fed Funds Rate" means the effective rate for Federal Funds transactions for the immediately preceding business day as quoted by the Federal Reserve Bank of New York, which shall change with and be effective on the date of any change in the Fed Funds Rate. Commerce agrees to cause Commerce Bank, N.A. to purchase and assume the Bank Business by virtue of the Bank Transfer. Bank shall thereafter dissolve and distribute any properties it has to its shareholders, except that to the extent there is cash remaining in Bank at the time of the dissolution, immediately prior to such dissolution such cash will be paid to Commerce Bank, N.A.

  2A.5 [Omitted].

  2A.6 [Omitted].

  2A.7 Exchange of Certificates.

  (a) Commerce, on behalf of Sub, shall make available to Commerce Bank, N.A., which is hereby designated as exchange agent (the "Exchange Agent"), at and after the Effective Time such number of shares of Commerce Common Stock as shall be issuable to the holders of Bank Stock in accordance with this Article IIA. As soon as practicable after the Closing Date, Commerce on behalf of the Exchange Agent shall mail to each holder of record of a certificate that immediately prior to the Closing Date represented outstanding shares of Bank Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of certificates of Bank Stock for exchange into certificates of Commerce Common Stock.

  (b) Notwithstanding any other provision herein, no fractional shares of Commerce Common Stock and no certificates or script therefor or other evidence of ownership thereof will be issued. All fractional shares of Commerce Common Stock to which a holder of Bank Stock would otherwise be entitled under this
Article IIA shall be aggregated. If a fractional share results from such aggregation, such shareholder shall be entitled, after the Effective Time and upon the surrender of such shareholder's certificate or certificates representing shares of Bank Stock, to receive from the Exchange Agent an amount in cash in lieu of such fractional share equal to the product of such fraction and the Average Commerce Price. Commerce, on behalf of Sub, shall make available to the Exchange Agent, as required from time to time, any cash necessary for this purpose.

  2A.8 Closing of the Bank Transfer Books. At the Effective Time, the stock transfer books of the Bank shall be closed and no transfer of Bank Stock shall thereafter be made.

  2A.9 Dividends. No dividends or other distributions that are declared after the Effective Time with respect to Commerce Common Stock payable to holders of record thereof after the Effective Time shall be paid to the Bank shareholders entitled to receive certificates representing Commerce Common Stock until such shareholders surrender their certificates. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such Commerce Common Stock shall be issued any dividends which shall have become payable with respect to such Commerce Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender there shall also be paid to the shareholder in whose name the certificates representing such Commerce Common Stock shall be issued any dividend on such Commerce Common Stock that shall have (a) a record date subsequent to the Effective Time and prior to such surrender and (b) a payment date after such surrender, and such payment shall be made on such payment date. In no event shall the shareholders entitled to receive such dividends be entitled to receive interest on such dividends.

  2A.10 Shareholders' Approval. Bank agrees to submit this Agreement and the transactions contemplated hereby to its shareholders for approval to the extent required and as provided by law and the Charter and By-Laws of Bank and in accordance with Section 10.1 hereof. A shareholders' meeting of Bank shall be held concurrently with, or on the same day as, that of Company, and Bank shall use its reasonable best efforts to take all steps as shall be required for said meeting to be held as soon as reasonably practicable after the effective date of the Registration Statement (as defined in Section 10.1 hereof). Bank and its Board of Directors shall recommend that the shareholders of Bank approve this Agreement and the transactions contemplated hereby and shall use their reasonable best efforts to secure such approval.

  2A.11 Retained Assets. In the Bank Transfer, the Bank shall not sell, transfer, convey and assign, and Sub shall not purchase an amount of cash of the Bank as shall be determined in good faith to be sufficient to pay any consideration as may be determined to be due to holders of Company Dissenting Shares pursuant to Section 2.7 and to pay any expenses related thereto (the "Retained Assets").

  2A.12 Liquidation of Bank. Following the transfer of the Bank Business as described in Section 2A.4 and subject to the condition described in this
Section 2A.12, the Bank shall be liquidated and dissolved as part of the Plan of Reorganization that encompasses the Bank Transfer (the "Bank Liquidation"). The consummation of the Bank Liquidation shall be subject to the sole condition that it not be consummated until all payments described in Section 2A.11 have been paid by the Bank. During the period of time following the transfer of the Bank Business as described in Section 2A.4 and before the Bank Liquidation, the activities of the Bank shall be solely those undertaken for the purpose of determining and paying any consideration due to holders of Company Dissenting Shares pursuant to Section 2.7 and paying any expenses relating thereto. Immediately prior to the Bank Liquidation, any portion of the Retained Assets that remain owned by Bank that were not needed to fulfill the payment described in Section 2A.11 shall be transferred directly to Commerce Bank, N.A. pursuant to the Plan of Reorganization that encompasses the Bank Transfer.

                                  ARTICLE III

              Representations and Warranties of Commerce and Sub

  Except as set forth on the Commerce Disclosure Schedule attached hereto, Commerce and Sub, jointly and severally, hereby represent and warrant as follows:

  3.1 Organization and Authority.

  (a) Commerce is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri with the corporate power and authority to own its properties and conduct its business as it is now being conducted and is duly registered as a bank holding company under the provisions of the Bank Company Act of 1956, as amended.

  (b) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Sub has the corporate power to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by Sub and the consummation by Sub of the transactions contemplated hereby have been duly authorized by its Board of Directors and by Commerce as the sole shareholder of Sub.

  3.2 Authority. Commerce has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Commerce. This Agreement has been duly executed and delivered by Commerce, and assuming due execution and delivery by Company, constitutes a valid and binding obligation of Commerce, enforceable in accordance with its terms subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (including without limitation specific performance), whether applied in a court of law or a court of equity.

  3.3 Shareholder Approval. The shareholders of Commerce are not required to approve this Agreement.

  3.4 No Violations. Subject to approval by the appropriate regulatory agencies, the execution, delivery and performance of this Agreement by Commerce and Sub do not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Commerce or any subsidiary or to which Commerce or any subsidiary (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of Commerce or any subsidiary of Commerce or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Commerce under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Commerce is a party, or to which any of its respective properties or assets may be bound or affected.

  3.5 Consents. Except as disclosed herein, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Commerce of the Merger or the other transactions contemplated by this Agreement.

  3.6 Capital Stock of Commerce. Commerce has authorized capital stock consisting of (a) 40,000,000 shares of common stock, $5.00 par value ("Commerce Common Stock"), of which 37,377,392 shares were issued and outstanding on December 31, 1996, and (b) 2,000,000 shares of preferred stock, $1.00 par value, of which no shares are issued and outstanding. All of the issued and outstanding shares of Commerce Common Stock are validly issued, fully paid and non-assessable. Holders of Commerce Common Stock do not have any preemptive rights with respect to the issuance of additional authorized shares of Commerce Common Stock.

  3.7 Government Regulation. Commerce and its subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the lawful conduct of their respective businesses and ownership of their respective properties. Commerce and its subsidiaries have substantially complied with all material federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of their respective properties or the conduct of their respective businesses.

  3.8 Financial Statements. The consolidated balance sheets of Commerce as of December 31, 1995 and December 31, 1994, the consolidated statements of earnings for the years ended December 31, 1995 and December 31, 1994, and all related schedules and notes to the foregoing, all of which have been delivered to Company, have been certified by KPMG Peat Marwick LLP, independent certified public accountants. All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles and practices which were applied on a consistent basis, are correct and complete and fairly and accurately present the financial position, results of operation and changes of financial position of Commerce as of their respective dates and for the periods indicated. Commerce has no material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with generally accepted accounting principles whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of Commerce as of December 31, 1995, or incurred since December 31, 1995, in the ordinary course of business. From December 31, 1995 until the date hereof, there has been no material adverse change in the financial condition, properties, assets, liabilities, rights or business of Commerce, or in the relationship of Commerce with respect to its employees, creditors, suppliers, distributors, customers or others with whom it has business relationships.

  3.9 SEC Reports. Commerce's Report on Form 10-K for year ended December 31, 1995, filed with the Securities and Exchange Commission and all subsequent reports and proxy statements filed by Commerce thereafter pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 do not and will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time the document was filed. Since the filing of such Report on Form 10-K, no other report, proxy statement, or other document has been required to be filed by Commerce pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 which has not been filed. Commerce has delivered to Company the following documents: Form 10-K for Fiscal Year Ended December 31, 1995; the Annual Report to Shareholders for such year; the Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996 and a copy of the Proxy Statement for the 1996 Annual Meeting of Shareholders of Commerce.

  3.10 Status of Commerce Common Stock to be Issued. The shares of Commerce Common Stock into which the Company Common Stock and Bank Stock are to be exchanged or converted pursuant to this Agreement will be, when delivered as specified in this Agreement, validly authorized and issued, fully paid and non-assessable, and registered pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any successor federal statute and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time (the "Securities Act").

  3.11 Legal Proceedings. There are as of the date hereof no actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Commerce, threatened against or affecting the properties, assets, rights or business of Commerce or the right to carry on or conduct its business, nor are there to the knowledge of Commerce any grounds therefor, which, if adversely determined, would have a Material Adverse Effect on the business, operations, properties or financial condition of Commerce. There are as of the date hereof no actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Commerce, threatened which will or could prevent or interfere with the consummation of the transactions contemplated by this Agreement.

  3.12 Taxes. Commerce and Sub have timely filed all Tax Returns (as defined below) required to be filed by them, and Commerce and Sub have timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Commerce is maintaining reserves adequate for payment. To the best knowledge of Commerce, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (b) custom duties, imposts, charges, levies or other similar assessments of any kind, and (c) interest, penalties and additions to tax imposed with respect thereto, and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the best of Commerce's knowledge, threatening to assert against Commerce or Sub any deficiency or claim for additional Taxes. Neither Commerce nor Sub has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of Commerce or Sub. Neither Commerce nor Sub has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect (as defined below) on Commerce or Sub, taken as a whole, after the Effective Time. For purposes of this Agreement, "Material Adverse Effect" with respect to

Commerce or Sub means an effect that: (1) is materially adverse to the business, financial condition, results of operations or prospects of Commerce or Sub taken as a whole; (2) significantly and adversely affects the ability of Commerce or Sub to consummate the transactions contemplated by this Agreement by the Closing Date or to perform their material obligations under this Agreement; or (3) enables any persons to prevent the consummation by the Closing Date of the transactions contemplated by this Agreement. The accruals and reserves for taxes reflected in Commerce's Balance Sheet are adequate to cover all Taxes accruable by Commerce and its subsidiaries on a consolidated basis through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles.

  3.13 Defaults. Neither Commerce nor any of its subsidiaries is in material breach or material default under any agreement or commitment to which Commerce or any of its subsidiaries is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with Commerce's or any of its subsidiaries' extension of credit; and, to their knowledge, there has not occurred any event which, after the giving of notice, the lapse of time or otherwise, would constitute any such default under, or result in any such breach of, any such agreement, commitment or extension of credit.

  3.14 Information Supplied. None of the information supplied or to be supplied by Commerce and Sub for inclusion or incorporation by reference in
(a) the Registration Statement (as defined in Section 10.1) will, at the time the Registration Statement is filed with the Securities and Exchange Commission (the "SEC") and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement (as defined in Section 10.1) will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than information supplied by Company.

  3.15 Absence of Adverse Agreements. Neither Commerce nor Sub is not a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or other governmental agency or authority which materially and adversely affects or in the future may have a Material Adverse Effect on the financial condition, results or operations, assets, business or prospects of Commerce or Sub, taken as a whole.

  3.16 Broker's Fees. Neither Commerce nor Sub nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

                                  ARTICLE IV

                   Representations and Warranties of Company

  Except as set forth on the Company Disclosure Schedule attached hereto, Company hereby represents and warrants to each of Commerce and Sub as follows:

  4.1 Organization and Good Standing.

  (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas with the corporate power and authority to own its properties and conduct its business as it is now being conducted and is duly registered as a bank holding company under the Bank Company Act of 1956, as amended. The conduct of Company's business and the ownership of its properties do not require Company to qualify as a foreign corporation in any jurisdiction except where the failure to be so qualified individually or in the aggregate would not materially and adversely affect the business, operations, properties or financial condition of Company and its subsidiary.

  (b) Company has one subsidiary, The Shawnee State Bank ("Bank"), which is a state banking association duly organized, validly existing and in good standing under the laws of Kansas with the corporate power and authority to carry on its business as it is now being conducted. Bank is duly qualified to do business in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification except where the failure to be so qualified individually or in the aggregate would not materially and adversely affect the business, operations, properties or financial condition of Company and Bank.

  4.2 Authority. Company has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company. This Agreement has been duly executed and delivered by Company, and assuming due execution and delivery by Commerce, constitutes a valid and binding obligation of Company, enforceable in accordance with its terms subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (including without limitation specific performance), whether applied in a court of law or a court of equity.

  4.3 Shareholder Approval. The Board of Directors of Company has directed or will direct, that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders and, except for adoption of this Agreement by the requisite vote of the Company's shareholders, no other shareholder action is necessary to approve this Agreement and to consummate the transactions contemplated hereby. The Board of Directors will recommend that the shareholders approve the transactions contemplated hereby subject to its fiduciary duties. No approval of a number of outstanding shares of Company or Bank greater than that required by the relevant statutory provisions is required for approval of this Agreement and the consummation of the transactions contemplated hereby.

  4.4 No Violations. Subject to approval by the appropriate regulatory agencies, the execution, delivery and performance of this Agreement by Company do not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Company or Bank or to which Company or Bank (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of Company or Bank or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Company or Bank under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or Bank is a party, or to which any of their respective properties or assets may be bound or affected.

  4.5 Consents. Except as disclosed herein, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Company of the Merger or the other transactions contemplated by this Agreement.

  4.6 Capitalization. Company has authorized capital stock consisting of 60,000 shares of common stock, par value $1.00 per share, of which 44,924 shares are issued and outstanding and 40,000 shares of Preferred Stock, $55 par value per share, of which 20,941 shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock and Preferred Stock are validly issued, fully paid and non-assessable. There are no outstanding warrants, options, subscriptions, contracts, rights or other agreements or commitments obligating Company to issue or sell any additional shares of Company Common Stock and Preferred Stock nor are there outstanding any securities, debts, obligations or rights which are convertible into or exchangeable for shares of Company Common Stock or Preferred Stock. The authorized capital stock of Bank consists of 200,000 shares of common stock, $10.00 par value per share, ("Bank Stock") of which 100,000 shares have been duly and validly issued, are fully paid, and of which 83,395 shares of such Bank Stock are owned directly by Company free and clear of all liens, encumbrances, equities or claims, and 450 of such Bank Stock are owned by directors of Bank which will be acquired by Company, on or prior to the Closing Date, so that on the Closing Date Company will own directly 83,845 shares of such Bank Stock free and clear of all liens, encumbrances, equities or claims. There are no outstanding warrants, options, subscriptions, contracts, rights or other arrangements or commitments obligating Company or Bank to issue or sell any additional shares of Bank's capital stock nor are there outstanding any securities, debts, obligations or rights which are convertible into or exchangeable for shares of capital stock or any other equity security of Bank.

  4.7 Government Regulation. Company and Bank hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the lawful conduct of their respective businesses and ownership of their respective properties. Company and Bank have substantially complied with all material federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of their respective properties or the conduct of their respective businesses.

  4.8 Financial Statements. The consolidated balance sheets of Company as of December 31, 1995 and December 31, 1994, the consolidated statements of earnings for the years ended December 31, 1995 and December 31, 1994, and all related schedules and notes to the foregoing, all of which have been delivered or made available to Commerce, have been certified by KPMG Peat Marwick LLP, independent certified public accountants ("Company Financial Statements"). All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles and practices which were applied on a consistent basis, are correct and complete and fairly and accurately present the financial position, results of operation and changes of financial position of Company as of their respective dates and for the periods indicated. Company has no material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with generally accepted accounting principles whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of Company as of December 31, 1995, or incurred since December 31, 1995, in the ordinary course of business. From December 31, 1995 until the date hereof, there has been no material adverse change in the financial condition, properties, assets, liabilities, rights or business of Company or Bank, or in the relationship of Company or Bank with respect to its employees, creditors, suppliers, distributors, customers or others with whom it has business relationships.

  4.9 Legal Proceedings. There are as of the date hereof no actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Company, threatened against or affecting the properties, assets, rights or business of Company or Bank or the right to carry on or conduct their respective businesses, nor are there to the knowledge of Company any grounds therefor. There are as of the date hereof no actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Company, threatened which will or could prevent or interfere with the consummation of the transactions contemplated by this Agreement.

  4.10 Title to Assets. Except for securities pledged to secure public funds deposits or subject to customer repurchase agreements entered into in the ordinary course of business, and leased property discussed below, Company and Bank have good and marketable title to and possession of all of their respective real and personal properties and assets, in each case free and clear of any liens, restrictions, encumbrances, rights, title and interests of others, except for other real estate owned and except as reflected on their respective financial statements and except for the lien of current taxes, covenants and restrictions of record, and other minor imperfections of title not affecting marketability, which liens, covenants, restrictions and imperfections do not materially affect the value of such property and do not interfere with the use made of such property by Company and the Bank. The real and personal properties and assets held under lease by Company and Bank are held by them under valid, subsisting and enforceable leases with such exceptions as do not interfere with the use made of such properties and assets by Company and Bank. No consent is necessary under the terms of any such lease in connection with the consummation of the transactions contemplated hereby.

  4.11 Undisclosed Liabilities. As of the date hereof, Company and Bank have no debt, liability or obligation (whether accrued, contingent, absolute or otherwise) known to either of the nature which would customarily be included in a corporate balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles that is not reflected or reserved against in the Company Financial Statements or was not incurred in the ordinary course of their business.

  4.12 Taxes. The Company and Bank have timely filed all Tax Returns required to be filed by them, and the Company and Bank have timely paid and discharged all Taxes due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. To the best knowledge of the Company, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the best of Company's knowledge, threatening to assert against Company or Bank any deficiency or claim for additional Taxes. Neither the Company nor Bank has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of the Company or Bank. Neither the Company nor Bank has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect (as defined below) on the Company or Bank, taken as a whole, after the Effective Time. For purposes of this Agreement, "Material Adverse Effect" with respect to the Company or Bank means an effect that: (1) is materially adverse to the business, financial condition, results of operations or prospects of the Company or Bank taken as a whole; (2) significantly and adversely affects the ability of the Company or Bank to consummate the transactions contemplated by this Agreement by the Closing Date or to perform their material obligations under this Agreement; or
(3) enables any persons to prevent the consummation by the Closing Date of the transactions contemplated by this Agreement. The accruals and reserves for taxes reflected in the Company's Balance Sheet are adequate to cover all Taxes accruable by the Company and its subsidiaries on a consolidated basis through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles.

  4.13 Contracts. Neither Company nor Bank is party to or bound by any:

  (a) employment contract or letter or other writing relating to employment;
  (b) bonus, deferred compensation, savings, profit sharing, severance pay, pension or retirement plan or arrangement;
  (c) material lease or license with respect to any property, real or personal, whether Company or Bank is landlord or tenant, licensor or licensee, involving a liability or obligation of Company or Bank as obligor in excess of $5,000 on an annual basis or over the life of the lease or license.

  (d) agreement, contract or indenture relating to the borrowing of money by Company or any subsidiary, excluding deposit obligations, obligations under certificates of deposit, letters of credit, items in the process of collection, commitments to loan or discount, endorsements made for collection and guarantees made in the ordinary course of business;
  (e) agreement with any present or former officer, director or shareholder of Company or Bank; or
  (f) other contract, agreement or other commitment which is material to the business, operations, property, prospects or assets or to the condition, financial or otherwise, of Company or Bank or which involve a payment by Company or Bank of more than $5,000 in one year over the life of such contract, agreement or commitment.

  4.14 Regulatory Reports; Examinations. Company and Bank have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, with all governmental or regulatory authorities, agencies, courts, commissions or other entity ("Governmental Entity") and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Company and Bank, no Governmental Entity has initiated any proceeding or, to the best knowledge of Company, investigation into the business or operations of Company or Bank. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Company or Bank. Company has provided or made available to Commerce all reports of examination conducted by any Governmental Entity with respect to Company and/or Bank, and all correspondence between Company and/or Bank and any Governmental Entity during the preceding ten (10) years.

  4.15 Conduct. From December 31, 1995 until the date hereof:

  (a) There has been no material adverse change in the financial condition of, or in the properties, assets, liabilities, rights or business, taken as a whole, of Company or Bank or in the relationship of Company or Bank with respect to their employees, creditors, suppliers, distributors, customers or others with whom they have business relationships.

  (b) The business affairs of Company and Bank have been conducted and carried on only in their ordinary and regular course of business, and Company and Bank have not incurred or become subject to any liabilities or obligations other than those incurred in their ordinary course of business, those incurred pursuant to existing contracts disclosed pursuant to Section 4.14 and those incurred pursuant to commitments permitted hereby.

  (c) Company and Bank have not entered into any employment contract with any director, officer or salaried employee, paid any or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their officers, employees or directors, increased the rate of compensation, if any, or instituted or made any material increase in any officer's, employee's or director's welfare, retirement or similar plan or arrangement, other than merit increases made in accordance with past practices and procedures which have not exceeded the greater of $3,000 or 5% on an annual basis for any one individual.

  4.16 Compliance with ERISA. Neither Company nor Bank has established, maintained or contributed at anytime during the five-year period ending as of the Effective Time to any employee benefit plan (as defined in Sections 3(3) or 3(37) of the Employment Retirement Income Security Act of 1974 ("ERISA")) or any other plan with respect to which any governmental filings are required, except for the plans listed on Schedule 4.17 (collectively, the "Plans"). A true and accurate copy of each of the Plans, any related trust agreements and each of the amendments thereto has been provided to Commerce together with (i) all determination letters received in respect of any qualified plans, and (ii) all required reports and supporting schedules filed with any government agency in respect of the Plans for the three most recent years ending on or before the Effective Time. To Company's knowledge as sponsor of the Plans, the Plans and each fiduciary (as defined in Section 3(21) of ERISA) of the Plans are in compliance in all material respects with all applicable requirements (including nondiscrimination requirements in effect as of the Effective Time) of the Internal Revenue Code of 1986 ("Code"), including, but not limited to, Sections 79, 105, 106, 125, 401, 501, and 4975 of the Code. For purposes of this Section 4.17, noncompliance with the Code or ERISA is material if such noncompliance could have a Material Adverse Effect on the condition of one or more of the Plans or of Company or Bank, either as of the Effective Time or upon discovery of the noncompliance. To Company's knowledge as sponsor of the Plans, all required contributions to the Plans through the Effective Time have been made. To Company's knowledge as sponsor of the Plans, Company and Bank (each with respect to the Plans), as well as the Plans, have no material current or threatened liability of any kind to any person, including but not limited to any government agency, now or as of the Effective Time, other than for the payment of benefits in the ordinary course.

  4.17 Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than information supplied by Commerce or Sub.

  4.18 Defaults. Neither Company nor Bank is in material breach or material default known to either under any agreement or commitment to which the Company or Bank is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with the Company's or Bank's extension of credit; and to their knowledge there has not occurred any event which, after the giving of notice, the lapse of time or otherwise, would constitute any such default under, or result in any such breach of, any such agreement, commitment or extension of credit.

  4.19 Insurance. Complete and correct copies of all material policies of fire, product or other liability, workers' compensation and other similar forms of insurance owned or held by Company and Bank have been delivered or made available to Commerce. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are and shall remain valid, outstanding and enforceable policies, and will not be terminated prior to the Effective Time. To the best knowledge of Company, the insurance policies to which Company or Bank are parties are sufficient for compliance with all material requirements of law and all material agreements to which Company or Bank are parties and will be maintained by Company and Bank until the Effective Time. Neither Company nor Bank has been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five (5) years.

  4.20 Absence of Adverse Agreements. Neither the Company nor Bank is a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or other governmental agency or authority which materially and adversely affects or in the future may have a Material Adverse Effect on the financial condition, results or operations, assets, business or prospects of the Company or Bank, taken as a whole.

  4.21 Internal Controls and Records. The Company and Bank maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (a) in all material respects, executed in accordance with its management's general or specific authorization, and pursuant to Company's and Bank's documented policies and procedures, and (b) recorded in conformity with generally accepted accounting principles. Company has furnished to Commerce all of Company's and Bank's written internal policies and procedures which are identified on the Company's Disclosure Schedule.

  4.22 Loans. (a) Bank is not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by Company or Bank or banking regulators; (b) neither Company nor Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of Company or Bank, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing;
(c) to the best knowledge of Company neither Company nor Bank is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority.

  4.23 Environmental Laws.

  (a) Compliance with Environmental and Safety Laws. (i) To the best knowledge of Company the operations and Properties (as hereinafter defined) of Company and Bank comply with all applicable past and present federal, state and local environmental statutes and regulations; (ii) none of the operations of Company or Bank is subject to any judicial or administrative proceedings alleging the violation of any federal, state or local environmental health or safety statute or regulation nor is it the subject of any claim alleging damages to health or property pursuant to which Company or Bank may be liable; (iii) none of the operations or Properties of Company or Bank is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any hazardous or toxic waste, substance or constituent, or any other substance from whatever source (past or present; onsite or offsite) into the environment, nor has Company or Bank been directed to conduct such investigation, formally or informally, by any governmental agency, nor has either agreed with any governmental agency or private person to conduct any such investigation; (iv) neither Company nor Bank has filed any notice under any federal, state or local law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance, or constituent, or any other substance into the environment; (v) to the best knowledge of Company the operations and Properties of Company and Bank have obtained and currently maintain and comply with, all permits and compliance plans required to own and operate Properties; (vi) Company and Bank perform all environmental and safety training required to own and operate the Properties and maintain proper records of such; (vii) Company and Bank properly handle and dispose of all regulated and Hazardous Materials (as herein defined) either onsite or offsite; (viii) neither Company nor Bank has ever been notified by either a federal, state or local governmental authority, or a private party that Company or Bank is a potentially responsible party ("PRP") for remedial costs spent addressing the release, or threat of a release, of a hazardous substance into the environment pursuant to the Comprehensive Environmental Response, Compensation or Liability Act, 42 U.S.C.
(S)(S)9601, et seq. or any corresponding state law; (ix) neither Company nor Bank has received a CERCLA (S) 104(e) information request from the U.S. Environmental Protection Agency ("USEPA") or a corresponding information request from any state or local environmental regulator; and (x) to the best knowledge of Company the Company or Bank operations, and Properties, procedures and designs conform to the statutory or regulatory requirements of any Environmental or Safety Law.

  (b) Hazardous Materials. As used herein, "Hazardous Materials" shall mean any flammables, explosives, radioactive materials, hazardous wastes, solid wastes, friable asbestos, or any material containing asbestos, toxic substances or related materials, including, without limitation, substances now or hereafter defined as hazardous substances, hazardous materials pollutants, contaminants, or toxic substances in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transport Act, the Resource Conservation and Recovery Act, any so-called "Superfund" or "Superlien" law, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance Control Act, or any other applicable federal, state or local law, common law, code, rule, regulation or ordinance presently in effect. "Hazardous Materials" shall also include polychlorinated biphenols (PCBs), petroleum and petroleum products (including crude and fraction thereof), mercury, and lead-based paint.

  (c) Environmental Audit. Commerce may obtain at its option and expense on or prior to 120 days following the date hereof an environmental audit ("Environmental Audit") of all the properties and assets of Company and Bank classified as other real estate owned or property owned by Company or Bank but excluding all loans not in default and all collateral for such loans (the "Properties"). A copy of any report or audit generated shall be provided to Company at the time such report or audit is received by Commerce. The consultant who will perform the Environmental Audit shall be selected by Commerce and shall be reasonably satisfactory to Company. The Environmental Audit shall conform to the standards for Phase I environmental assessments issued by the American Society for Testing and Materials ("ASTM"). Should an environmental condition be discovered in the Phase I process that Commerce decides, in its discretion, to investigate, then Commerce shall perform, or have performed an ASTM Phase II environmental assessment to determine whether Hazardous Materials exist (i) on or under any of the Properties; (ii) on or under any other property or in any natural resources which originated on, under or from the Properties either prior to, during or after Company's or Bank's ownership thereof. The Environmental Audit must be performed to the reasonable satisfaction of Commerce.

  In the event either Environmental Audit disclose the existence of any liability ("Environmental Liability") (either absolute or potential) for damages, penalties, fines, charges, interest, judgments, remedial action, public or private, arising directly or indirectly in whole or in part out of
(w) noncompliance with any Environmental Law, (x) the presence of Hazardous Materials on, under or from the Properties, or (y) any activity carried on or undertaken on or off the Properties either prior to or after the date hereof whether by Company, Bank or any predecessor in title to any of the Properties or any employees, agents, affiliates, contractors or subcontractors of Company, Bank or of any such predecessors in title, or any third person in connection with the use, handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, under or from the Properties, which liability exists against Company or Bank or affects in any way the Properties or Company's or Bank's rights or business or the right to carry on or conduct their respective businesses, Commerce shall notify Company of such Environmental Liability. If Company does not choose to remediate the condition leading to such Environmental Liability and to otherwise fully protect Commerce from such Environmental Liability on terms and conditions and at a cost acceptable to Commerce within thirty (30) days after receipt by Company of a copy of any report or audit as provided, Commerce shall have the right to terminate this Agreement under Article IX hereof, thereby relieving Company, Commerce and Sub of all their obligations hereunder, including the obligation to cause or engage in the Merger.

  4.24 Broker's Fees. Neither Company nor Bank nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

  4.25 Labor Matters. (a) To the best knowledge of Company, Company and Bank are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against Company or Bank pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened against or affecting Company or Bank; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against Company or Bank; and (e) neither Company nor Bank is experiencing any material work stoppage.

  4.26 Full Disclosure. No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of Company to Commerce in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE V

                             Covenants of Company

  5.1 Affirmative Covenants of the Company. Unless the prior written consent of Commerce shall have been obtained, and which consent will be given or denied within 5 business days of receipt of written request for such consent, and except as otherwise expressly contemplated herein, the Company shall and shall cause Bank to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and assets and maintain its rights and franchises; and (iii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated hereby without imposition of a condition or restriction which would prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (b) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

 5.2 Negative Covenants of the Company. Except as specifically permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company covenants and agrees that it will not do or agree to commit to do, or permit Bank to do or agree to commit to do, any of the following without the prior written consent of Commerce, which consent shall not be unreasonably withheld and which consent will be given or denied within 5 business days of receipt of written request for such consent:

  (a) make any single loan (or series of loans to the same or related entities or persons) or any commitment (guidance lines) loan (or series of commitments to the same or related entities or persons) which would be graded "OAEM" under Commerce's rating system or in an amount greater than $250,000 other than renewals of existing loans or commitments to loan;

  (b) purchase or invest in any securities, other than U.S. government obligations or other securities backed by the full faith and credit of the United States having a maturity of not more than three years from the date of purchase;

  (c) amend or adopt any employee benefit plan, and will not grant any increase in the rates of pay of their employees or any increase in the compensation payable or to become payable, if any, to any director, officer, employee or agent thereof, or contribute to any pension plan or otherwise increase in any amount the benefits or compensation of any such directors, officers or employees of Company or Bank under any pension plan or other contract or commitment, except that Company and Bank may pay bonuses not to exceed $45,000 in the aggregate per full calendar month until the Closing Date to be distributed in accordance with past practices and procedures and except for merit increases in accordance with past practices;

  (d) make any capital expenditure or enter into any material contract or commitment (except loan commitments as permitted in Subparagraph (a) of this Section 5.2.) involving an obligation or commitment in excess of $5,000 or engage in any transaction not in their usual and ordinary course of business and consistent with past practices;

  (e) declare or pay any dividend or make any other distribution in respect of any capital stock of Company or Bank, split, combine or reclassify any shares of its capital stock or, directly or indirectly, redeem, purchase or otherwise acquire any share of the capital stock of the Company or Bank except that Bank may pay a dividend for calendar year 1996 in the amount of not more than $800,000 on or about January 1, 1997 (and Company's share of such dividend may be paid to its shareholders) and Bank may pay a dividend not to exceed $200,000 in each calendar quarter, or portion thereof, in 1997 prior to the Closing Date (and Company's share of such dividend may be paid to its shareholders);

  (f) amend the Articles of Incorporation of Company or the Articles of Association or By-Laws of Bank or make any change in the authorized, issued or outstanding capital stock of Company or Bank;

  (g) acquire or purchase any assets of or make any investment in any financial institution other than the purchase of loans or participations therein in the ordinary course of business, but subject to Section 5.2(a);

  (h) enter into any new line of business;

  (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

  (j) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

  (k) change its methods of accounting except as required by changes in generally accepted accounting principles ("GAAP") or regulatory accounting principles as concurred to by the Company's independent auditors;

  (l) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights of agreements;

  (m) file any application to relocate or terminate the operations of any banking office;

  (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

  (o) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or Bank is a party or by which the Company or Bank or their respective properties is bound; or

  (p) make any new loan or new extension of credit, or commit to make any such loan or extension of credit, to any director or officer of the Company or Bank without giving Commerce five days' notice in advance of the Company's or Bank's approval of such loan or extension of credit or commitment relating thereto.

  5.3 Inspection. Between the date hereof and the Closing Date and upon reasonable notice, and with prior consent of either Ronald H. Pflumm or Nicholas Pflumm, Commerce and its authorized representatives shall be permitted full access during all business hours to all properties, books, records, contracts and documents of Company and Bank. The Company shall furnish to Commerce and its authorized representative all information with respect to the affairs of Company and Bank as Commerce may reasonably request.

  5.4 Financial Statements and Call Reports. From and after to date thereof, Company shall deliver to Commerce monthly reports of condition and income statements of Company and Bank and shall deliver to Commerce copies of the call reports for Bank as filed with any regulatory agency promptly after such filing.

  5.5 Right to Attend Meetings. Subject to the Confidentiality Agreement and Nondisclosure Agreement dated as of December 3, 1996 between Company and Commerce, Company and Bank shall allow a representative of Commerce to attend as an observer all meetings of the Board of Directors of Company and Bank and all meetings of the committees of each such board, including, without limitation, the audit and executive committees thereof and any other meetings of Company or Bank officials at which policy is being made. Company and Bank shall give reasonable notice to Commerce of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Company and Bank shall provide to Commerce all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors and shall provide any other financial reports or other analyses prepared for senior management of Company or Bank.

  5.6 Data Processing. Company shall cooperate with Commerce in taking those planning actions necessary to be in a position to convert its data processing procedures and formats to procedures and formats used by Commerce as of the Effective Time. Commerce shall provide such assistance and consultation as Company may reasonably require in such planning process.

  5.7 No Solicitation. Neither Company nor Bank nor any affiliates or associates of Company or Bank acting for or on behalf or Company or Bank shall, directly or indirectly, make, encourage, facilitate, solicit, assist or initiate any inquiry or proposal, or participate in any negotiations with, or, subject to the provisos to this sentence, provide any information to, any corporation, partnership, agent, attorney, financial adviser, person, or other entity or group (other than (a) Commerce, Sub, an affiliate or associate of Commerce or Sub or an officer, employee or other authorized representative of Commerce, Sub or such affiliate or associate or (b) the Company's counsel, accountants and financial adviser solely for use in connection with the transactions contemplated hereby) relating to any (i) liquidation, dissolution, recapitalization, merger or consolidation of the Company or Bank,
(ii) outside the ordinary course of business, sale of a significant amount of assets of the Company or Bank, (iii) purchase or sale of shares of capital stock of the Company or Bank (except for any exchange of Bank stock for Company Common Stock by the holders thereof, other than Company), or (iv) any similar transactions involving Company or Bank, other than the transactions contemplated by this Agreement; provided, however, that the Company may provide information at the request of a third party if the Board of Directors of the Company determines, in good faith, that the exercise of its fiduciary duties to the Company's shareholders under applicable law, as advised in writing by outside counsel reasonably acceptable to Commerce and Sub, requires it to take such action, and, provided further, that Company may not, in any event, provide to such third party any information which it has not provided to Commerce and Sub. Company shall immediately cease and cause to be terminated any and all such contacts and negotiations with respect to any such transaction. Company shall immediately inform Commerce and Sub of any inquiry, proposal or request for information (including the terms thereof and the person making such inquiry) which it may receive in respect of such a transaction.

  5.8 Regulatory Approvals. Subject to the terms and conditions of this Agreement, Company agrees to use its reasonable best efforts to cooperate with Commerce in Commerce's efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein.

  5.9 Information. Company shall provide such information and answer such inquiries as Commerce may reasonably request or make concerning the subject matter of the representations and warranties of Company herein.

  5.10 Tax-Free Reorganization Treatment. Company shall not intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger or the Exchange as a tax-free
"reorganization" within the meaning of Section 368(a) of the Code.

                                  ARTICLE VI

                         Covenants of Commerce and Sub

  6.1 Regulatory Approvals. Subject to the terms and conditions of this Agreement, Commerce and Sub agree to use their reasonable best efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein and agree to file applications relating to such approvals within sixty (60) days from the date hereof. Commerce and Sub shall provide to Company's counsel a copy of all applications for such approvals and shall keep such counsel or the Company advised of the status of the regulatory review process.

  6.2 Information. Commerce and Sub shall provide such information and answer such inquiries as the Company may reasonably request or make concerning the subject matter of the representations and warranties of Commerce and Sub herein.

  6.3 Tax-Free Reorganization Treatment. Neither Commerce nor Sub shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger or the Exchange as a tax-free "reorganization" within the meaning of Section 368(a) of the Code.

  6.4 Employee Benefits. Employees of Company or Bank shall be eligible to participate in all Commerce employee welfare benefit plans in accordance with their terms, and for such purpose all service of such employees with the Company and Bank shall be counted as service with Commerce.

                                  ARTICLE VII

                Conditions Precedent to Commerce's Obligations

  The obligations of Commerce and Sub to consummate the transactions hereunder shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except such conditions as Commerce or Sub may waive in writing:

  7.1 Representations, Warranties and Covenants. All representations and warranties of Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes permitted by or contemplated by this Agreement and except to the extent that any such representation or warranty is made solely as of a specified date. Company shall have performed all agreements and covenants in all material respects required by this Agreement to be performed on or prior to the Closing Date and Commerce shall have received a certificate signed by the Chief Executive Officer of Company, dated the Closing Date, to the foregoing effect.

  7.2 Material Actions, Debts or Defaults. On the Closing Date, there shall not be: (i) except as set forth on the Company Disclosure Schedule, any actions, suits, claims, demands or other proceedings or investigations, either judicial or administration, pending or, to the knowledge of Company or Bank, threatened against or affecting the properties, assets, rights or business of Company or Bank or the right to carry on or conduct their respective businesses; (ii) any debt, liability or obligation of Company or Bank (whether accrued, contingent, absolute or otherwise) required to be reflected in a corporate balance sheet or the notes thereto that is not reflected or reserved against in their respective financial statements or was not incurred in ordinary course of their respective businesses; or (iii) any material breach or material default of Company or Bank under any agreement or commitment to which either is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with the Company's or Bank's extension of credit.

  7.3 Adverse Changes. There will have been no material adverse change in the financial condition of, or in the properties, assets, liabilities, rights or business, taken as a whole, of Company or Bank, and taking into account for this purpose the proceeds of any applicable insurance.

  7.4 Regulatory Authority Approval. Orders, consents and approvals in form and substance reasonably satisfactory to Commerce shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated hereby pursuant to the provisions of the Bank Holding Company Act and any other applicable federal or state banking regulatory statute or rule and no such order, consent or approval shall be conditioned or restricted in any manner which in the reasonable judgment of Commerce and Company would materially adversely affect the operations of or be unduly burdensome to Commerce. In addition, all required regulatory approvals to permit the acquisition of the Bank Business shall have been received and any applicable waiting periods shall have been expired.

  7.5 Litigation. At the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency which Commerce reasonably believes could reasonably result in restraining, enjoining or prohibiting the consummation of this Agreement.

  7.6 Financial Measures. On the Closing Date, the tangible net worth of Bank shall be not less than $23 million and the loan loss reserve of Bank shall be at least $2.25 million, all as determined on the basis of the financial statements of Company and Bank as prepared in accordance with applicable bank holding company and bank regulatory instructions.

  7.7 Approval by Shareholders. The shareholders of Company and Bank shall have duly approved and adopted this Agreement and the other transactions contemplated hereby to the extent required by applicable requirements of law and the Articles of Incorporation and By-Laws of Company and Bank.

  7.8 Tax Representations. Each shareholder of Company and Bank owning more than 10% of the outstanding Company Common Stock or Bank Stock shall have made those representations reasonably requested by counsel and necessary to enable them to render the opinion described in Section 7.11 hereof.

  7.9 Affiliate Agreements. Each person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for pooling-of-interests accounting treatment) of the Company and Bank at the time this Agreement is submitted to approval of the stockholders of the Company and Bank shall deliver to Commerce a letter in substantially the form set forth in Exhibit 7.9.

  7.10 [Omitted]

  7.11 Federal Tax Opinion. Commerce shall have received an opinion of Blackwell Sanders Matheny Weary & Lombardi L.C., counsel to Commerce ("Commerce's Counsel"), in form and substance reasonably satisfactory to Commerce, dated the Closing Date, the Merger and the Bank Transfer each will be treated as a reorganization within the meaning of Section 368(a) of the Code.

  7.12 Opinion of Counsel. Commerce shall have received an opinion of Stinson, Mag & Fizzell, P.C. dated the Closing Date in form and substance reasonably satisfactory to Commerce covering the matters set out in Exhibit 7.12 hereto.

  7.13 Voting Agreement. Concurrently with the execution and delivery of this Agreement, certain shareholders of Company shall have executed and delivered a Voting Agreement whereby they agree to vote shares of Company owned by them in favor of the Merger.

                                 ARTICLE VIII

            Conditions Precedent to Obligation of Company and Bank

  The obligations of Company and Bank to consummate the transactions contemplated hereunder shall be subject to satisfaction on or before the Closing Date of all of the following conditions, except such conditions as Company and Bank may waive in writing:

  8.1 Representations, Warranties and Covenants. All representations and warranties of Commerce contained in this Agreement shall be true in all material respects on and as of the Closing Date, except to the extent that any such representation or warranty is made solely as of a specified date, and Commerce shall have performed all agreements and covenants in all material respects required by this Agreement to be performed on or prior to the Closing Date.

  8.2 Regulatory Authority Approval. Orders, consents and approvals in form and substance reasonably satisfactory to Company shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated by this Agreement pursuant to the provisions of the Bank Holding Company Act and any other applicable federal or state banking regulatory statute or rule.

  8.3 Litigation. There shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency which Company believes could reasonably result in restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

  8.4 Approval by Shareholders. The shareholders of Company and Bank shall have duly approved and adopted this Agreement and the transactions contemplated hereby to the extent required by applicable requirements of law and the Articles of Incorporation and By-Laws of the Company and Bank.

  8.5 Federal Tax Opinion. The Company and Bank shall have received, at Commerce's expense, an opinion of Commerce's Counsel, addressed to the Company and Bank and their respective shareholders and in form and substance reasonably satisfactory to the Company and Bank, dated the Closing Date, to the effect that the Merger will be a tax-free reorganization under Section 368(a)(1)(A) and 368(a)(2)(D) of the Code and the Bank Transfer will be a tax-free reorganization under Section 368(a)(1)(C) of the Code and no gain or loss will be recognized by the shareholders of the Company or the Bank to the extent they receive Commerce Common Stock solely in exchange for shares of Company Common Stock, Preferred Stock or Bank Stock, as the case may be.

  8.6 Adverse Changes. From the date of this Agreement to the Closing Date, there will have been no material adverse change in the financial condition, properties, assets, liabilities, rights, business or prospects of Commerce.

  8.7 Opinion of Counsel. Company shall have received an opinion of Commerce's Counsel in form and substance reasonably satisfactory to Company, covering the matter set out in Exhibit 8.7 hereto.

                                  ARTICLE IX

                           Termination of Agreement

  9.1 Basis for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date: (a) by mutual consent in writing of the parties hereto; (b) by Commerce upon written notice to Company if any regulatory approval of the transactions contemplated under the terms of this Agreement shall be denied or if any such regulatory approval shall be conditioned or restricted in any manner which in the reasonable judgment of Commerce would materially adversely affect the operations of or would be unduly burdensome to Commerce; (c) by Commerce or Company if the other party has materially breached this Agreement and has not cured such breach within the earlier of (i) 30 days after the non-breaching party shall have given notice to the breaching party of the existence of such breach or
(ii) the Closing Date; (d) by Commerce or Company upon written notice to the other of any other condition imposed for the benefit of such party that shall not have been satisfied or waived prior to the Closing Date; or (e) by either Commerce or Company if the Closing Date shall not have occurred by July 31, 1997; provided that the terminating party is not then in material breach of this Agreement and provided further that such delay has not been caused by regulatory action or inaction, whether by banking authorities, the Securities and Exchange Commission, or otherwise, beyond the control of either party. As used in this Section 9.1, actions contemplated as being taken by Commerce or the Company must be taken by their respective Board of Directors or the Executive Committee of such Board.

  9.2 Effect of Termination. In the event of termination of this Agreement for any reason set forth in Section 9.1, other than a breach thereof, no party hereto shall have any liability to the other of any nature whatsoever, including any liability for loss, damages or expenses suffered or claimed to be suffered by reason thereof.

  9.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the merger by the stockholders of Company or Sub, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE X

                            Securities Laws Matters

  10.1 Registration Statement and Proxy Statement. Commerce shall as soon as practicable prepare and file a registration statement on Form S-4 to be filed with the SEC pursuant to the Securities Act for the purpose of registering the shares of Commerce Common Stock to be issued in the Merger and the Bank Transfer (the "Registration Statement"). Company, Bank, Commerce and Sub shall each provide promptly to the other such information concerning their respective businesses, financial conditions, and affairs as may be required or appropriate for inclusion in the Registration Statement or the proxy statement to be used in connection with the special stockholders' meetings of Company and to be called for the purpose of considering and voting on the Merger and the Bank Transfer, respectively (the "Proxy Statement"). Company, Bank, Commerce and Sub shall each cause their counsel and auditors to cooperate with the other's counsel and auditors in the preparation and filing of the Registration Statement and the Proxy Statement. Commerce shall not include in the Registration Statement any information concerning or Bank Company to which Company or Bank shall reasonably and timely object in writing. Commerce, Sub, Company, and Bank shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as may be practicable and thereafter Company and Bank shall distribute the Proxy Statement to their respective stockholders in accordance with applicable laws not fewer than 20 business days prior to the date on which this Agreement is to be submitted to their respective stockholders for voting thereon. If necessary, in light of developments occurring subsequent to the distribution of the Proxy Statement, Company and Bank shall mail or otherwise furnish to their respective shareholders such amendments to the Proxy Statement or supplements to the Proxy Statement as may, in the reasonable opinion of Commerce, Sub, Bank or Company, be necessary so that the Proxy Statement, as so amended or supplemented, will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or as may be necessary to comply with applicable law. Commerce and Sub shall not be required to maintain the effectiveness of the Registration Statement after delivery of the Commerce Common Stock issued pursuant hereto for the purpose of resale of Commerce Common Stock by any person. For a period of at least three years from the Effective Time, Commerce shall make available "adequate current public information" within the meaning of and as required by paragraph
(c) of Rule 144 adopted pursuant to the Securities Act.

  10.2 State Securities Laws. The parties hereto shall cooperate in making any filings required under the securities laws of any state in order either to qualify or register the Commerce Common Stock so it may be offered and sold lawfully in such state in connection with the Merger and the Bank Transfer or to obtain an exemption from such qualification or registration.

  10.3 Publication of Combined Financial Results. Commerce will file with the Securities and Exchange Commission a Periodic Report on Form 8-K containing financial statements which include no less than 30 days of combined operations of Commerce and Company, ended on a normal closing date, as soon as practicable after the Effective Time unless the first 30 day period of combined operations is reflected in and ends on the normal closing date of an annual report on Form 10-K or quarterly report on Form 10-Q.

                                  ARTICLE XI

                                 Miscellaneous

  11.1 [omitted].

  11.2 Parties in Interest. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by all parties hereto. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and permitted assigns of the parties hereto.

  11.3 Entire Agreement, Amendments, Waiver. This Agreement contains the entire understanding of Commerce, Sub and Company with respect to the Merger and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the Merger contemplated herein except for the provisions of the Confidentiality Agreement and Nondisclosure Agreement dated as of December 3, 1996 between Commerce and Company which shall remain in force pursuant to its terms. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or permitted assigns. Any condition to a party's obligation hereunder may be waived by such party in writing.

  11.4 Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or transmitted by telefacsimile with a copy thereof transmitted by a nationally recognized overnight delivery service or deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, addressed to the parties at the following addresses or at such other address as shall be given in like manner by any party to the other:

    If to Company:

      Mr. Ronald H. Pflumm
      Shawnee Bank Shares, Inc.
      11101 Johnson Drive
      Shawnee, KS 66203
      Telephone: (913) 631-6300
      FAX: (913) 631-8970

    with a copy to:

      C. Robert Monroe, Esq.
      Stinson, Mag & Fizzell, P.C.
      1201 Walnut, Suite 2800
      Kansas City, MO 64108
      Telephone: (816) 691-1351
      FAX: (816) 691-3495

    If to Commerce:

      Mr. A. Bayard Clark
      Commerce Bancshares, Inc.
      8000 Forsyth Boulevard
      Clayton, Missouri 63105
      Telephone: (314) 746-7440
      FAX: (314) 746-3039

    with a copy to:

      J. Daniel Stinnett, Esq.
      Commerce Bancshares, Inc.
      Legal Department
      P.O. Box 13686
      Kansas City, Missouri 64199
      Telephone: (816) 234-2350
      FAX: (816) 234-2333

      Dennis P. Wilbert, Esq.
      Blackwell Sanders Matheny Weary & Lombardi L.C.
      Two Pershing Square
      2300 Main Street, Suite 1100
      P.O. Box 419777
      Kansas City, MO 64141-6777
      Telephone: (816) 234-6815
      FAX: (816) 234-6914

  11.5 Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Kansas.

  11.6 Further Acts. Commerce, Company and Sub agree to execute and deliver on or before the Closing Date such other documents, certificates, agreements or other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

  In Witness Whereof, the parties hereto have duly executed this Agreement as of the date first above written.

                                          Shawnee Bank Shares, Inc.

                                                   /s/ Ronald H. Pflumm
                                          By___________________________________
                                                    RONALD H. PFLUMM
                                               President and Chief Executive
                                                          Officer

ATTEST:

         /s/ Cindy Cunningham
By___________________________________
          Assistant Secretary

                                          The Shawnee State BAnk

                                                  /s/ R. Nicholas Pflumm
                                          By___________________________________
                                                   R. NICHOLAS PFLUMM
                                                         President

ATTEST:

           /s/ Helen Zishka
By___________________________________
     Executive Vice President and
                Cashier

                                          Commerce Bancshares, Inc.

                                                    /s/ A. Bayard Clark
                                          By___________________________________
                                                     A. BAYARD CLARK
                                            Executive Vice President and Chief
                                                     Financial Officer

ATTEST:

        /s/ J. Daniel Stinnett
By___________________________________
               Secretary

                                          CBI-Kansas, Inc.

                                                    /s/ A. Bayard Clark
                                          By___________________________________
                                                     A. BAYARD CLARK
                                                      Vice President

ATTEST:

        /s/ J. Daniel Stinnett
By___________________________________
               Secretary

                                                                        ANNEX B

K.S.A. (S) 17-6712. PAYMENT FOR STOCK OF STOCKHOLDER OBJECTING TO MERGER OR CONSOLIDATION; DEFINITIONS; NOTICE TO OBJECTING STOCKHOLDERS; DEMAND FOR PAYMENT; APPRAISAL AND DETERMINATION OF VALUE BY DISTRICT COURT, WHEN; TAXATION OF COSTS; RIGHTS OF OBJECTING STOCKHOLDERS; STATUS OF STOCK; SECTION INAPPLICABLE TO CERTAIN SHARES OF STOCK. (a) When used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

  (b) The corporation surviving or resulting from any merger or consolidation, within 10 days after the effective date of the merger or consolidation, shall notify each stockholder of any corporation of this state so merging or consolidating who objected thereto in writing and whose shares either were not entitled to vote or were not voted in favor of the merger or consolidation, and who filed such written objection with the corporation before the taking of the vote on the merger or consolidation, that the merger or consolidation has become effective. If any such stockholder, within 20 days after the date of mailing of the notice, shall demand in writing, from the corporation surviving or resulting from the merger or consolidation, payment of the value of the stockholder's stock, the surviving or resulting corporation shall pay to the stockholder, within 30 days after the expiration of the period of 20 days, the value of the stockholder's stock on the effective date of the merger or consolidation, exclusive of any element of value arising from the expectation or accomplishment of the merger or consolidation.

  (c) If during a period of 30 days following the period of 20 days provided for in subsection (b), the corporation and any such stockholder fail to agree upon the value of such stock, any such stockholder, or the corporation surviving or resulting from the merger or consolidation, may demand a determination of the value of the stock of all such stockholders by an appraiser or appraisers to be appointed by the district court, by filing a petition with the court within four months after the expiration of the thirty-day period.

  (d) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the corporation, which shall file with the clerk of such court, within 10 days after such service, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation. If the petition shall be filed by the corporation, the petition shall be accompanied by such duly verified list. The clerk of the court shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the corporation and to the stockholders shown upon the list at the addresses therein stated and notice shall also be given by publishing a notice at least once, at least one week before the day of the hearing, in a newspaper of general circulation in the county in which the court is located. The court may direct such additional publication of notice as it deems advisable. The forms of the notices by mail and by publication shall be approved by the court.

  (e) After the hearing on such petition the court shall determine the stockholders who have complied with the provisions of this section and become entitled to the valuation of and payment for their shares, and shall appoint an appraiser or appraisers to determine such value. Any such appraiser may examine any of the books and records of the corporation or corporations the stock of which such appraiser is charged with the duty of valuing, and such appraiser shall make a determination of the value of the shares upon such investigation as seems proper to the appraiser. The appraiser or appraisers shall also afford a reasonable opportunity to the parties interested to submit to the appraiser or appraisers pertinent evidence on the value of the shares. The appraiser or appraisers, also, shall have the powers and authority conferred upon masters by K.S.A. 60-253 and amendments thereto.

  (f) The appraiser or appraisers shall determine the value of the stock of the stockholders adjudged by the court to be entitled to payment therefor and shall file a report respecting such value in the office of the clerk of the court, and notice of the filing of such report shall be given by the clerk of the court to the parties in interest. Such report shall be subject to exceptions to be heard before the court both upon the law and facts. The court by its decree shall determine the value of the stock of the stockholders entitled to payment therefor and shall direct the payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto by the surviving or resulting corporation. Upon payment of the judgment by the surviving or resulting corporation, the clerk of the district court shall surrender to the corporation the certificates of shares of stock held by the clerk pursuant to subsection (g). The decree may be enforced as other judgments of the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any other state.

  (g) At the time of appointing the appraiser or appraisers, the court shall require the stockholders who hold certificated shares and who demanded payment for their shares to submit their certificates of stock to the clerk of the court, to be held by the clerk pending the appraisal proceedings. If any stockholder fails to comply with such direction, the court shall dismiss the proceedings as to such stockholder.

  (h) The cost of any such appraisal, including a reasonable fee to and the reasonable expenses of the appraiser, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to such appraisal or any of them as appears to be equitable, except that the cost of giving the notice by publication and by registered or certified mail hereinabove provided for shall be paid by the corporation. The court, on application of any party in interest, shall determine the amount of interest, if any, to be paid upon the value of the stock of the stockholders entitled thereto.

  (i) Any stockholder who has demanded payment of the stockholder's stock as herein provided shall not thereafter be entitled to vote such stock for any purpose or be entitled to the payment of dividends or other distribution on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation, unless the appointment of an appraiser or appraisers shall not be applied for within the time herein provided, or the proceeding be dismissed as to such stockholder, or unless such stockholder with the written approval of the corporation shall deliver to the corporation a written withdrawal of the stockholder's objections to and an acceptance of the merger or consolidation, in any of which cases the right of such stockholder to payment for the stockholder's stock shall cease.

  (j) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

  (k) This section shall not apply to the shares of any class or series of a class of stock, which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either
(1) registered on a national securities exchange, or (2) held of record by not less than 2,000 stockholders, unless the articles of incorporation of the corporation issuing such stock shall otherwise provide; nor shall this section apply to any of the shares of stock of the constituent corporation surviving a merger, if the merger did not require for its approval the vote of the stockholders of the surviving corporation, as provided in subsection (f) of K.S.A. 17-6701 and amendments thereto. This subsection shall not be applicable to the holders of a class or series of a class of stock of a constituent corporation if under the terms of a merger or consolidation pursuant to K.S.A. 17-6701 or 17-6702, and amendments thereto, such holders are required to accept for such stock anything except (i) stock or stock and cash in lieu of fractional shares of the corporation surviving or resulting from such merger or consolidation, or (ii) stock or stock and cash in lieu of fractional shares of any other corporation, which at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either registered on a national securities exchange or held of record by not less than 2,000 stockholders, or (iii) a combination of stock or stock and cash in lieu of fractional shares as set forth in (i) and
(ii) of this subsection.

    INDEX TO FINANCIAL STATEMENTS OF SHAWNEE BANK SHARES, INC. & SUBSIDIARY

Audited
 Consolidated
 Financial
 Statements,
 December
 31, 1995
 and 1994...    F-2
Unaudited
 Consolidated
 Financial
 Statements,
 September
 30, 1996
 and 1995...   F-14

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Shawnee Bank Shares, Inc.:

  We have audited the accompanying consolidated balance sheets of Shawnee Bank Shares, Inc. and subsidiary as of December 31, 1995 and 1994 and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shawnee Bank Shares, Inc. and subsidiary at December 31, 1995 and 1994 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

April 19, 1996

                    SHAWNEE BANK SHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                                                           1995        1994
                                                       ------------ -----------
                        ASSETS
                        ------
Cash and due from banks............................... $ 10,667,758   8,727,791
Federal funds sold....................................    4,000,000   3,675,000
Investment securities held-to-maturity (note 2):
  United States treasury..............................   18,474,376  27,928,106
  United States government agencies...................   47,748,716  36,824,638
  Obligations of states and political subdivisions and
   other securities...................................    6,035,401   4,715,741
                                                       ------------ -----------
    Total investment securities held-to-maturity......   72,258,493  69,468,485
                                                       ------------ -----------
Loans, net (note 3)...................................  105,291,631 110,328,062
Less allowance for loan losses (note 4)...............    2,782,189   1,813,994
                                                       ------------ -----------
    Net loans.........................................  102,509,442 108,514,068
                                                       ------------ -----------
Bank premises and equipment, net (note 5).............    1,802,845   1,589,348
Other assets..........................................    3,441,668   3,265,627
                                                       ------------ -----------
                                                       $194,680,206 195,240,319
                                                       ============ ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Deposits:
  Noninterest bearing demand.......................... $ 30,034,370  30,749,394
  Interest-bearing demand.............................   33,463,035  33,091,369
  Money market........................................   27,157,020  30,293,694
  Savings.............................................   21,492,419  22,899,358
  Time, $100,000 and greater..........................    6,857,745   5,136,000
  Time, other.........................................   53,506,609  52,705,530
                                                       ------------ -----------
    Total deposits....................................  172,511,198 174,875,345
Accrued expenses and other liabilities................    1,259,508   1,132,083
                                                       ------------ -----------
    Total liabilities.................................  173,770,706 176,007,428
                                                       ------------ -----------
Minority interest in net assets of subsidiary bank....    3,379,610   3,108,323
                                                       ------------ -----------
Stockholders' equity:
  Preferred stock, 7% cumulative, $55 par value;
   authorized 40,000 shares; issued 20,941 shares.....    1,151,755   1,151,755
  Common stock, $1 par value; authorized 60,000
   shares; issued 46,134 shares.......................       46,134      46,134
  Capital surplus.....................................      395,384     395,384
  Retained earnings...................................   16,057,562  14,652,240
                                                       ------------ -----------
                                                         17,650,835  16,245,513
  Less treasury stock, at cost (1,210 shares of common
   stock).............................................      120,945     120,945
                                                       ------------ -----------
    Total stockholders' equity........................   17,529,890  16,124,568
                                                       ------------ -----------
Commitments (note 3).................................. $194,680,206 195,240,319
                                                       ============ ===========

           See accompanying notes to consolidated financial statements.

                    SHAWNEE BANK SHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF EARNINGS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                           1995         1994
                                                        -----------  ----------
Interest income:
  Loans................................................ $10,767,414  10,348,290
  Investment securities:
    United States treasury.............................   1,187,328   1,633,975
    United States government agencies..................   2,505,976   1,454,136
    Obligations of states and political subdivisions
     and other securities..............................     292,229     147,326
  Federal funds sold...................................     404,321     260,035
                                                        -----------  ----------
      Total interest income............................  15,157,268  13,843,762
                                                        -----------  ----------
Interest expense:
  Deposits.............................................   5,594,177   4,677,739
  Borrowings...........................................      63,931      39,519
                                                        -----------  ----------
      Total interest expense...........................   5,658,108   4,717,258
                                                        -----------  ----------
      Net interest margin..............................   9,499,160   9,126,504
Provision for loan losses (note 4).....................   1,184,000     964,000
                                                        -----------  ----------
      Net interest margin after provision for loan
       losses..........................................   8,315,160   8,162,504
                                                        -----------  ----------
Other income:
  Service charges on deposit accounts..................     684,690     693,808
  Credit card income...................................     413,023     378,618
  Other real estate operations, net....................     (83,472)    183,968
  Other................................................     400,887     370,484
                                                        -----------  ----------
      Total other income...............................   1,415,128   1,626,878
                                                        -----------  ----------
Other expenses:
  Salaries and benefits................................   3,335,873   3,171,972
  Data processing......................................     644,974     711,982
  Net occupancy........................................     352,076     289,859
  Furniture and equipment..............................     281,625     258,647
  Deposit insurance premiums...........................     199,012     385,534
  Stationery and supplies..............................     161,545     156,905
  Minority interest in net earnings of subsidiary
   bank................................................     379,867     380,764
  Other................................................   1,130,046   1,073,850
                                                        -----------  ----------
      Total other expenses.............................   6,485,018   6,429,513
                                                        -----------  ----------
      Earnings before income taxes.....................   3,245,270   3,359,869
Income taxes (note 6)..................................   1,310,085   1,387,246
                                                        ===========  ==========
      Net earnings..................................... $ 1,935,185   1,972,623
                                                        ===========  ==========
Earnings per share..................................... $     41.28       42.12
                                                        ===========  ==========
Weighted average common shares outstanding.............      44,924      44,924
                                                        ===========  ==========

          See accompanying notes to consolidated financial statements.

                    SHAWNEE BANK SHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                          1995         1994
                                                       -----------  ----------
Preferred stock at beginning and end of year.......... $ 1,151,755   1,151,755
                                                       -----------  ----------
Common stock at beginning and end of year.............      46,134      46,134
                                                       -----------  ----------
Capital surplus at beginning and end of year..........     395,384     395,384
                                                       -----------  ----------
Retained earnings:
  Beginning of year...................................  14,652,240  13,209,480
  Net earnings........................................   1,935,185   1,972,623
  Preferred stock dividends ($3.85 per share).........     (80,623)    (80,623)
  Common stock dividends ($10.00 per share)...........    (449,240)   (449,240)
                                                       -----------  ----------
    End of year.......................................  16,057,562  14,652,240
                                                       -----------  ----------
Treasury stock:
  Beginning of year...................................    (120,945)   (120,945)
  Purchase of 320 common shares and 320 preferred
   shares.............................................    (113,600)        --
  Sale of 320 common shares and 320 preferred shares..     113,600         --
                                                       -----------  ----------
  End of year.........................................    (120,945)   (120,945)
                                                       -----------  ----------
    Total stockholders' equity........................ $17,529,890  16,124,568
                                                       ===========  ==========



          See accompanying notes to consolidated financial statements.

                    SHAWNEE BANK SHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                        1995          1994
                                                    ------------  ------------
Cash flows from operating activities:
  Net earnings..................................... $  1,935,185     1,972,623
  Adjustments to reconcile net earnings to net cash
   provided by operating activities:
    Provision for loan losses......................    1,184,000       964,000
    Depreciation and amortization..................      167,491       125,260
    Minority interest in earnings of subsidiary
     bank..........................................      379,867       380,764
    Premium amortization and discount accretion on
     investment securities, net....................       68,040       276,134
    (Gain) loss on sales of other real estate,
     net...........................................       62,378      (180,788)
    Deferred income taxes..........................     (308,741)      237,801
    Net decrease in accrued interest and other
     assets........................................     (306,127)     (231,444)
    Net increase in accrued expenses and other
     liabilities...................................      127,425        91,124
    Other changes, net.............................          --        (29,626)
                                                    ------------  ------------
      Net cash provided by operating activities....    3,309,518     3,605,848
                                                    ------------  ------------
Cash flows from investing activities:
  Net decrease (increase) in loans.................    4,246,598    (5,685,534)
  Purchases of investment securities...............  (31,659,777)  (45,868,891)
  Proceeds from maturities of investment
   securities......................................   28,801,729    46,817,248
  Purchases of bank premises and equipment.........     (380,988)      (42,537)
  Proceeds from sales of other real estate.........      950,477       816,467
                                                    ------------  ------------
      Net cash provided by (used in) investing
       activities..................................    1,958,039    (3,963,247)
                                                    ------------  ------------
Cash flows from financing activities:
  Net increase in time deposits....................    2,522,824       785,634
  Net decrease in other deposits...................   (4,886,971)   (2,452,131)
  Minority interest in subsidiary bank dividends...     (108,580)      (97,530)
  Preferred stock dividends paid...................      (80,623)      (80,623)
  Common stock dividends paid......................     (449,240)     (449,240)
  Purchases of common stock of subsidiary bank.....          --        (44,900)
  Purchase of treasury stock.......................     (113,600)          --
  Sale of treasury stock...........................      113,600           --
                                                    ------------  ------------
      Net cash used in financing activities........   (3,002,590)   (2,338,790)
                                                    ------------  ------------
      Increase (decrease) in cash and cash
       equivalents.................................    2,264,967    (2,696,189)
Cash and cash equivalents at beginning of year.....   12,402,791    15,098,980
                                                    ------------  ------------
Cash and cash equivalents at end of year........... $ 14,667,758    12,402,791
                                                    ============  ============
Supplemental data:
  Interest paid.................................... $  5,572,000     4,668,000
                                                    ============  ============
  Income taxes paid, net of refunds................ $  1,542,000     1,166,000
                                                    ============  ============
  Loans transferred to other real estate........... $    543,000       774,000
                                                    ============  ============
  Loans made to facilitate sales of other real
   estate.......................................... $     63,000       291,000
                                                    ============  ============

          See accompanying notes to consolidated financial statements.

                   SHAWNEE BANK SHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1994

(L) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Basis of Consolidation

  The consolidated financial statements include the accounts of Shawnee Bank Shares, Inc. (the Company) and its 83.745%-owned subsidiary, The Shawnee State Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

 (b) Use of Estimates

  Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (c) Investment Securities

  The Company adopted Statement of Financial Accounting Standard No.115 (SFAS
115) on January 1, 1994, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires that investments in debt and equity securities be classified in one of three categories: (1) held-to-maturity securities which are carried at amortized cost, (2) trading securities which are carried at fair value with unrealized gains and losses included in earnings, and (3) available-for-sale securities which are carried at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity, net of related income tax effect. The Company has classified all investment securities as held-to-maturity and reported them at cost, adjusted for amortization of premiums and accretion of discounts. The specific adjusted cost of securities is used to compute gains and losses on redemptions of investment securities.

 (d) Loans

  Interest on loans is accrued on a simple interest basis on principal balances outstanding, except for certain installment loans for which the discount is amortized using the sum-of-the-months' digits method. The accrual of interest on loans is discontinued when, in management's opinion, the interest will not be collectible in the ordinary course of business. Loans are only returned to accrual status through authorization by the Shawnee State Bank executive committee, loan committee and/or Board of Directors.

  Loan fees associated with originating or acquiring loans are deferred and amortized over the life of the related loan as an adjustment of yield.

  On January 1, 1995, the Company adopted SFAS No. 114 and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." SFAS Nos. 114 and 118 require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. SFAS No. 118 allows a creditor to use existing methods for recognizing interest income of impaired loans. The Company's adoption of SFAS Nos. 114 and 118 in 1995 did not have a material impact on the consolidated financial statements.

 (e) Allowance and Provision for Loan Losses

  The provision for loan losses is based upon management's estimate of the amount required to maintain an adequate allowance for loan losses which reflect the risks in the loan portfolio. The estimate is based on past loan loss experience, current economic conditions and such other factors

                   SHAWNEE BANK SHARES, INC. AND SUBSIDIARY which, in the opinion of management, deserve current recognition. Loans are also subject to periodic examination by regulatory agencies. Such agencies may require charge-offs or additions to the allowance based upon their judgments about information available at the time of their examination.

 (f) Bank Premises and Equipment

  Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on accelerated and straight-line methods. Bank premises are depreciated over estimated useful lives ranging from ten to forty years. Equipment is depreciated over estimated useful lives of three to five years.

  The Company leases certain property and equipment under operating lease arrangements. Rent expense totaled $46,000 in 1995 and $61,000 in 1994.

 (g) Income Taxes

  The Company and its subsidiary file a consolidated federal income tax return. Deferred income taxes are provided for temporary differences in the recognition of income and expenses for financial reporting purposes and income tax purposes.

 (h) Other Real Estate

  Other real estate owned includes property acquired through legal foreclosure. Other real estate owned is initially recorded at the lower of the related loan balance or fair value. Valuations are periodically performed by management and carrying values of properties are reduced with a charge to operations, if necessary, to reflect estimated net realizable values.

 (i) Statements of Cash Flows

  For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks, interest-bearing balances with banks and federal funds sold.

 (j) Earnings Per Share

  Earnings per share have been computed based upon the average number of common shares outstanding during each year.

                   SHAWNEE BANK SHARES, INC. AND SUBSIDIARY

(2) INVESTMENT SECURITIES

  A summary of information for investment securities held-to-maturity at December 31, 1995 and 1994 is as follows:

                                                      1995
                                  --------------------------------------------
                                   AMORTIZED     FAIR    UNREALIZED UNREALIZED
                                     COST       VALUE      GAINS      LOSSES
                                  ----------- ---------- ---------- ----------
   United States treasury
    securities................... $18,474,376 18,553,126   88,068       9,318
   United States agency
    securities...................  47,748,716 48,153,810  441,374      36,280
   Obligations of states and
    political subdivisions and
    other securities.............   6,035,401  6,138,560  111,420       8,261
                                  ----------- ----------  -------   ---------
                                  $72,258,493 72,845,496  640,862      53,859
                                  =========== ==========  =======   =========
                                                      1994
                                  --------------------------------------------
                                   AMORTIZED     FAIR    UNREALIZED UNREALIZED
                                     COST       VALUE      GAINS      LOSSES
                                  ----------- ---------- ---------- ----------
   United States treasury
    securities................... $27,928,106 27,335,313      --      592,793
   United States agency
    securities...................  36,824,638 35,949,419    4,325     879,544
   Obligations of states and
    political subdivisions and
    other securities.............   4,715,741  4,666,095    4,977      54,623
                                  ----------- ----------  -------   ---------
                                  $69,468,485 67,950,827    9,302   1,526,960
                                  =========== ==========  =======   =========

Maturities of investment securities at December 31, 1995 are as follows:

                                                           AMORTIZED     FAIR
                                                             COST       VALUE
                                                          ----------- ----------
   Due in one year or less............................... $22,589,267 22,620,071
   Due after one year through five years.................  48,873,838 49,366,991
   After ten years.......................................     795,388    858,434
                                                          ----------- ----------
                                                          $72,258,493 72,845,496
                                                          =========== ==========

  Investment securities with a par value of $28,033,000 and $28,787,000 were pledged to facilitate deposits of public funds at December 31, 1995 and 1994, respectively. Public funds on deposit at December 31, 1995 and 1994 aggregated $13,383,000 and $12,126,000, respectively.

                   SHAWNEE BANK SHARES, INC. AND SUBSIDIARY

(3) LOANS

  A summary of the major classifications of loans at December 31, 1995 and 1994 is as follows:

                                                          1995         1994
                                                      ------------  -----------
   Business.......................................... $ 14,306,320   13,916,855
   Real estate construction and development..........   37,116,599   42,900,975
   Conventional real estate..........................   32,927,582   33,542,598
   Consumer..........................................   21,125,278   20,185,938
                                                      ------------  -----------
     Total loans.....................................  105,475,779  110,546,366
   Deferred loan fees................................     (184,148)    (218,304)
                                                      ------------  -----------
                                                      $105,291,631  110,328,062
                                                      ============  ===========

  The Company's primary market area is the City of Shawnee, Kansas and the surrounding area. The Company has actively pursued the origination of loans secured by real estate and, in particular, loans for the development and construction of single family homes. Conventional real estate loans include loans on commercial and residential properties. Although the Company has a diversified loan portfolio, a substantial portion of its loan portfolio is affected by economic conditions in its target market.

  In the normal course of business, loans have been made to directors, executive officers, principal shareholders and their affiliated enterprises. The terms of such loans are similar to terms of loans made to unrelated parties. At December 31, 1995 and 1994, loans to related parties aggregated $3,205,000 and $3,054,000, respectively.

  Impaired loans, which include nonaccrual loans, approximated less than 1% of total loans at December 31, 1995. The net amount of interest income reported on such loans during their impairment period was insignificant.

  Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract and, in many cases, subject to review by management prior to funding. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer's creditworthiness and determines the amount and type of collateral to be obtained on a case-by-case basis, consistent with its other lending policies and practices. At December 31, 1995, unfunded loan commitments aggregated $29,724,000.

  Standby letters of credit are conditional commitments issued by the Company at the request of a customer for the benefit of a third party. Typically, the customer is obligated to the third party under a separate contract and the third party is entitled to demand payment under the letter of credit based on a written statement that the customer has not performed such obligations. The credit risk involved in the issuance of letters of credit is essentially the same as that involved in extending loans to customers. At December 31, 1995, standby letters of credit aggregated $674,000.

                   SHAWNEE BANK SHARES, INC. AND SUBSIDIARY

(4) ALLOWANCE FOR LOAN LOSSES

  A summary of the allowance for loan losses for the years ended December 31, 1995 and 1994 is as follows:

                                                          1995        1994
                                                       ----------  ----------
   Balance at beginning of year....................... $1,813,994   2,200,245
   Provision for loan losses..........................  1,184,000     964,000
   Charge-offs........................................   (247,672) (1,456,664)
   Recoveries.........................................     31,867     106,413
                                                       ----------  ----------
   Balance at end of year............................. $2,782,189   1,813,994
                                                       ==========  ==========

(5) BANK PREMISES AND EQUIPMENT

  A summary of bank premises and equipment, stated at cost less accumulated depreciation at December 31, 1995 and 1994, is as follows:

                                                          1995        1994
                                                       ----------  ----------
   Land............................................... $  505,917     505,917
   Buildings..........................................  1,715,137   1,712,393
   Furniture and equipment............................  1,368,610   1,141,856
                                                       ----------  ----------
                                                        3,589,664   3,360,166
   Accumulated depreciation...........................  1,786,819   1,770,818
                                                       ----------  ----------
                                                       $1,802,845   1,589,348
                                                       ==========  ==========

  Depreciation expense on bank premises and equipment in 1995 and 1994 was $167,000 and $134,000, respectively.

(6) INCOME TAXES

  The components of income taxes for 1995 and 1994 are as follows:

                                                          1995        1994
                                                       ----------  ----------
   Current income tax expense......................... $1,618,826   1,149,445
   Deferred income tax expense (benefit)..............   (308,741)    237,801
                                                       ----------  ----------
                                                       $1,310,085   1,387,246
                                                       ==========  ==========

  The provision for income taxes includes $217,008 and $237,013 of state privilege tax expense in 1995 and 1994, respectively.

  Following is a reconciliation between the total income tax expense and the amount computed by multiplying earnings before income taxes by the statutory federal income tax rate of 34%:

                                                          1995        1994
                                                       ----------  ----------
   Expected federal income tax expense................ $1,103,392   1,142,355
   Interest on obligations of states and political
    subdivisions......................................    (84,300)    (44,906)
   State income taxes, net of federal tax benefit.....    143,225     156,429
   Minority interest in net earnings of subsidiary
    bank..............................................    129,155     129,460
   Other, net.........................................     18,613       3,908
                                                       ----------  ----------
     Total income tax expense......................... $1,310,085   1,387,246
                                                       ==========  ==========

                   SHAWNEE BANK SHARES, INC. AND SUBSIDIARY

  The income tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below:

                                                                 1995    1994
                                                               -------- -------
   Deferred tax assets:
     Loans and allowance for loan losses...................... $713,641 384,455
     Deferred state taxes.....................................   76,256  64,400
                                                               -------- -------
       Total deferred tax assets..............................  789,897 448,855
                                                               -------- -------
   Deferred tax liabilities:
     Investment securities, including accumulated accretion...   57,866  25,048
     Other....................................................      311     828
                                                               -------- -------
       Total deferred tax liabilities.........................   58,177  25,876
                                                               -------- -------
       Net deferred tax assets................................ $731,720 422,979
                                                               ======== =======

  Management has considered the need for a valuation allowance for deferred tax assets and has determined that, based upon its historical and anticipated operations, realization of the deferred tax assets is more likely than not and that a valuation allowance is not required.

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair values of financial instruments held by the Company at December 31, 1995 and 1994, including methods and assumptions utilized, are as follows:

                                                1995               1994
                                         ------------------ ------------------
                                                  ESTIMATED          ESTIMATED
                                         CARRYING   FAIR    CARRYING   FAIR
                                          AMOUNT    VALUE    AMOUNT    VALUE
                                         -------- --------- -------- ---------
                                                    (IN THOUSANDS)
   Investment securities................ $ 72,258   72,258   69,468    67,951
                                         ========  =======  =======   =======
   Loans, net of unearned discounts and
    allowance for loan losses........... $102,509  102,709  108,514   109,169
                                         ========  =======  =======   =======
   Demand deposits...................... $ 63,498   63,498   63,841    63,841
   Money market and savings deposits....   48,649   48,669   53,193    53,193
   Time deposits........................   60,364   60,559   57,841    57,109
                                         --------  -------  -------   -------
     Total deposits..................... $172,511  172,726  174,875   174,143
                                         ========  =======  =======   =======

 Methods and Assumptions Utilized

  The carrying amount of federal funds sold approximates fair value because such funds are sold for one-day periods and they do not present unanticipated credit concerns.

  The estimated fair value of investment securities, except certain obligations of states and political subdivisions, is based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain obligations of states and political subdivisions is not readily available through market sources other than dealer quotations, so fair value estimates are based upon quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

                   SHAWNEE BANK SHARES, INC. AND SUBSIDIARY

  The estimated fair value of the Company's loan portfolio is based on the segregation of loans by collateral type, interest terms and maturities. In estimating the fair value of each category of loans, the carrying amount of the loan is reduced by an allocation of the allowance for loan losses. Such allocation is based on management's loan classification system which is designed to measure the credit risk inherent in each classification category. The estimated fair value of performing fixed rate loans is the carrying value of such loans, reduced by an allocation of the allowance for loan losses. The estimated fair value of performing variable rate loans is the carrying value of such loans, reduced by an allocation of the allowance for loan losses. The estimated fair value of performing fixed rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the interest rate risk inherent in the loan, reduced by an allocation of the allowance for loan losses. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. There were no significant nonperforming loans at December 31, 1995 and 1994.

  The estimated fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, savings, NOW accounts and money market accounts, is equal to the amount payable on demand. The fair value of interest-bearing time deposits is based on the discounted value of contractual cash flows of such deposits. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

  The estimated fair value of letters of credit and commitments to extend credit is based on the fees currently charged to enter into similar agreements. The aggregate of these fees is not material.

 Limitations

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

                    SHAWNEE BANK SHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                               ASSETS
                               ------
Cash and due from banks.............................................. $   8,687
Federal funds sold...................................................     6,800
Investment securities held-to-maturity:
  United States treasury.............................................    28,392
  United States government agencies..................................    47,941
  Obligations of states and political subdivisions and other securi-
   ties..............................................................     7,101
                                                                      ---------
    Total investment securities held-to-maturity.....................    83,434
                                                                      ---------
Loans, net...........................................................   100,157
Less allowance for loan losses (note 2)..............................     3,135
                                                                      ---------
    Net loans........................................................    97,022
                                                                      ---------
Bank premises and equipment, net.....................................     1,697
Other assets.........................................................     2,519
                                                                      ---------
                                                                      $ 200,159
                                                                      =========
                LIABILITIES AND STOCKHOLDERS' EQUITY
                ------------------------------------
Deposits:
  Noninterest bearing demand......................................... $  33,186
  Interest-bearing demand............................................    32,502
  Money market.......................................................    26,686
  Savings............................................................    22,791
  Time, $100,000 and greater.........................................     7,647
  Time, other........................................................    54,058
                                                                      ---------
    Total deposits...................................................   176,870
Accrued expenses and other liabilities...............................       419
                                                                      ---------
    Total liabilities................................................   177,289
                                                                      ---------
Minority interest in net assets of subsidiary bank...................     3,622
                                                                      ---------
Stockholders' equity:
  Preferred stock, 7% cumulative, $55 par value; authorized 40,000
   shares; issued 20,941 shares......................................     1,152
  Common stock, $1 par value; authorized 60,000 shares; issued 46,134
   shares............................................................        46
  Capital surplus....................................................       395
  Retained earnings..................................................    17,776
                                                                      ---------
                                                                         19,369
  Less treasury stock, at cost (1,210 shares of common stock)........       121
                                                                      ---------
    Total stockholders' equity.......................................    19,248
Commitments.......................................................... $ 200,159
                                                                      =========

          See accompanying notes to consolidated financial statements.

                    SHAWNEE BANK SHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF EARNINGS

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                1996     1995
                                                               -------  ------
Interest income:
  Loans....................................................... $ 7,542   8,146
  Investment securities:
    United States treasury....................................   1,075     898
    United States government agencies.........................   2,224   1,797
    Obligations of states and political subdivisions and other
     securities...............................................     238     212
  Federal funds sold..........................................     423     289
                                                               -------  ------
      Total interest income...................................  11,502  11,342
                                                               -------  ------
Interest expense:
  Deposits....................................................   4,388   4,155
  Borrowings..................................................      38      50
                                                               -------  ------
      Total interest expense..................................   4,426   4,205
                                                               -------  ------
      Net interest margin.....................................   7,076   7,137
Provision for loan losses (note 2)............................     363     963
                                                               -------  ------
      Net interest margin after provision for loan losses.....   6,713   6,174
                                                               -------  ------
Other income:
  Service charges on deposit accounts.........................     522     541
  Credit card income..........................................     326     306
  Other real estate operations, net...........................      (2)    (52)
  Other.......................................................     293     345
                                                               -------  ------
      Total other income......................................   1,139   1,140
                                                               -------  ------
Other expenses:
  Salaries and benefits.......................................   2,584   2,471
  Data processing.............................................     442     525
  Net occupancy...............................................     283     255
  Furniture and equipment.....................................     188     206
  Deposit insurance premiums..................................       2     182
  Stationery and supplies.....................................     149     102
  Minority interest in net earnings of subsidiary bank........     338     282
  Other.......................................................     992     886
                                                               -------  ------
      Total other expenses....................................   4,978   4,909
                                                               -------  ------
      Earnings before income taxes............................   2,874   2,405
Income taxes..................................................   1,156     959
                                                               -------  ------
      Net earnings............................................ $ 1,718   1,446
                                                               =======  ======
Earnings per share............................................ $ 36.90   30.84
                                                               =======  ======
Average common shares outstanding.............................  44,924  44,924
                                                               =======  ======

          See accompanying notes to consolidated financial statements.

                    SHAWNEE BANK SHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                               1996     1995
                                                             --------  -------
Cash flows from operating activities:
  Net earnings.............................................. $  1,718    1,446
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Provision for loan losses...............................      363      963
    Depreciation and amortization...........................      146      120
    Minority interest in net earnings of subsidiary bank....      338      282
    Premium amortization and discount accretion on
     investment securities, net.............................       41       25
    Loss on sales of other real estate, net.................        7       42
    Net increase (decrease) in accrued interest and other
     assets.................................................      610     (200)
    Net decrease in accrued expenses and other liabilities..     (841)    (667)
                                                             --------  -------
      Net cash provided by operating activities.............    2,382    2,011
                                                             --------  -------
Cash flows from investing activities:
  Net decrease in loans.....................................    5,125    5,700
  Purchases of investment securities........................  (34,343) (23,830)
  Proceeds from maturities of investment securities.........   23,126   20,330
  Purchases of bank premises and equipment..................      (27)    (364)
  Proceeds from sales of other real estate..................      197      795
                                                             --------  -------
      Net cash provided by (used in) investing activities...   (5,922)   2,631
                                                             --------  -------
Cash flows from financing activities:
  Net increase in time deposits.............................    1,341    1,127
  Net increase (decrease) in other deposits.................    3,018   (7,901)
                                                             --------  -------
      Net cash provided by (used in) financing activities...    4,359   (6,774)
                                                             --------  -------
      Increase (decrease) in cash and cash equivalents......      819   (2,132)
Cash and cash equivalents at beginning of period............   14,668   12,403
                                                             --------  -------
Cash and cash equivalents at end of period.................. $ 15,487   10,271
                                                             ========  =======
Supplemental data:
  Interest paid............................................. $  4,434    4,181
                                                             ========  =======
  Income taxes paid, net of refunds......................... $  1,265    1,168
                                                             ========  =======
  Loans transferred to other real estate.................... $      7      543
                                                             ========  =======
  Loans made to facilitate sales of other real estate....... $     38      --
                                                             ========  =======

          See accompanying notes to consolidated financial statements.

                   SHAWNEE BANK SHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1996
                                  (UNAUDITED)

(1) PRINCIPLES OF CONSOLIDATION AND PRESENTATION

  The accompanying consolidated financial statements include the accounts of Shawnee Bank Shares, Inc. and its wholly-owned subsidiary (the Company). All significant intercompany accounts and transactions have been eliminated.

  The unaudited consolidated balance sheet as of September 30, 1996 and the related unaudited consolidated statements of earnings and cash flows for the nine months ended September 30, 1996 and 1995 have been prepared in a manner consistent with the Company's annual audited financial statements. Management believes that all adjustments (all of which are normal and recurring in nature) have been reported to the best of its knowledge and that the unaudited financial information fairly presents the financial condition and results of operations and cash flows of the Company in accordance with generally accepted accounting principles.

(2) ALLOWANCE FOR LOAN LOSSES

  The following is a summary of the allowance for loan losses for the nine months ended September 30, 1996 and 1995 (in thousands):

                                                                   1996   1995
                                                                  ------  -----
   Balance, January 1............................................ $2,782  1,814
   Provision for loan losses.....................................    363    963
   Charge-offs, net of recoveries................................    (10)   (64)
                                                                  ------  -----
   Balance, September 30......................................... $3,135  2,713
                                                                  ======  =====

  At September 30, 1996, interest income was not being recognized on an accrual basis for loans with an outstanding balance of $453,000.

(3) INCOME PER COMMON SHARE

  Income per common share data is based on the weighted average number of common shares outstanding during the interim periods. Cumulative preferred stock dividends are subtracted from net earnings to arrive at income attributable to common stockholders.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 351.355 of the Missouri Revised Statutes (1986) allows indemnification of corporate directors and officers by a corporation under certain circumstances as therein specified against liabilities, expenses, counsel fees and costs reasonably incurred in connection with or arising out of any action, suit, proceeding or claim in which such person is made a party by reason of such person being or having been such director or officer.

  Section 351.355 also permits such persons to seek indemnification under any applicable bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Section 351.355 also permits corporations to maintain insurance for officers and directors against liabilities incurred while acting in such capacities whether or not the corporation would be empowered to indemnify such persons under this section.

  There is also in effect a bylaw provision entitling officers and directors to be indemnified by Commerce from and against any and all of the expenses, liabilities or other matters covered by said provision. Commerce has executed a security agreement pursuant to which securities with a market value of approximately $10,000,000 have been pledged to an agent to collateralize the obligations of Commerce under this bylaw provision.

ITEM 21. EXHIBITS

  The following exhibits are filed herewith or incorporated herein by reference. Documents designated by an asterisk (*) are incorporated by reference pursuant to Rule 411 of the Securities Act of 1933, as amended.

 EXHIBIT
 NUMBER
 -------
  2      Agreement and Plan of Reorganization dated the 16th day of January,
         1997, among the Registrant, CBI-Kansas, Inc., Shawnee Bank Shares,
         Inc. and The Shawnee State Bank (included as Annex A to the
         Prospectus).
  4(a)*  Restated Articles of Incorporation, as currently amended, were filed in the quarterly report on Form 10-Q for the quarter ended June 30,
         1996, and the same are hereby incorporated by reference.
  4(b)*  Restated By-Laws, as currently amended, were filed in the quarterly report on Form 10-Q for the quarter ended June 30, 1996, and the same are hereby incorporated by reference.
  4(c)*  Shareholder Rights Plan contained in an Amended and Restated Rights
         Agreement was filed on Form 8-A12G/A dated June 7, 1996, and the same is hereby incorporated by reference.
  4(d)*  Form of Rights Certificate and Election to Exercise was filed on Form
         8-A12G/A dated June 7, 1996, and the same is hereby incorporated by reference.
  4(e)*  Form of Certificate of Designation of Preferred Stock was filed on
         Form 8-A12G/A dated June 7, 1996, and the same is hereby incorporated by reference.
  5      Opinion of Blackwell Sanders Matheny Weary & Lombardi L.C.
  8      Opinion of Blackwell Sanders Matheny Weary & Lombardi L.C.
 10(a)*  Commerce Bancshares, Inc. Executive Incentive Compensation Plan--
         Amendment and Restatement of December 3, 1993, was filed in quarterly report on Form 10-Q dated August 5, 1994, and the same is hereby incorporated by reference.

 EXHIBIT
 NUMBER
 -------
 10(b)*  Copy of Commerce Bancshares, Inc. Incentive Stock Option Plan as
         adopted on April 16, 1996, was filed in annual report on Form 10-K dated March 30, 1987, and the same is hereby incorporated by reference.
 10(c)*  Copy of Commerce Bancshares, Inc. 1987 Non-Qualified Stock Option
         Plan, and now captioned the Commerce Bancshares, Inc. 1996 Non-
         Qualified Stock Option Plan, as amended and restated in its entirety on April 19, 1996, was filed in quarterly report on Form 10-Q dated
         August 9, 1995, and the same is hereby incorporated by reference.
 10(d)*  Commerce Bancshares, Inc. Stock Purchase Plan for Non-Employee
         Directors dated July 1, 1989 was filed on Form 10-Q for the quarterly period ended June 30, 1989, and the same is hereby incorporated by reference.
 10(e)*  Copy of Security Agreement with respect to Directors and Officers
         Liability was filed in quarterly report on Form 10-Q dated July 30,
         1986, and the same is hereby incorporated by reference.
 10(f)*  Copy of Supplemental Retirement Income Plan established by Commerce
         Bancshares, Inc. for James M. Kemper, Jr. was filed in annual report on Form 10-K dated March 6, 1992, and the same is hereby incorporated by reference.
 10(g)*  Copy of Agreement between Commerce Bancshares, Inc. and James M.
         Kemper, Jr. relating to the provision of consulting and other services by James M. Kemper, Jr. for Commerce Bancshares, Inc. was filed in annual report on Form 10-K dated March 6, 1992, and the same is hereby incorporated by reference.
 10(h)*  Copy of 1996 Incentive Stock Option Plan was filed in quarterly report on Form 10-Q dated August 9, 1995, and the same is hereby incorporated by reference.
 10(i)*  Copy of Commerce Executive Retirement Plan was filed in annual report on Form 10-K dated March 8, 1996, and the same is hereby incorporated by reference.
 21*     The list of subsidiaries of Commerce was filed in annual report on
         Form 10-K dated March 8, 1996, and the same is hereby incorporated by reference.
 23(a)   Consent of KPMG Peat Marwick LLP.
 23(b)   Consent of KPMG Peat Marwick LLP.
 23(c)   Consents of Blackwell Sanders Matheny Weary & Lombardi L.C. (included in Exhibits 5 and 8).
 24      Powers of Attorney.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (1) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (3) That, every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (section 230.415 of this chapter), will be filed as part of an amendment of the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KANSAS CITY, STATE OF MISSOURI, ON FEBRUARY 14, 1997.

                                          Commerce Bancshares, Inc.

                                                  /s/ Jeffery D. Aberdeen
                                          By: _________________________________
                                              JEFFERY D. ABERDEEN CONTROLLER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON FEBRUARY 14, 1997.

              SIGNATURE                        TITLE                 DATE

       /s/ Jeffery D. Aberdeen         Controller
-------------------------------------   (Principal
         JEFFERY D. ABERDEEN            Accounting Officer)

         /s/ David W. Kemper           Chairman of the
-------------------------------------   Board, President
           DAVID W. KEMPER              and Chief Executive
                                        Officer (Principal
                                        Executive Officer)
                                        and Director

         /s/ A. Bayard Clark           Executive Vice
-------------------------------------   President and
           A. BAYARD CLARK              Principal Financial
                                        Officer

Giorgio Balzer
Fred L. Brown
James B. Hebenstreit
David W. Kemper
                                              A majority of the Board of
James M. Kemper, Jr.                           Directors*
Jonathan M. Kemper
Terry O. Meek
Robert H. West


       /s/ Jeffery D. Aberdeen
By: _________________________________  as attorney-in-fact
  (JEFFERY D. ABERDEEN ATTORNEY-IN-     for the above
                FACT)                   officers and
                                        directors marked by
                                        an asterisk.